As filed with the Securities and Exchange Commission on April 18, 2002
                                                    Registration No. 333-58882

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                       POST-EFFECTIVE AMENDMENT NUMBER 1


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933

                           _______________________

                     ML JWH STRATEGIC ALLOCATION FUND L.P.
            (Exact name of registrant as specified in its charter)

       Delaware                       6799                      13-3887922
(State of Organization)   (Primary Standard Industrial        (IRS Employer
                           Classification Code Number)    Identification Number)

                      c/o MLIM Alternative Strategies LLC
                          Princeton Corporate Campus
                            800 Scudders Mill Road
                                  Section 2G
                         Plainsboro, New Jersey 08536
                                (800) 765-0995
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Steven B. Olgin
                        MLIM Alternative Strategies LLC
                          Princeton Corporate Campus
                            800 Scudders Mill Road
                                  Section 2G
                         Plainsboro, New Jersey 08536
                                (800) 765-0995
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           _______________________

                                  Copies to:

        David R. Sawyier                               Joshua B. Rovine
   Sidley Austin Brown & Wood                   Sidley Austin Brown & Wood LLP
         Bank One Plaza                                875 Third Avenue
    Chicago, Illinois 60603                        New York, New York 10022

                           _______________________

       Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement

                           _______________________

===============================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     This Post-Effective Amendment Number 1 constitutes Post-Effective Amendment No. 4 with respect to Registration Statement No. 333-47439, and Post-Effective Amendment No. 3 with respect to Registration Statement No. 333-75299
===============================================================================

                     ML JWH STRATEGIC ALLOCATION FUND L.P.

                             Cross Reference Sheet


Item
 No.                                                                            Prospectus Heading
----                                                                   -------------------------------------

1.       Forepart of the Registration
         Statement and Outside Front Cover
         Page of Prospectus.....................................       Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus....................................       Inside Cover Page; Table of Contents

3.       Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges.....................       Summary; Risk Factors

4.       Use of Proceeds........................................       How the Fund Works

5.       Determination of Offering Price........................       Inside Cover Page; How the Fund Works

6.       Dilution...............................................       Not Applicable

7.       Selling Security Holders...............................       Not Applicable

8.       Plan of Distribution...................................       Inside Cover Page; How the Fund Works

9.       Description of Securities to Be
         Registered.............................................       Cover Page; Summary; The Role of Managed Futures in
                                                                       Your Portfolio; How the Fund Works; Summary of the
                                                                       Limited Partnership Agreement

10.      Interests of Named Experts and Counsel ................       Lawyers; Accountants

11.      Information with Respect to the
         Registrant.............................................       Summary; Risk Factors; John W. Henry & Company, Inc.;
                                                                       The Role of Managed Futures in Your Portfolio; MLIM
                                                                       Alternative Strategies LLC; Litigation; Conflicts of
                                                                       Interest; Summary of the Limited Partnership Agreement;
                                                                       Index to Financial Statements
12.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities............................................       Not Applicable


                                   PART ONE
                              DISCLOSURE DOCUMENT
                     ML JWH Strategic Allocation Fund L.P.

                                   1,600,000

                           Limited Partnership Units

The Fund

Trades in the U.S. and international futures and forward markets.

Seeks, through speculative trading, substantial, long-term capital appreciation.

May provide a valuable element of diversification to a traditionally structured portfolio.

Began trading on July 15, 1996 with an initial capitalization of $102 million; as of February 28, 2002, the Fund's capital was $241,350,951.


The General Partner

MLIM Alternative Strategies LLC

The hedge funds, funds of funds and managed futures sponsor within Merrill Lynch Investment Managers, L.P.

As of February 28, 2002, there was approximately $3.2 billion in alternative investment assets under management worldwide to which the General Partner served as either manager or sponsor.

The Trading Advisor

John W. Henry & Company, Inc. ("JWH(R)"), a professional managed futures advisor, allocates the Fund's assets across multiple JWH trading programs.

The Units

As of February 28, 2002, the Net Asset Value per Unit had increased by approximately 62% since the Fund began trading on July 15, 1996 -- a compounded annualized rate of return of approximately 9%. The Fund had a peak-to-trough drawdown of approximately 24% between July 1, 1999 and September 30, 2000, but achieved approximately a 40% return between October 1, 2000 and December 31, 2000. Past performance is not necessarily indicative of future results.
Units are available on the first day of each month.
This is a best efforts offering. The selling agent is not required to sell any specific number of additional Units. No minimum number of Units needs to be sold for Units to be issued as of the beginning of any month.

The Risks

     These are speculative securities. Before you decide whether to invest, read this entire Prospectus carefully and consider The Risks You Face beginning on page 9.

o The Fund is speculative and leveraged. The face amount of the Fund's open positions can be as much as 6 to 15 times the Fund's total equity.
o Performance has been volatile. The Net Asset Value per Unit has fluctuated as much as approximately 17% in a single month.
o    You could lose all or substantially all of your investment in the Fund.
o The use of a single advisor applying generally similar trading programs could mean lack of diversification and high risk.
o JWH has total trading authority over the Fund's futures and forward trading.
o The Fund's substantial expenses must be offset by trading profits and interest income.
o The Fund trades to a substantial degree on non-U.S. markets which are not subject to the same regulations as are their U.S. counterparts.
o Investors are required to make representations and warranties in connection with their investment. Each investor is encouraged to discuss the investment with his/her individual financial, legal and tax adviser.
o There is no market for the Units, and they may only be redeemed as of the end of a calendar month.

Minimum Investments
First-time investors:                     IRAs, other tax-exempt accounts and
                                          existing investors:
         $5,000                           $2,000

     (Investors will purchase the largest number of whole Units possible at the purchase date Net Asset Value per Unit.)
                           _______________________

    This Prospectus is in two parts: a disclosure document and a statement of additional information.
    These parts are bound together, and both contain important information.
                           _______________________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF  THESE  SECURITIES OR
        DETERMINED  IF  THIS  PROSPECTUS  IS TRUTHFUL OR COMPLETE.  ANY
           REPRESENTATION  TO  THE CONTRARY IS A CRIMINAL OFFENSE.
            THE  COMMODITY  FUTURES  TRADING  COMMISSION HAS NOT
               PASSED UPON THE MERITS OF PARTICIPATING IN THIS
                   POOL NOR HAS THE COMMISSION PASSED ON THE
                         ADEQUACY OR ACCURACY OF THIS
                             DISCLOSURE DOCUMENT.
              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                                 Selling Agent
                        MLIM ALTERNATIVE STRATEGIES LLC
                                General Partner

                                  May __, 2002

                      COMMODITY FUTURES TRADING COMMISSION
                            RISK DISCLOSURE STATEMENT

     YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.


     FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGES 34 TO 37 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 8.

     THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 9 TO 13.


     YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

                           _______________________

     This Prospectus does not include all of the information or exhibits in the Fund's Registration Statement. You can read and copy the entire Registration Statement at the Public Reference Facilities maintained by the SEC in Washington, D.C.

     The Fund files Quarterly and Annual Reports with the SEC. You can read and copy these reports at the SEC Public Reference Facilities in Chicago, New York or Washington, D.C. Please call the SEC at 1-800-SEC-0300 for further information.

     The Fund's filings are posted at the SEC website at http://www.sec.gov.

                           _______________________

                        MLIM ALTERNATIVE STRATEGIES LLC
                                General Partner
                          Princeton Corporate Campus
                                  Section 2G
                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
                                (866) MER-ALTS

                                 ORGANIZATIONAL CHART

                    ML JWH STRATEGIC ALLOCATION FUND L.P.



                                             ----------------------------------
                                            |          Merrill Lynch            |
                                            |           & Co., Inc.             |
                                            |             ML & Co.              |
                                             ----------------------------------
                     Wholly-owned                        |     |
             --------------------------------------------|     |----------------------------
            |                          |                                                    |
 ------------------------    ---------------------                               -----------------------
| Merrill Lynch, Pierce, |  |    Merrill Lynch    |                             |     Merrill Lynch     |
|     Fenner & Smith     |  | International & Co. |                             | Investment Managers,  |
|      Incorporated      |  |                     |                             |          L.P.         |
|         MLPF&S         |  |                     |                             |          MLIM         |
 ------------------------    ---------------------                               -----------------------
     |   |                    Wholly-  |                                           Wholly-  |
     |   |                      owned  |                                             owned  |
     |   |                   ---------------------                               -----------------------
     |   |                  |    Merrill Lynch    |                             |          MLIM         |
     |   |                  | International Bank  |                             |       Alternative     |
     |   |                  |         MLIB        |                             |     Strategies LLC    |
     |   |                   ---------------------                              |       MLIM AS LLC     |
     |   |                             |                                        |     (formerly MLIP)   |
     |   |                             |                                         -----------------------
     |   |                             |                                                    | General Partnership
     |   |                             |                                                    | Interest
     |   |                             |                                         -----------------------
     |   |                             |                                        |   ML JWH Strategic    |
     |   |  Selling Agreement          |                                        |       Allocation      |
     |    ----------------------------------------------------------------------|        Fund L.P.      |
     |                                 |                                        |          Fund         |
     |                                 |                                         -----------------------
     |                                 |                                                    |
     |                                 |                                                    |
     |                                 |   Futures Trading Customer Agreement    -----------------------
      --------------------------------------------------------------------------|    ML JWH Strategic   |
                                       |                                        |     Joint Venture     |
                                       |      Currency Trading Agreements       |   The Fund's Trading  |
                                        ----------------------------------------|         Account       |
                                                                                 -----------------------
                                                                                            |
                                                                                            |
                                                                                 -----------------------
                                                                                |     John W. Henry     |
                                                                                |    & Company, Inc.    |
                                                                                |    Trading Advisor    |
                                                                                 -----------------------
                                                                                            |
                                                                                            |
                                                                                 -----------------------
                                                                                |        U.S. and       |
                                                                                |     International     |
                                                                                |    Futures Markets    |
                                                                                 -----------------------


     Other than John W. Henry & Company, Inc., all of the entities indicated in the Organizational Chart are Merrill Lynch affiliates. See "Conflicts of Interest" beginning at page 53 and "Transactions between Merrill Lynch and the Fund" at page 56.

     For convenience, ML&Co. and entities affiliated with it are sometimes collectively referred to as "Merrill Lynch."

                      ML JWH STRATEGIC ALLOCATION FUND L.P.

Contents
                                   PART ONE
                                   --------
                               DISCLOSURE DOCUMENT


Summary......................................................................3
The Risks You Face...........................................................9
How the Fund Works..........................................................13
Performance of the Fund.....................................................15
Selected Financial Data.....................................................19
Selected Quarterly Financial Data (Unaudited)...............................20
Management's Analysis of Operations.........................................21
Quantitative and Qualitative Disclosures
    About the Fund's Market Risk ...........................................26
Interest Income Arrangements................................................31
Net Asset Value.............................................................33
Analysis of Fees and Expenses Paid by the Fund..............................34
Managed Futures Funds in General............................................37
The Role of Managed Futures in Your Portfolio...............................38
JWH Trading Programs........................................................44
John W. Henry & Company, Inc................................................48
JWH Principals..............................................................54
MLIM Alternative Strategies LLC.............................................57
Litigation..................................................................59
Conflicts of Interest.......................................................60
Transactions Between Merrill Lynch and the Fund ............................63
Summary of the Limited Partnership Agreement................................64
Tax Consequences............................................................65
Selling Commissions.........................................................67
Lawyers; Accountants........................................................68
Financial Statements........................................................69



                                   PART TWO
                                   --------
                       STATEMENT OF ADDITIONAL INFORMATION


Futures Markets and Trading Methods..........................................1
Supplemental Performance of the Fund.........................................3
Exhibit A -- Fifth Amended and Restated
     Limited Partnership Agreement........................................LPA-i
Exhibit B -- Subscription Requirements.....................................SR-1
Exhibit C -- Subscription Instructions.....................................SA-i


Summary
The Fund

     ML JWH Strategic Allocation Fund L.P. is a limited partnership which trades in a wide range of U.S. and international futures and forward markets with the objective of achieving, through speculative trading, substantial long-term capital appreciation. If successful, the Fund can improve the risk/reward profile of an overall portfolio by providing both profits and performance non-correlated to the general U.S. stock and bond markets. MLIM Alternative Strategies LLC ("MLIM AS LLC") is the Fund's general partner. John
W. Henry & Company, Inc. ("JWH(R)") is its trading advisor.

JWH(R) and Its Programs

JWH


     JWH has been the sole trading advisor for the Fund since inception. JWH manages capital in futures, swaps and forward markets for international banks, brokerage firms, pension funds, institutions and high net worth individuals. JWH trades a wide range of futures and forward contracts -- over 60 markets as of the date of this Prospectus -- on a 24-hour basis in the United States, Europe and Asia. JWH is one of the largest managed futures advisors in terms of assets under management, trading approximately $1.1 billion in client capital as of February 28, 2002.


The Fund Uses Multiple JWH Programs

     JWH makes use of a combination of trading programs to manage the Fund, an approach JWH calls the JWH Strategic Allocation Program. There are no formal JWH policies that determine the individual programs used for the Fund.

The Fund's Current Programs


     As of February 28, 2002, JWH allocated the Fund's assets among nine of its ten active trading programs (JWH also operates two multi-program composites) as listed below.

                       February 28, 2002 Fund Allocations
                               Among JWH Programs


     Due to performance differences, the following portfolio allocations may differ from the cash allocations among the programs. JWH changes the programs and the allocations used for the Fund from time to time.


                                                  % of
Name of Program                               Fund Assets

Financial and Metals Portfolio                    17.5%
Original Investment Program                       17.5%
Global Financial Portfolio                        15.0%
JWH GlobalAnalytics(R)(TM)Family of Programs      12.5%
International Foreign Exchange Program            10.0%

Global Diversified Portfolio                      10.0%
G-7 Currency Portfolio                             7.5%
Dollar Program                                     5.0%
Worldwide Bond Program                             5.0%

      Total                                      100.0%
                                                 ======

[Pie Chart - Fund Allocations Among JWH Programs]

Historical Allocation Changes

[Graph - Historical Allocation Changes]


The JWH Programs Are Systematic and Trend-Following, Computerized Systems

     JWH programs include the computerized system which generates the trading signals and applies the risk management principles. See "JWH Trading Programs" beginning at page 44.


     The mathematical models used by the programs are technical systems, generating trading signals on the basis of statistical research into past market prices. JWH does not attempt to analyze underlying economic factors, identify mispricings in the market or predict future prices. Its analysis focuses exclusively on past price movements.

     As a trend-following advisor, JWH's objective is to participate in major price trends -- sustained price movements either up or down. Such price trends may be relatively infrequent. Trend-following advisors anticipate that over half of their positions will be unprofitable. Their strategy is based on making sufficiently large profits from the trends which they identify and follow to generate overall profits despite the more numerous but, hopefully, smaller losses incurred on the majority of their positions.


     See "The Risks You Face" beginning at page 9.


Markets Traded by the JWH Programs for the Fund

     The JWH programs emphasize trading currencies and financial instruments, but participate in most major sectors of the global economy. The following markets are traded if and when contract liquidity, legal constraints, market conditions and data reliability standards meet JWH's specifications:


Currencies
-------------------------------------------------------------
                                  New Zealand Dollar
Australian Dollar                 Norwegian Krone
British Pound                     Polish Zloty
Canadian Dollar                   Singapore Dollar
Czech Krona                       South African Rand
Euro                              Swedish Krone
Japanese Yen                      Swiss Franc
Mexican Peso                      Thai Bhat

Financial Instruments
--------------------------------------------------------------
                                  Euribor
Australian                        Euroswiss
   (90-day) Bank Bills            Euroyen
Australian                        Federal Funds
   (3-year and 10-year)           German Bonds
   Treasury Bonds                 Japanese Bonds
Bobl                              Schatz (2-year German Bonds)
Canadian Bankers Acceptances      U.K. Long "Gilts"
Canadian Bonds                    U.K. Short Sterling
Eurobond                          U.S. 2-year Treasury Notes
EuroBund                          U.S. 5-year Treasury Notes
Eurodollar                        U.S. 10-year Treasury Notes
                                  U.S. Treasury Bonds


Stock Indices
-------------------------------------------------------------
Australian All                  FTSE 100 (UK)
   Ordinaries Index             Nasdaq 100
DAX (German)                    Nikkei 225 Index
Eurostoxx                          (Japan)
                                S&P 500 Stock Index


Metals
-------------------------------------------------------------
                                Platinum
Aluminum                        Silver
Copper                          Tin
Gold                            Zinc
Lead
Nickel


Agricultural Products
-------------------------------------------------------------
                                Soybeans
Cattle                          Soymeal
Cocoa                           Soy Oil
Coffee                          Sugar
Corn                            Wheat
Cotton
Hogs


Energy
-------------------------------------------------------------

Brent Crude                     Natural Gas
Crude Oil                       No. 2 Heating Oil
Gas Oil                         Unleaded Gasoline


     There is no way to predict which markets the Fund will trade or what its relative commitments to the different markets will be.


     As of February 28, 2002, the Fund had approximately the following market sector commitments.

Currencies                                               39%
Financial Instruments                                    26%
Agricultural Products and Energy                         18%
Stock Indices                                            10%
Metals                                                    7%

     The Fund's market sector weightings vary significantly over time.

     [Chart - Average Sector Allocations (July 1996-February 2002]

     The sector allocation is based on the minimum margin required, as set by the exchange where the contract is traded, for all open positions in a representative account. In an account where forward contracts were traded, IMM equivalent positions were used. In cases were there was no IMM equivalent, 2.5% was used as a representative margin requirement. There margins and relative allocations are subject to change at any time.

     The following chart sets forth the margin allocations across the various market sectors traded by each JWH program traded for the Fund pursuant to the Strategic Allocation Program.

     [Chart - SAP Market Allocations]

     Past performance is not necessarily indicative of future results.

     [Chart - Market sectors traded as of Fenruary 28, 2002]


Varying the Size of the Fund's Market Positions

     JWH attempts to adjust the Fund's position sizes and market exposure to meet its profit and risk-control objectives. Generally, only between 2% and 15% of the face value of a futures or forward position is required as margin to put on the position. Consequently, JWH has considerable flexibility to make significant changes in the size of the Fund's open positions. For example, the margin requirement for the Treasury bond futures contract is only approximately 2% of the face value of each contract. This means that the Fund could acquire, for each $100,000 of Fund capital, positions ranging from a single Treasury bond contract with a face value of $100,000 up to 50 such contracts with a face value of $5,000,000. The greater the market exposure of the Fund, the greater its risk, profit potential and expected performance volatility.

MLIM Alternative Strategies LLC

General

     MLIM Alternative Strategies LLC ("MLIM AS LLC"), the general partner of the Fund (the "General Partner"), is the successor to Merrill Lynch Investment Partners Inc. and an indirect subsidiary of Merrill Lynch & Co., Inc. The General Partner and its affiliates create and manage a variety of alternative investments, including hedge funds, funds of funds, private equity, managed futures and exchange funds. Their capabilities in this field of investment date back as far as 1986 through their predecessor organizations that have been recently combined within the Merrill Lynch Investment Managers ("MLIM") organization. MLIM has dedicated a group of professionals to the construction and distribution of these fund products to institutional and individual high net worth clients worldwide. They are supported by a fully-integrated business organization possessing investment and risk management, sales, marketing, legal, operations, fund accounting and administration, technology interface and client reporting capabilities.


     MLIM Alternative Strategies LLC, a Delaware limited liability company, is general partner and investment manager for a number of hedge funds, funds of funds and managed futures investments. MLIM AS LLC is based in Princeton, New Jersey. MLIM AS LLC is dedicated to the investment process involved in construction and ongoing management of hedge funds and managed futures, which includes manager selection, due diligence, portfolio construction, ongoing monitoring and portfolio supervision.

     As of February 28, 2002, MLIM AS LLC had approximately $3.2 billion in alternative investment assets under management worldwide to which it served as either manager or sponsor.


     MLIM AS LLC, through its predecessor, has been registered with the CFTC as a commodity pool operator and commodity trading advisor since October 1986 and April 1990, respectively, and is a member of the National Futures Association ("NFA") in such capacities. MLIM AS LLC is also registered as an investment adviser and transfer agent with the Securities and Exchange Commission.


     See the organizational chart showing the Merrill Lynch entities at page 2 and "Transactions Between Merrill Lynch and the Fund" at page 63.


Major Risks of the Fund

     The Fund is a speculative investment. It is not possible to predict how the Fund will perform over either the long or short term. The Fund's performance since inception has been highly volatile.

     Investors must be prepared to lose all or substantially all of their investment in the Units.

     There can be no assurance that the past performance of the Fund is indicative of how it will perform in the future.

     JWH's programs have certain basic similarities. The use of a single advisor decreases diversification and increases risk compared to a multi-advisor fund. Although the Fund uses a single trading advisor, it utilizes multiple trading programs and is therefore more diversified than a single advisor, single program fund.

     The performance of the JWH programs is dependent upon market trends of the type that their models are designed to identify. Trendless periods are frequent, and during such periods the Fund has been unprofitable in the past and is unlikely in the future to be profitable.


     The Fund is subject to substantial charges. The Fund must earn overall trading profits and interest income of approximately 7.50% of its average Net Asset Value each year (without deduction for redemption charges) simply to break even after operating expenses.


     Because its performance is entirely unpredictable, there is no way of telling when is a good time to invest in the Fund. Investors have no means of knowing whether they are buying Units at a time when profitable periods are ending, beginning, or not in progress.

     The Net Asset Value per Unit can vary significantly from month to month. The Units are not transferable and may only be redeemed once a month. Because investors must submit irrevocable subscriptions as well as redemption notices at least 10 days before the purchase or redemption of Units, they cannot know the Net Asset Value at which they will acquire or redeem Units at that time. Investors cannot control the maximum losses on their Units because they cannot be sure of the redemption value of their Units.

     As limited partners, investors have no voice in the operation of the Fund; they are entirely dependent on the management of MLIM AS LLC and JWH for the success of their investment.

Fees and Expenses

     Effective October 1, 2000, brokerage commissions were reduced to 5.75% from 7.75%.

     The Profit Share payable to JWH is calculated on a quarterly basis and, consequently, could be substantial even in a breakeven or losing year. The Fund's other significant expenses are its Brokerage Commissions and Administrative Fees. If the Fund's Net Asset Value increases, the absolute dollar amount of these percentage-of-assets fees will also, but they will have the same effect on the Fund's rate of return.

     The Fund's miscellaneous currency trading and commercial paper investment costs are estimated but small.


     Investors also pay redemption charges to MLIM AS LLC (reducing the redemption proceeds otherwise payable to investors).

     In order for an investor to break even on an investment during the first year, an initial investment of $5,000 must earn trading profits of $275.00, or 5.50% (assuming interest income of 2.00% and without including the redemption charge).

                       Breakeven Table
                                                        Twelve-Month
                                                           Dollar
                                                           Amount
                                Twelve- Month             ($5,000
                                 Percentage               Initial
           Expenses                of NAV              Investment)**
                                   ======
Miscellaneous Costs*                 0.25%                 $12.50
Brokerage Commissions                5.75%                $287.50
Administrative Fees                  0.25%                 $12.50
Profit Share*                        1.00%                 $50.00
Interest Income                     (2.00)%              $(100.00)
Ongoing Offering Costs
Reimbursement***                     0.25%                 $12.50
                                     -----                 ------
TWELVE-MONTH
BREAKEVEN WITHOUT
REDEMPTION CHARGE                    5.50%                $275.00
                                     -----                -------

Redemption Charge
(first 12 months only)               3.00%                $150.00

TWELVE-MONTH
BREAKEVEN WITH
REDEMPTION CHARGE                    8.50%                $425.00
                                     -----                -------

______________
* Estimated. Miscellaneous costs include costs incurred in currency trading and investing in commercial paper. The Profit Share is 20% of New Trading Profits quarterly; consequently, a Profit Share could be due in a breakeven or losing year.

**Assumes a constant $5,000 Net Asset Value.


***The Fund will pay its ongoing offering costs; provided that (i) such installments will not in the aggregate exceed the ongoing offering costs actually incurred, and (ii) MLIM AS LLC will absorb all such costs to the extent that they exceed 0.25 of 1% of the Fund's average month-end assets during any fiscal year.


                       See "Analysis of Fees and Expenses
                          Paid by the Fund" at page 34.


Principal Tax Aspects of Owning Units

     Investors are taxed each year on any gains recognized by the Fund whether or not they redeem any Units or receive any distributions from the Fund.


     40% of any trading profits on U.S. exchange-traded contracts are taxed as short-term capital gains at a maximum 38.6% (scheduled to decline to 35% by 2006) ordinary income rate, while 60% of such gains are taxed as long-term capital gains at a 20% maximum rate for individuals. The Fund's trading gains from other contracts will be primarily short-term capital gains. This tax treatment applies regardless of how long an investor holds Units. If, on the other hand, an investor holds a stock or bond for more than 12 months, all the gain realized on its sale would generally be taxed at a 20% maximum rate.

     Losses on the Units may be deducted against capital gains. However, capital losses in excess of capital gains may only be deducted against ordinary income to the extent of $3,000 per year. Consequently, investors could pay tax on the Fund's interest income even though they have lost money on their Units. See "Tax Consequences" beginning at page 65.


An Investment in the Units Should be Considered as a 3 to 5 Year Commitment

     The market conditions in which the Fund has the best opportunity to recognize significant profits occur infrequently. An investor should plan to hold Units for long enough to have a realistic opportunity for a number of such trends to develop.

     MLIM AS LLC believes that investors should consider the Units at least a 3 to 5 year commitment.

See "Exhibit B -- Subscription Requirements."

Is the Fund a Suitable Investment for You?

     You should consider investing in the Fund if you are interested in its potential to produce, over the long-term, enhanced returns that are generally non-correlated to the returns of the traditional debt and equity markets, and if you are prepared to risk significant losses. The Fund is not a complete investment program. MLIM AS LLC offers the Fund as a diversification opportunity, and an investment in the Fund should only represent a limited portion of an investor's overall portfolio.

     Your Financial Advisor can assist you in deciding whether the Units are suitable for you.

     No one should invest more than 10% of their readily marketable assets in the Fund.

The Risks You Face

Possible Total Loss of Your Investment

     You could lose all or substantially all of your investment in the Fund.

The Large Size of the Fund's Trading Positions Increases the Risk of Sudden, Major Losses


     The Fund takes positions with face values which are as much as 6 to 15 times its total equity. Consequently, even small price movements can cause major losses.


Investors Must Not Rely on the Past Performance of the Fund in Deciding Whether to Buy Units

     The performance of the Fund is entirely unpredictable, and the past performance of the Fund is not necessarily indicative of its future results.

     The price data which JWH has researched in developing its programs may not reflect the changing dynamics of future markets. If not, the JWH programs would have little chance of being profitable. An influx of new market participants, changes in market regulation, international political developments, demographic changes and numerous other factors can contribute to once-successful strategies becoming outdated. Not all of these factors can be identified, much less quantified. There can be no assurance that JWH will trade profitably for the Fund.

JWH Analyzes Only Technical Market Data, Not Any Economic Factors External to Market Prices

     The JWH programs focus exclusively on statistical analysis of market prices. Consequently, any factor external to the market itself which dominates prices is likely to cause major losses. For example, a pending political or economic event may be very likely to cause a major price movement, but JWH would continue to maintain positions that would incur major losses as a result of such movement, if its programs indicated that it should do so.

     The likelihood of the Units being profitable could be materially diminished during periods when events external to the markets themselves have an important impact on prices. During such periods, JWH's historical price analysis could establish positions on the wrong side of the price movements caused by such events.

Lack of the Types of Price Trends Which JWH Programs Can Identify Will Cause Major Losses

     The Fund cannot trade profitably unless major price trends occur in at least certain markets that it trades. Many markets are trendless most of the time, and in static markets the JWH programs are likely to incur losses. In fact, JWH expects more than half of its trades to be unprofitable; it depends on significant gains from a few major trends to offset these losses. It is not just any price trend, but price trends of the type which JWH's systems have been designed to identify, which are necessary for the Fund to be profitable.

The Danger to the Fund of "Whipsaw" Markets

     Often, the most unprofitable market conditions for the Fund are those in which prices "whipsaw," moving quickly upward, then reversing, then moving upward again, then reversing again. In such conditions, the programs may establish a series of losing positions based on incorrectly identifying both the brief upward or downward price movements as trends.

The Similarities Among the JWH Programs Reduce Diversification, Increasing the Risk of Loss

     The similarities among the programs reduce the Fund's diversification. The less diversification, the higher the risk that the market will move against a large number of positions held by different programs at the same time, increasing losses.

Overlap of the Markets Traded by JWH Also Reduces Diversification, Increasing the Risk of Loss

     The programs as a group emphasize trading in the financial instrument and currency markets. The degree of market overlap changes with the program mix. However, in general, JWH expects approximately a minimum 50% concentration in these two sectors while the current programs continue to be used for the Fund. Market concentration increases the risk of major losses and unstable Unit values, as the same price movements adversely affect many of the Fund's concentrated positions at or about the same time.


     As it is impossible to predict where price trends will occur, certain trend-following managers attempt to maximize the chance of exploiting such trends by taking positions in as many different markets and market sectors as feasible. The Fund does not follow this approach and, as a result, may not capture trends which would have been highly profitable. See "Summary -- JWH and Its Programs -- Markets Traded by the JWH Programs for the Fund" at pages 4-6.


The JWH Strategic Allocation Program Is Not a Formal Program or System

     The JWH Strategic Allocation Program is not a systematic selection process, and JWH does not apply any formal selection policies or criteria in choosing combinations of programs for the Fund. Such combinations are developed solely on the basis of the subjective market judgment and experience of certain JWH principals. Subjective, judgmental decision-making may be less disciplined and objective than a more systematic method, and there can be no assurance that JWH will select the optimal combinations of programs for the Fund.

The Fund's Substantial Expenses Will Cause Losses Unless Offset by Profits


     The Fund pays fixed annual expenses of 6% of its average month-end assets. Miscellaneous costs, paid as incurred, have equaled approximately 0.25% of the Fund's average month-end assets annually. The Fund is also subject to 20% quarterly Profit Shares during its profitable quarters. Because these Profit Shares are calculated quarterly, they could represent a substantial expense to the Fund even in a breakeven or losing year. Based on MLIM AS LLC's experience with its other funds, MLIM AS LLC expects that approximately 1% of the Fund's average month-end assets might be paid out in Profit Shares even during a losing year. Overall, investors must expect that the Fund will pay about 7.50% per year in expenses, 10.50% including the 3% redemption charge paid by investors in effect through the end of the first twelve months after a Unit is issued; such figures do not take into account any interest earned by the Fund.


     The Fund's expenses could, over time, result in significant losses. Except for the Profit Share, these expenses are not contingent and are payable whether or not the Fund is profitable. See "Summary -- Fees and Expenses" at pages 7-8.

Unit Values Are Unpredictable and Vary Significantly Month-to-Month

     The Net Asset Value per Unit can vary significantly from month to month.

     The only way to take money out of the Fund is to redeem Units. You can only redeem Units at month-end upon at least 10 days' advance notice and subject to possible redemption charges. Investors cannot know at the time they submit a redemption request what the redemption value of their Units will be, and the restrictions imposed on redemptions limit your ability to protect yourself against major losses by redeeming Units.

     Your ability to transfer Units is restricted. There is no market for the Units.

Uncertain Timing of Subscriptions

     Investors are unable to know whether they are subscribing for Units after a significant upswing in the Net Asset Value per Unit -- often a time when the Fund has an increased probability of entering into a losing period.

Investing in the Units Might Not Diversify an Overall Portfolio

     One of the objectives of the Fund is to add an element of diversification to a traditional securities portfolio. While the Fund may perform in a manner largely independent from the general stock and bond markets, there is no assurance that it will do so. An investment in the Fund could increase rather than reduce overall portfolio losses during periods when the Fund as well as stocks and bonds decline in value. There is no way of predicting whether the Fund will lose more or less than stocks and bonds in declining markets. Investors must not consider the Fund to be a hedge against losses in their core securities portfolios.

     Prospective investors should consider whether diversification in itself is worthwhile even if the Fund is unprofitable.

Increased Competition from Other Trend-Following Traders Could Reduce JWH's Profitability


     There has been a dramatic increase over the past 20 years in the amount of assets managed by trend-following trading systems like the JWH programs. In 1980, the amount of assets in the managed futures industry were estimated at approximately $300 million; by the end of 2001, this estimate had risen to approximately $41.3 billion (these figures include trend-following and other advisors). This means increased trading competition. The more competition there is for the same positions, the more costly and harder they are to acquire.

JWH's High Level of Equity Under Management Could Lead to Diminished Returns

     JWH has a significant amount of assets under management. As of January 1, 1990, JWH had approximately $197 million under management; as of February 28, 2002, this figure had risen to approximately $1.1 billion (down from a high of approximately $2.4 billion in September 1998). The more money JWH manages, the more difficult it may be for JWH to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance. Large trades may result in more price slippage than smaller orders.


Illiquid Markets Could Make It Impossible for JWH to Realize Profits or Limit Losses

     In illiquid markets, JWH could be unable to capitalize on trading opportunities or close out losing positions. There are numerous factors which can contribute to market illiquidity, far too many for JWH to be able to predict. There can be no assurance that a market which has been highly liquid in the past will not experience periods of unexpected illiquidity.

     Unexpected market illiquidity has caused major losses in recent years in certain sectors. There can be no assurance that the same will not happen to the Fund from time to time. The large size of the positions which JWH acquires for the Fund increases the risk of illiquidity by both making its positions more difficult to liquidate and increasing the losses incurred while trying to do so.

The Fund Trades Extensively in Foreign Markets; These Markets Are Less Regulated Than U.S. Markets and Are Subject to Exchange Rate, Market Practice and Political Risks

     The programs trade a great deal outside the U.S. From time to time, as much as 30%-50% of the Fund's overall market exposure could involve positions taken on foreign markets. Foreign trading involves risks -- including exchange-rate exposure, possible governmental intervention and lack of regulation -- which U.S. trading does not. In addition, the Fund may not have the same access to certain positions on foreign exchanges as do local traders, and the historical market data on which JWH bases its strategies may not be as reliable or accessible as it is in the United States. Certain foreign exchanges may also be in a more or less developmental stage so that prior price histories may not be indicative of current price dynamics. The rights of clients in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers.


The Fund Could Lose Assets and Have Its Trading Disrupted Due to the Bankruptcy of MLPF&S or Others ======

     The Fund is subject to the risk of MLPF&S, exchange or clearinghouse insolvency. Fund assets could be lost or impounded during lengthy bankruptcy proceedings. Were a substantial portion of the Fund's capital tied up in a bankruptcy, MLIM AS LLC might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities. No MLIM AS LLC fund has ever lost any assets due to the bankruptcy or default of a broker, exchange or clearinghouse, but there can be no assurance that this will not happen in the future.

Regulatory Changes Could Restrict the Fund's Operations

     The Fund implements a speculative, highly leveraged strategy. From time to time there is governmental scrutiny of these types of strategies and political pressure to regulate their activities. For example, foreign governments have from time to time blamed the declines of their currencies on speculative funds and imposed restrictions on speculative trading in certain markets, and the collapse of a major hedge fund in 1998 led to significantly increased regulatory monitoring of the activities of these funds and, to an extent, commodity pools such as the Fund.


     Regulatory changes could adversely affect the Fund by restricting its markets, limiting its trading and/or increasing the taxes to which Unitholders are subject. MLIM AS LLC is not aware of any pending or threatened regulatory developments which might adversely affect the Fund. However, adverse regulatory initiatives could develop suddenly and without notice. The Commodity Futures Modernization Act of 2000 caused major changes in the regulation of futures trading in the United States, the full implications of which are not yet certain.

Premature Termination of the Fund

     MLIM AS LLC may withdraw as general partner from the Fund upon 120 days' notice, which would cause the Fund to terminate unless a substitute general partner were obtained. Other events, such as substantial losses suffered by the Fund, could also cause the Fund to terminate before the expiration of its stated term. This could cause you to liquidate your investments and upset the overall maturity and timing of your investment portfolio.

     The following are not risks but rather important tax features of investing in the Fund which all prospective investors should carefully consider before deciding whether to purchase Units.

Investors Are Taxed Every Year on Their Share of the Fund's Profits -- Not Only When They Redeem as Would Be the Case if They Held Stocks or Bonds

     Investors are taxed each year on their share of the Fund's income and gains, irrespective of whether they redeem any Units.

     All performance information included in this Prospectus is presented on a pre-tax basis; the investors who experienced such performance had to pay the related taxes from other sources.

     Over time, the compounding effects of the annual taxation of the Fund's income are material to the economic consequences of investing in the Fund. For example, a 10% compound annual rate of return over five years would result in an initial $10,000 investment compounding to $16,105. However, if one factors in a 30% tax rate each year (the blended tax rate on many of the futures contracts traded by the Fund is currently 28% (but scheduled to decline to 26% by 2006)), the result would be $14,025.

The Fund's Trading Gains Taxed at Higher Capital Gains Rate


     Investors are taxed on their share of any trading profits of the Fund at both short and long term capital gain rates depending on the mix of U.S. exchange-traded contracts and non-U.S. contracts traded. These tax rates are determined irrespective of how long an investor holds Units. Consequently, the tax rate on the Fund's trading gains may be higher than those applicable to other investments held by an investor for a comparable period.


Tax Could Be Due From Investors on Their Share of the Fund's Interest Income Despite Overall Losses

     Investors may be required to pay tax on their allocable share of the Fund's interest income, even if the Fund incurs overall losses. Trading losses can only be used to offset trading gains and $3,000 of ordinary income (including interest income) each year. Consequently, if an investor were allocated $5,000 of interest income and $10,000 of net trading losses, the investor would owe tax on $2,000 of interest income even though the investor would have a $5,000 loss for the year. The $7,000 capital loss would carry forward, but subject to the same limitation on its deductibility against interest income.

How the Fund Works

Buying Units

     You buy Units as of the first business day of any month at Net Asset Value, but your subscription must be submitted by the 20th day of the preceding month. Subscriptions submitted after the 20th of a month will be applied to Unit sales as of the beginning of the second month after receipt, unless revoked. MLIM AS LLC has no present intention to terminate the offering, but may do so at any time.

     Units are purchased at Net Asset Value. Merrill Lynch officers and employees subscribe at 97% of Net Asset Value. MLIM AS LLC adds the remaining 3% to their subscriptions, so that the Fund receives subscription proceeds of 100% of the Net Asset Value per Unit.

     Only first-time investors need to submit Subscription Agreements, unless the Selling Agent feels it is necessary to reconfirm their suitability in writing. To purchase additional Units, contact your Financial Advisor.

     The minimum purchase for first-time investors is $5,000; $2,000 for IRAs, other tax-exempt accounts and existing investors.

     You may only purchase whole Units. No fractional Units will be issued. Subscription amounts will be used to purchase the largest number of whole Units possible at the purchase date Net Asset Value per Unit. Subscription amounts which cannot be invested in whole Units are never deducted from subscribers' customer securities accounts.

     You must have a Merrill Lynch customer securities account in order to buy Units.

Use of Proceeds

     100% of all subscription proceeds are invested into the Fund. Neither the Fund nor any subscriber pays any selling commissions directly. MLIM AS LLC pays all such commissions as part of the ongoing offering costs of the Fund. In return, MLIM AS LLC receives substantial revenues from the Fund over time.


     The Fund uses subscription proceeds to margin its speculative futures trading, as well as to pay trading losses and expenses. Merrill Lynch retains certain economic benefits from possession of the Fund's assets, as described in more detail under "Interest Income Arrangements" beginning at page 31.


     The Fund's assets are held either in bank custodial accounts or in regulated customer accounts maintained at one or more Merrill Lynch entities.

Redeeming Units

     You can redeem Units monthly. To redeem at month-end, contact your Financial Advisor by the 20th of the month. Financial Advisors may be contacted by telephone; written redemption requests are not required. Your Merrill Lynch customer securities account will be credited with the proceeds within 10 business days of redemption.


     Those limited partners who no longer have a Merrill Lynch account must send their redemption requests in writing (signature guaranteed) directly to MLIM AS LLC, Attention: Mr. Peter Thatch, Princeton Corporate Campus, Section 2E, 800 Scudders Mill Road, Plainsboro, New Jersey 08536.


     The proceeds of Units redeemed 12 months or less from the date of purchase are reduced by a charge of 3% of their redemption date Net Asset Value. This charge is paid to MLIM AS LLC. If a limited partner acquires Units at more than one closing, the Units purchased first by such investor and, accordingly, least likely to be subject to redemption charges, are assumed to be those first redeemed.

Uncertain Subscription and Redemption Value of Units

     The Fund sells and redeems Units at subscription or redemption date Net Asset Value, not at the Net Asset Value as of the date that subscriptions or redemption requests are submitted. Investors must submit irrevocable subscriptions and redemption requests at least 10 days prior to the effective date of subscription or redemption. Because of the volatility of Unit values, this delay means that investors cannot know the value at which they will purchase or redeem their Units.

Possibility of Material Adverse Developments between Redemption Request and Redemption or between Subscription and Acquisition of Units

     Materially adverse changes in the Fund's financial position could occur between the time an investor irrevocably commits to acquire or redeem Units and the time the purchase or redemption is made.

Mandatory Trading Suspension If the Net Asset Value per Unit Falls 50% in One Month or to $50 or Less

     In the event that the Net Asset Value per Unit declines either 50% or more in one month or to $50 or less, the Fund must liquidate all open positions, suspend trading and offer all limited partners an opportunity to redeem their Units before trading resumes. Only if sufficient capital remained in the Fund after any such special redemption date would the Fund continue operations.

Distributions

     No distributions have been made to date, and none are anticipated.

Small Minimum Investment


     By investing in the Fund, you participate in multiple JWH trading programs with a minimum investment of only $5,000; $2,000 for IRAs, other tax-exempt accounts and existing investors.


     A direct investment in a single JWH program would require a minimum commitment of at least $5 million. A prospective investor could trade futures directly or invest in other managed futures accounts (although not under the direction of JWH) for much less than $5 million.

Limited Liability for Fund Investors

     Investors who open individual futures accounts are personally liable for all losses, including margin calls potentially in excess of their investment. As a Unitholder, you can never lose more than your investment and profits.

Administrative Convenience

     MLIM AS LLC provides all administrative services needed for the Fund, including trade processing and financial and tax reporting.

     The Net Asset Value per Unit is available at any time upon request. Contact your Financial Advisor or MLIM AS LLC at (866) 637-2587.


     Investors receive monthly financial summaries and annual audited financial statements.


Performance of the Fund


     The following are the monthly rates of return and the month-end Net Asset Value per Unit from January 1, 1997 through February 28, 2002. There can be no assurance that the Fund will continue to perform in the future the way it has in the past.

                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                      January 1, 1997--February 28, 2002
                    Aggregate Subscriptions: $300,165,021
                     Current Capitalization: $241,350,951
             Worst Monthly Decline (Month/Year): (14.60)% (11/01)
        Worst Peak-to-Valley Decline (Month/Year): (23.34)% (7/99-9/00)
             Net Asset Value per Unit, February 28, 2002: $162.64
             Number of Limited Partners, February 28, 2002: 6117

                  Month                             Monthly Rates of Return                    Month-End NAV per Unit
-------------------------------------------------------------------------------------------------------------------------------
 1997
------------------------------------------- ----------------------------------------- -----------------------------------------
January                                                         3.01%                                  $126.87
------------------------------------------- ----------------------------------------- -----------------------------------------
February                                                       (0.03)                                   126.83
------------------------------------------- ----------------------------------------- -----------------------------------------
March                                                           0.07                                    126.92
------------------------------------------- ----------------------------------------- -----------------------------------------
April                                                          (0.46)                                   126.34
------------------------------------------- ----------------------------------------- -----------------------------------------
May                                                            (3.11)                                   122.41
------------------------------------------- ----------------------------------------- -----------------------------------------
June                                                            0.27                                    122.74
------------------------------------------- ----------------------------------------- -----------------------------------------
July                                                            7.11                                    131.47
------------------------------------------- ----------------------------------------- -----------------------------------------
August                                                         (3.31)                                   127.12
------------------------------------------- ----------------------------------------- -----------------------------------------
September                                                      (0.66)                                   126.28
------------------------------------------- ----------------------------------------- -----------------------------------------
October                                                         2.58                                    129.54
------------------------------------------- ----------------------------------------- -----------------------------------------
November                                                        0.97                                    130.80
------------------------------------------- ----------------------------------------- -----------------------------------------
December                                                        3.52                                    135.40
------------------------------------------- ----------------------------------------- -----------------------------------------
Compound Annual Rate of Return                                  9.93%
-------------------------------------------------------------------------------------------------------------------------------
1998
------------------------------------------- ----------------------------------------- -----------------------------------------
January                                                        (1.51)%                                 $133.35
------------------------------------------- ----------------------------------------- -----------------------------------------
February                                                       (0.66)                                   132.47
------------------------------------------- ----------------------------------------- -----------------------------------------
March                                                           0.77                                    133.48
------------------------------------------- ----------------------------------------- -----------------------------------------
April                                                          (3.38)                                   128.97
------------------------------------------- ----------------------------------------- -----------------------------------------
May                                                             4.04                                    134.18
------------------------------------------- ----------------------------------------- -----------------------------------------
June                                                           (1.54)                                   132.11
------------------------------------------- ----------------------------------------- -----------------------------------------
July                                                           (1.22)                                   130.50
------------------------------------------- ----------------------------------------- -----------------------------------------
August                                                          9.68                                    143.13
------------------------------------------- ----------------------------------------- -----------------------------------------
September                                                       7.53                                    153.91
------------------------------------------- ----------------------------------------- -----------------------------------------
October                                                         0.83                                    155.19
------------------------------------------- ----------------------------------------- -----------------------------------------
November                                                       (8.11)                                   142.61
------------------------------------------- ----------------------------------------- -----------------------------------------
December                                                        8.23                                    154.34
------------------------------------------- ----------------------------------------- -----------------------------------------
Compound Annual Rate of Return                                 14.00%
-------------------------------------------------------------------------------------------------------------------------------
1999
-------------------------------------------------------------------------------------------------------------------------------
January                                                        (2.82)%                                 $149.98
------------------------------------------- ----------------------------------------- -----------------------------------------
February                                                        2.56                                    153.82
------------------------------------------- ----------------------------------------- -----------------------------------------
March                                                          (1.11)                                   152.11
------------------------------------------- ----------------------------------------- -----------------------------------------
April                                                           4.30                                    158.66
------------------------------------------- ----------------------------------------- -----------------------------------------
May                                                            (0.15)                                   158.41
------------------------------------------- ----------------------------------------- -----------------------------------------
June                                                            3.69                                    164.26
------------------------------------------- ----------------------------------------- -----------------------------------------
July                                                           (2.81)                                   159.64
------------------------------------------- ----------------------------------------- -----------------------------------------
August                                                          0.07                                    159.75
------------------------------------------- ----------------------------------------- -----------------------------------------
September                                                      (2.26)                                   156.13
------------------------------------------- ----------------------------------------- -----------------------------------------
October                                                        (7.99)                                   143.66
------------------------------------------- ----------------------------------------- -----------------------------------------
November                                                        2.26                                    146.91
------------------------------------------- ----------------------------------------- -----------------------------------------
December                                                       (0.35)                                   146.40
------------------------------------------- ----------------------------------------- -----------------------------------------
Compound Annual Rate of Return                                 (5.15)%
------------------------------------------- ----------------------------------------- -----------------------------------------
2000
------------------------------------------- ----------------------------------------- -----------------------------------------
January                                                         1.08%                                  $147.98
------------------------------------------- ----------------------------------------- -----------------------------------------
February                                                        1.10                                    149.61
------------------------------------------- ----------------------------------------- -----------------------------------------
March                                                          (4.16)                                   143.39
------------------------------------------- ----------------------------------------- -----------------------------------------
April                                                          (1.59)                                   141.10
------------------------------------------- ----------------------------------------- -----------------------------------------
May                                                            (1.04)                                   139.63
------------------------------------------- ----------------------------------------- -----------------------------------------
June                                                           (3.95)                                   134.11
------------------------------------------- ----------------------------------------- -----------------------------------------
July                                                           (3.56)                                   129.33
------------------------------------------- ----------------------------------------- -----------------------------------------
August                                                          3.65                                    134.06
------------------------------------------- ----------------------------------------- -----------------------------------------
September                                                      (7.26)                                   124.33
------------------------------------------- ----------------------------------------- -----------------------------------------
October                                                         5.66                                    131.37
------------------------------------------- ----------------------------------------- -----------------------------------------
November                                                       13.10                                    148.57
------------------------------------------- ----------------------------------------- -----------------------------------------
December                                                       16.91                                    173.69
------------------------------------------- ----------------------------------------- -----------------------------------------
Compound Rate of Return                                        18.65%
------------------------------------------- ----------------------------------------- -----------------------------------------
2001
------------------------------------------- ----------------------------------------- -----------------------------------------
January                                                        (0.63)%                                 $172.60
------------------------------------------- ----------------------------------------- -----------------------------------------
February                                                       (0.70)                                   171.38
------------------------------------------- ----------------------------------------- -----------------------------------------
March                                                          11.35                                    190.83
------------------------------------------- ----------------------------------------- -----------------------------------------
April                                                          (9.71)                                   172.29
------------------------------------------- ----------------------------------------- -----------------------------------------
May                                                             2.51                                    176.63
------------------------------------------- ----------------------------------------- -----------------------------------------
June                                                           (4.81)                                   168.12
------------------------------------------- ----------------------------------------- -----------------------------------------
July                                                           (4.07)                                   161.28
------------------------------------------- ----------------------------------------- -----------------------------------------
August                                                          6.00                                    170.97
------------------------------------------- ----------------------------------------- -----------------------------------------
September                                                       2.94                                    175.99
------------------------------------------- ----------------------------------------- -----------------------------------------
October                                                         4.20                                    183.39
------------------------------------------- ----------------------------------------- -----------------------------------------
November                                                      (14.60)                                   156.62
------------------------------------------- ----------------------------------------- -----------------------------------------
December                                                        8.52                                    169.97
------------------------------------------- ----------------------------------------- -----------------------------------------
Compound Rate of Return                                        (2.15)%
------------------------------------------- ----------------------------------------- -----------------------------------------
2002
------------------------------------------- ----------------------------------------- -----------------------------------------
January                                                        (0.91)%                                 $168.42
------------------------------------------- ----------------------------------------- -----------------------------------------
February                                                       (3.43)                                   162.64
------------------------------------------- ----------------------------------------- -----------------------------------------
Compound Rate of Return (2 mos.)                               (4.31)%
------------------------------------------- ----------------------------------------- -----------------------------------------

                             CUMULATIVE STATISTICS
                 Correlation Coefficient vs. S&P 500: (0.26) /
                Beta vs. S&P 500: (0.28) / Sharpe Ratio: 0.02
          All financial information relates to the performance of the joint venture between the Fund and JWH, not of the Fund itself.
               See Notes to Performance of the Fund on page 17.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

[Chart - S&P 500 vs. ML JWH SAF]

[Chart - S&P 500 vs. ML JWH SAF vs. Blend]

     These charts represent the performance of the Fund compared to both the S&P 500 and a blend consisting of equal weightings of the Fund and the S&P
500. ARR in these charts means annualized rate of return.

     The NFA requires the following hypothetical disclaimer to appear because no actual account traded using SAF and the S&P 500 blend.

     HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS FREQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM. ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE PROGRAMS WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

Notes to Performance of the Fund


     Monthly Rates of Return are calculated by dividing the Fund's net performance during a month by the Fund's Net Asset Value as of the beginning of such month.


     Compound (Annual) Rate of Return is calculated by compounding the monthly rates of return.


     Worst Peak-to-Valley Decline is the largest decline in the Net Asset Value per Unit without such Net Asset Value per Unit being subsequently equaled or exceeded. For example, if the Net Asset Value per Unit dropped (1)% in each of January and February, rose 1% in March and dropped (2)% in April, the peak-to-valley decline would still be continuing at the end of April in the amount of approximately (3)%, whereas if the Net Asset Value per Unit had risen approximately 2% or more in March, the peak-to-valley decline would have ended as of the end of February at approximately the (2)% level. The period indicated for the Worst Peak-to-Valley Decline is the period beginning with the month when the decline began and ending with the month as of the end of which the lowest Net Asset Value per Unit during the Decline was reached.


     Correlation Coefficient vs. S&P 500: Every investment asset, by definition, has a correlation coefficient of 1.0 with itself; 1.0 indicates 100% positive correlation. Two investments that always move in the opposite direction from each other have a correlation coefficient of -1.0; -1.0 indicates 100% negative correlation. Two investments that perform entirely independently of each other have a correlation coefficient of 0; 0 indicates 100% non-correlation. Since January 1, 1997, the Fund has had a negative correlation coefficient of (0.26) with the S&P 500. This indicates that there has historically been very little relationship between an up or down month for the S&P 500 and an up or down month for the Fund.


     During certain periods, the Fund has been slightly positively correlated to the S&P 500. For the Fund to serve as a diversification from an investor's stock position, the Fund would need to be non-correlated to the S&P 500, and generally the more positively correlated the Fund is to the S&P 500, the less an investment in the Fund constitutes a diversification from the equity markets.


     Beta vs. S&P 500: Beta is a measure of the sensitivity of the returns of the investment to the returns for a benchmark such as the S&P 500. A Beta of
2.0 would generally indicate that for every 1% move up in the S&P 500, the investment moves up 2% on average. Consequently, the Fund's Beta of (0.28) indicates that the Fund's returns since January 1, 1997 are generally unrelated to those of the S&P 500.


     Sharpe Ratio: The Sharpe Ratio compares the annualized rate of return minus the annualized risk-free rate of return to the annualized variability -- often referred to as the "standard deviation" -- of the monthly rates of return. A Sharpe Ratio of 1:1 or higher indicates that, according to the measures used in calculating the Ratio, the rate of return achieved by a particular strategy has equaled or exceeded the risks assumed by such strategy.


     The Fund's 0.02 Sharpe Ratio indicates that to date the Fund's return has been significantly less than its risk, as compared to a "risk-free" 91-day Treasury bill.

                           _______________________


Selected Financial Data

     The following Selected Financial Data is derived from the consolidated financial statements of the Fund for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 which have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon. The following information, as well as the consolidated financial statements of the Fund for the years ended December 31, 2001, 2000 and 1999, is included herein in reliance upon the authority of Deloitte & Touche LLP as experts in auditing and accounting. See "Financial Statements" beginning at page 69.


                                            Jan. 1, 2001      Jan. 1, 2000    Jan. 1, 1999        Jan. 1, 1998       Jan. 1, 1997
                                                 to                to              to                   to                 to
                                           Dec. 31, 2001     Dec. 31, 2000    Dec. 31, 1999      Dec. 31, 1998       Dec. 31, 1997
                                           -------------     -------------    -------------      -------------       -------------
Statement of Operations Data

Revenues:

 Trading Profits (Loss)

          Realized                         $ 43,747,023        $9,945,923       $9,335,723         $35,957,735         $18,820,033

          Change in Unrealized             (35,627,391)        38,113,338      (14,570,342)         12,141,395          10,201,917
                                           -------------     -------------    -------------      -------------       -------------

          Total Trading Results               8,119,632        48,059,261       (5,234,619)         48,099,130          29,021,950

 Interest Income                              9,573,671        17,179,996       17,854,409          12,766,955          12,021,263
                                           -------------     -------------    -------------      -------------       -------------

          Total Revenues                     17,693,303        65,239,257       12,619,790          60,866,085          41,043,213
                                           -------------     -------------    -------------      -------------       -------------

 Expenses:

 Brokerage Commissions                       15,061,052        21,916,843       28,008,137          19,086,026          17,377,236

 Administrative Fees                            654,829           750,433          903,488             615,678             560,556

 Ongoing Offering Costs                              --           174,043          108,777                  --                  --
                                           -------------     -------------    -------------      -------------       -------------

          Total Expenses                     15,715,881        22,841,319       29,020,402          19,701,704          17,937,792
                                           -------------     -------------    -------------      -------------       -------------

 Net Income (Loss) before Profit Share
Allocation and Minority Interest              1,977,422        42,397,938      (16,400,612)         41,164,381          23,105,421

 Profit Share Allocation                     (5,986,223)       (2,594,804)      (4,207,762)         (5,436,351)         (2,640,194)

 Minority Interest in (Income) Loss               3,746          (27,502)            7,926             (19,071)            (12,447)
                                           -------------     -------------    -------------      -------------       -------------

 Net Income (Loss)                           (4,005,055)       $39,775,632    $(20,600,448)         $35,708,959        $20,452,780
                                           =============     =============   ==============      ==============      =============

                                            December 31,      December 31,     December 31,        December 31,       December 31,
Statement of Financial Condition Data           2001             2000              1999               1998*               1997*
                                           -------------     -------------    -------------      -------------       -------------
      Aggregate Partners' Capital           $253,976,990      $283,167,270     $360,219,859        $314,512,911       $223,735,828
      ===========================           ============

          Net Asset Value Per Unit               $169.97           $173.69          $146.40             $154.34            $135.40


*Balance sheet data is based on redemption values which differ immaterially from Net Asset Values as determined under Generally Accepted Accounting Principles ("GAAP") due to the treatment of organizational and initial offering cost reimbursements.

Selected Quarterly Financial Data (Unaudited)
     ML JWH Strategic Allocation Fund L.P.

Net Income by Quarter

Eight Quarters Through December 31, 2001



                           Fourth         Third         Second         First
                          Quarter        Quarter       Quarter        Quarter
                            2001          2001           2001           2001
                         -----------  -------------  -------------  ------------
Total Income             (3,748,265)   15,197,138    (30,596,234)   $36,840,664

Total Expenses            3,765,611     3,802,604      3,942,075     10,188,068
                         -----------  -------------  -------------  ------------
Net Income               (7,513,876)   11,394,534    (34,538,309)    26,652,596
                         ===========  =============  =============  ============
Net Income per Unit          $(5.15)        $7.79        $(22.87)        $16.74
                         ===========  =============  =============  ============

(Table continued)

                           Fourth         Third          Second         First
                           Quarter       Quarter         Quarter       Quarter
                            2000          2000            2000           2000
                         -----------  -------------  -------------  ------------
Total Income             $92,678,768  $(13,686,906)  $(14,195,788)  $  443,183

Total Expenses             6,676,254     5,283,768      6,273,559    7,230,044
                         -----------  -------------  -------------  ------------
Net Income                86,002,514   (18,970,674)   (20,469,347)   (6,786,861)
                         ===========  =============  =============  ============
Net Income per Unit           $48.49        $(9.42)        $(9.18)       $(2.81)
                         ===========  =============  =============  ============

Management's Analysis of Operations


Results of Operations

General

     JWH programs do not predict price movements. No fundamental economic supply or demand analysis is used and no macroeconomic assessments of the relative strengths of different national economies or economic sectors are used. Instead, the programs apply proprietary computer models to analyzing past market data, and from this data alone attempt to determine whether market prices are trending. Technical traders such as JWH base their strategies on the theory that market prices reflect the collective judgment of numerous different traders and are, accordingly, the best and most efficient indication of market movements. However, there are frequent periods during which fundamental factors external to the market dominate prices.

     If JWH's models identify a trend, they signal positions which follow it. When these models identify the trend as having ended or reversed, these positions are either closed out or reversed. Due to their trend-following character, the JWH programs do not predict either the commencement or the end of a price movement. Rather, their objective is to identify a trend early enough to profit from it and to detect its end or reversal in time to close out the Fund's positions while retaining most of the profits made from following the trend.

     In analyzing the performance of JWH's trend-following programs, economic conditions, political events, weather factors, etc., are not directly relevant because only market data has any input into JWH's trading results. Furthermore, there is no direct connection between particular market conditions and price trends. There are so many influences on the markets that the same general type of economic event may lead to a price trend in some cases but not in others. The analysis is further complicated by the fact that the programs are designed to recognize only certain types of trends and to apply only certain criteria of when a trend has begun. Consequently, even though significant price trends may occur, if these trends are not comprised of the type of intra-period price movements which the programs are designed to identify, the Fund may miss the trend altogether.

     The following performance summary outlines certain major price trends which the JWH programs have identified for the Fund since inception. The fact that certain trends were captured does not imply that others, perhaps larger and potentially more profitable trends, were not missed or that JWH will be able to capture similar trends in the future. Moreover, the fact that the programs were profitable in certain market sectors in the past does not mean that they will be so in the future.

     This performance summary is an outline description of how the Fund performed in the past, not necessarily any indication of how it will perform in the future. In addition, the general causes to which certain price movements are attributed may or may not in fact have caused such movements, but simply occurred at or about the same time.

     While there can be no assurance that trading directed by JWH will be profitable under any given market condition, markets in which substantial and sustained price movements occur typically offer the best profit potential for the Fund.

Performance Summary


2001

The Fund's Rate of Return for the year 2001, net of all fees and expenses, was (2.15)%.

        Sector                      Total Trading Results

Interest Rates and
   Stock Indices                        $ 19,655,619
Currencies                                10,770,691
Commodities                                 (285,766)
Metals                                    (3,029,229)
Energy                                   (18,991,683)
                                        -------------
                                        $  8,119,632
                                        =============

     The Fund's overall trading strategy was successful. Gains realized were in the interest rate, stock index and currency sectors while significant losses were realized in the energy sector.

     Interest rate trading was the biggest contributor to the Fund's overall profitability. Bonds generally benefited from the weakness in the equity markets. Gains were realized early on in short-term interest rates on European Central Bank easing and a massive rally in Japanese government bonds as the Japanese economy showed signs of spluttering. Substantial losses occurred mid-year as the EuroBund market and the U.S. interest rate complex proved tough to trade. Gains were realized post September 11, particularly in the European and U.S. sub-sectors.

     Trading in stock indices was profitable. Short positions were profitable as the NASDAQ reached a one-year low in February and the Nikkei 225 reached a 15-year low also in February. Even as across the board volatility and a decline in global equity markets continued through the year, the Fund's short positions in most markets were profitable.

     Currency trading was also successful. Losses were sustained early on, as the Euro tumbled to two-month lows against the U.S. dollar in the wake of Turkey's lira currency float. By March, strength in the U.S. dollar led to strong profits in Japanese yen, Euro, Swiss franc and British pound. At year-end, substantial gains were posted with Japanese the yen as the driving factor.

     Agricultural commodities trading was unprofitable for the Fund. Corn and sugar contracts were the primary performance losses early in the year. Sugar positions rebounded from earlier losses to post gains by June. Trading in general fluctuated for the remainder of the year, leading to overall losses.

     Metals trading was not successful despite early gains realized from gold positions amid the Bank of England sale. Losses from gold positions continued until September 11, but rebounded strongly as investors flocked to it as a safe haven. Silver and aluminum positions contributed to the strategy's overall losses at year-end.

     Trading in the energy markets resulted in significant losses for the Fund. Losses on short positions occurred when the U.S. oil price gained more than $2 a barrel on OPEC's announcement that it would cut production by 1.5 million barrels a day and a follow-up announcement that it may need to cut production again on concern that a cooling economy may reduce demand for oil products. Contracts in crude oil and heating oil were unprofitable in April and June. Natural gas positions were unprofitable in October.


2000

The Fund's Rate of Return for the year 2000, net of all fees and expenses, was 18.65%.

            Sector                Total Trading Results

Interest Rates and
   Stock Indices                          $ 5,135,234
Currencies                                 20,534,901
Commodities                               (1,255,021)
Metals                                   (10,535,888)
Energy                                     34,180,035
                                        -------------
                                         $ 48,059,261
                                        =============

     The Fund's trading strategy was strong in November and December, leaving the Fund profitable for the year ended December 31, 2000, as gains were realized in energies, currencies and interest rates and stock indices, while losses were incurred in metals and commodities. Energy prices soared higher on supply restrictions by OPEC. Positions in currencies were profitable as the euro and yen slumped in the fourth quarter to the advantage of longer-term trend-followers. Interest rates and stock indices markets were slightly profitable despite erratic and volatile conditions. The metals markets were unprofitable as gold prices continued to slide from February highs. Burdensome world sugar supplies led to losses in the commodities markets.

     Energy trading produced the largest gains for 2000. Crude and heating oil prices surged early in the year as heating demand rose due to inclement weather. Continued supply restrictions by OPEC raised the price of oil to new highs, surpassing $30 per barrel for the first time since the Gulf War. Prices continued to surge in the second quarter on worries of new standards for reformulated gasoline. Energy costs remained high and were subject to increased volatility in the third quarter on low U.S. oil reserves. By year-end, the imbalance between low supply and high demand for crude oil and natural gas, compounded by harsh winter weather, supported high price trends.

     Currencies trading posted strong gains late in the year. Currency trading provided modest gains early in the year as the dollar rose against the British pound and the yen. The yen continued its depreciation despite the Bank of Japan's efforts to support it. Euro positions continued to struggle despite improving European economic data while the resilient U.S. economy attracted foreign capital. By year- end, the dollar continued its rally versus the euro and the yen slumped to a 16-month low against the dollar as growing pessimism about Japan's economic outlook took a toll on the currency.

     Interest rates and stock indices markets posted modest gains for the year. Gains were realized on short positions in the Nikkei 225 index as the index reached its two-year low. Losses were incurred as investors sold high technology issues, leading to losses in the NASDAQ stock index. Interest-rate trading was profitable as the Fund capitalized on the beginnings of a strong trend in interest rates. By year-end, both the short and long ends of the U.S. yield curve were profitable, providing a strong finish in the sector.

     Agricultural commodities posted modest losses for the year. Coffee prices were lower early on due to an oversupplied market. Brazil issued a report which indicated 2000/01 sugar production would have a significant drop due to the prior year's inclement weather. Sugar prices rose amid smaller than expected world harvests and greater demand in Asia.

     Metals trading was unprofitable. After reaching a February high, gold prices fell nearly 10% as the Bank of France indicated that it might sell gold reserves. Gold prices rebounded slightly in the third quarter. Losses were also incurred in the aluminum, copper and nickel sectors. Copper prices suffered from weaker than usual sales at year-end.

1999

The Fund's Rate of Return for the year 1999, net of all fees and expenses, was (5.15)%.

       Sector                      Total Trading Results
       ------                      ---------------------
Interest Rates and
   Stock Indices                        $(34,470,825)
Currencies                                27,765,382
Commodities                               (4,165,419)
Metals                                   (22,001,515)
Energy                                    27,637,758
                                       -------------
                                        $ (5,234,619)
                                       =============

     The Fund finished 1999 with gains in currencies and energies and losses in agricultural commodities, metals, interest rates and stock indices. Decreasing world inventories for oil pushed prices to some of their highest levels seen since the Gulf War. Positions in currencies were profitable as the yen appreciated throughout most of the year and the euro continued a downward bias since its inception. The announcement by European Central Banks to limit gold sales resulted in a spike in the gold market that proved unprofitable and diminished market liquidity. The Fund also suffered losses in Australian and Asian interest rates from volatile and uncertain market conditions.

     Currency trading produced the largest gains during 1999 for the Fund. The first half of the year saw profitable positions in the Japanese yen and Euro trading, which outweighed small losses in the British pound and the Australian dollar. The continuation of the strong dollar, especially relative to the new euro, offset losses in other markets. The second half of the year produced mixed results, as profitable trading in the Japanese yen were offset by losses in European and emerging currency trading. Long yen positions resulted in strong gains as the prospect of continued economic recovery boosted share prices in Japan and the yen appreciated against the dollar. Euro currency trading sustained losses as it continued to trade in the same choppy pattern that has been evident during most of 1999.

     Energy trading produced strong gains during 1999. The Fund profited from long positions in crude oil, gas oil and unleaded gas positions as OPEC cut production to 1.716 million barrels per day and this resulted in higher prices for crude. Near the end of the year, there was a continued upward momentum in crude oil reflecting the tightening between supply and demand and prices hitting ten-year highs.

     Trading in agricultural markets was unprofitable overall for the Fund in 1999. Losses in coffee, corn, sugar and cotton, outweighed small gains in coffee, soybean and cocoa during the first half of the year. Agricultural commodities were weak almost across the board as they were saddled with supply/demand imbalances and unpredictable weather throughout the world. Despite a severe drought, Brazil issued higher than expected crop projections, this coupled the anticipation of supply/demand imbalance for coffee from an expected 2000-2001 bumper crop pushed coffee prices lower during the fourth quarter.

     Metals trading generated the large losses for the Fund in 1999 as losses in copper, nickel and silver offset gains in aluminum and gold. Gold had failed to maintain its status as a safety vehicle and a monetary asset during the first half of 1999. In early June, gold had reached its lowest level in over 20 years. A major statement from the president of the European Central Bank stated that the member banks had agreed not to expand their gold lending. This sent gold prices sharply higher in late September. Short positions in gold resulted in losses as prices hit multi-year highs. Early in the year, burdensome warehouse stocks and questionable demand prospects weighed on base metals as aluminum fell to a five-year low and copper fell to nearly an 11-year low. The economic scenario for Asia, Brazil, Europe and emerging market nations helped to keep copper and other base metals on the defensive as demand receded with virtually no supply side response in the second quarter. A substantial increase in Chinese imports combined with the recovery in the rest of Asia and Europe had significantly improved demand for aluminum pushing prices higher during December.

     Stock index trading was unprofitable for the Fund in 1999. The first half of the year saw gains in the Nikkei 225 slightly outweigh losses in the All Ordinaries and the FTSE 100. The Nikkei 225 index continued to show upward trends during the first half of the year in response to the economic numbers that suggest the Japanese economy is firming. The second half of the year produced losses that offset the gains from the first half of 1999. Stock indices continued their volatile and choppy trading throughout the remainder of the year as losses in the FTSE 100 and All Ordinaries greatly offset gains in the Nikkei 225.

     Interest rate trading was volatile during the year as the Federal Reserve raised interest rates three times and the Japanese government's continued desire to keep short term rates at zero loomed over the markets throughout the year. Interest rates generated the largest losses for the Fund in 1999. Early in the year, the yield on the Japanese government ten-year bond increased to 1.8%, sharply above the record low of 0.695% it reached on October 7, 1998. This was triggered by the Japanese Trust Fund Bureau's decision to absorb a smaller share of future issues, leaving the burden of financing future budget deficits to the private sector. The second half of the year saw losses in the both the short and long end of the U.S. yield curve as the bond markets were bearish after the Federal Reserve raised rates and the potential for more rates hikes in 2000. Also, the long end of the Japanese yield curve and short end of the Eurodollar yield curve generated losses during the fourth quarter.


Variables Affecting Performance


     The principal variables which determine the net performance of the Fund are gross profitability and interest income. During all periods set forth under "Selected Financial Data," the interest rates in many countries were at historically low levels. In addition, low interest rates are frequently associated with reduced fixed income market volatility, and in static markets the Fund's profit potential generally tends to be diminished. On the other hand, during periods of higher interest rates, the relative attractiveness of a high risk investment such as the Fund may be reduced as compared to high yielding and much lower risk fixed-income investments.

     The Fund's Brokerage Commissions and Administrative Fees are a constant percentage of the Fund's assets. The only Fund cost (other than the insignificant currency trading costs) which is not based on a percentage of the Fund's assets allocated to trading is the Profit Share payable to JWH.

     Unlike many investment fields, there is no meaningful distinction in the operation of the Fund between realized and unrealized profits. Most of the contracts traded by the Fund are highly liquid and can be closed out at any time.

     Except in unusual circumstances, factors -- regulatory approvals, cost of goods sold, employee relations and the like -- which often materially affect an operating business have virtually no impact on the Fund.

Liquidity and Capital Resources

     The amount of assets invested in the Fund generally does not affect its trading, as typically this amount is not a limiting factor on the positions acquired by JWH, and the Fund's expenses are primarily charged as a fixed percentage of its asset base, however large.


     The Fund sells no securities other than the Units. The Fund borrows only to a limited extent and only on a strictly short-term basis in order to finance losses on non-U.S. dollar denominated trading positions pending the conversion of the Fund's dollar deposits. These borrowings are at a prevailing short-term local rate in the relevant currency. See "Interest Income Arrangements--Interest Paid by Merrill Lynch on the Fund's Non-U.S. Dollar Available Assets" at page 33.


     A majority of the Fund's assets are held primarily in short-term commercial paper with maturities up to 180 days, as well as in cash. The fair value of the Fund's commercial paper and cash is not materially affected by inflation. Changes in interest rates, which are often associated with inflation, could cause no more than very small declines in value of the Fund's commercial paper. More importantly, changes in interest rates could cause periods of strong up or down price trends, during which the Fund's profit potential generally increases. Inflation in commodity prices could also generate price movements which the programs might successfully follow.

     A majority of the Fund's assets are held in cash and highly liquid commercial paper. Accordingly, except in very unusual circumstances, the Fund should be able to close out any or all of its open trading positions and liquidate any or all of its securities holdings quickly and at market prices. This should permit JWH to limit losses as well as reduce market exposure on short notice should its programs indicate doing so. In addition, because there is a readily available market value for the Fund's positions and assets, the Fund's monthly Net Asset Value calculations are precise, and investors need only wait 10 business days to receive the full redemption proceeds of their Units.

Quantitative and Qualitative Disclosures About the Fund's Market Risk

Introduction

     The Fund is a speculative commodity pool. The market-sensitive instruments held by it are acquired for speculative trading purposes, and all or substantially all of the Fund's assets are subject to the risk of trading loss. Unlike an operating company, the risk of market-sensitive instruments is integral, not incidental, to the Fund's main line of business.

     Market movements result in frequent changes in the fair market value of the Fund's open positions and, consequently, in its earnings and cash flow. The Fund's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Fund's open positions and the liquidity of the markets in which it trades.

     The Fund, under the direction of JWH, acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a possible future market scenario will affect performance, and the Fund's past performance is not necessarily indicative of its future results.

     Value at Risk is a measure of the maximum amount which the Fund could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Fund's speculative trading and the recurrence in the markets traded by the Fund of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Fund's experience to date (i.e., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification in this section should not be considered to constitute any assurance or representation that the Fund's losses in any market sector will be limited to Value at Risk or by the Fund's attempts to manage its market risk.

Quantifying the Fund's Trading Value at Risk

Quantitative Forward-Looking Statements

     The following quantitative disclosures regarding the Fund's market risk exposures contain "forward-looking statements" within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of
1934). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact.

     The Fund's risk exposure in the various market sectors traded by JWH is quantified below in terms of Value at Risk. Due to the Fund's mark-to-market accounting, any loss in the fair value of the Fund's open positions is directly reflected in the Fund's earnings (realized or unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

     Exchange maintenance margin requirements have been used by the Fund as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum loss in the fair value of any given contract incurred in 95% to 99% of the one-day time periods included in the historical sample (approximating one year, generally) researched for purposes of establishing margin levels. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation.

     In the case of market-sensitive instruments which are not exchange-traded (almost exclusively currencies in the case of the Fund), the margin requirements for the equivalent futures positions have been used as Value at Risk. In those rare cases in which a futures-equivalent margin is not available, dealers' margins have been used.

     100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects (which would reduce the Value at Risk estimates) resulting from the fact that the Fund's positions are rarely, if ever, 100% positively correlated have not been reflected.

The Fund's Trading Value at Risk in Different Market Sectors


     The following table indicates the average, highest and lowest trading Value at Risk associated with the Fund's open positions by market category for fiscal years 2001 and 2000. During fiscal year 2001, the Fund's average capitalization was approximately $257,523,703. During fiscal year 2000, the Fund's average capitalization was approximately $290,101,378. Value at Risk is measured as of calendar quarter-ends.

                       Value at Risk
                     December 31, 2001
                     -----------------

      Market            Average Value       % of Average
      Sector              at Risk          Capitalization

Interest Rates           $11,341,553            4.40%
Currencies                12,972,842            5.04%
Stock Indices              4,591,785            1.78%
Metals                     2,204,417            0.86%
Commodities                1,728,274            0.67%
Energy                     4,967,390            1.93%
                         -----------           ------
Total                    $37,806,261           14.68%
                         ===========           ======

                       Value at Risk
                     December 31, 2001
                     -----------------

      Market            Highest Value       Lowest Value
       Sector              at Risk             at Risk

Interest Rates           $15,415,938          $4,063,866
Currencies                21,052,191           8,888,944
Stock Indices              5,976,913           2,768,978
Metals                     2,587,900           1,641,300
Commodities                1,899,426           1,392,352
Energy                     6,207,900           2,025,120
                         -----------         -----------
Total                    $53,140,268         $20,780,560
                         ===========         ===========

                       Value at Risk
                     December 31, 2000
                     -----------------

       Market           Average Value       % of Average
       Sector              at Risk         Capitalization

Interest Rates             $15,675,747          5.40%
Currencies                  15,842,697          5.46%
Stock Indices                5,256,667          1.81%
Metals                       3,316,354          1.14%
Commodities                  2,580,252          0.89%
Energy                       6,913,998          2.38%
                           -----------         ------
Total                      $49,585,715         17.08%
                           ===========         ======

                       Value at Risk
                     December 31, 2000
                     -----------------

       Market           Highest Value       Lowest Value
       Sector              at Risk             at Risk

Interest Rates            $18,496,997       $10,268,729
Currencies                 21,932,192        10,593,047
Stock Indices               6,371,507         3,064,164
Metals                      5,395,000         1,975,750
Commodities                 4,074,413         1,601,205
Energy                      9,427,200         5,408,460
                        -------------     -------------
Total                     $65,697,309       $32,911,355
                          ===========       ===========


Material Limitations on Value at Risk as an Assessment of Market Risk

     The face value of the market sector instruments held by the Fund is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as many times the capitalization of the Fund. The magnitude of the Fund's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions -- unusual, but historically recurring from time to time -- could cause the Fund to incur severe losses over a short period of time. Even comparatively minor losses could cause MLIM AS LLC to further deleverage or terminate the Fund's trading. The foregoing Value at Risk table -- as well as the past performance of the Fund -- gives no indication of this "risk of ruin."

Non-Trading Risk


Foreign Currency Balance; Cash on Deposit with MLPF&S

     The Fund controls the non-trading exchange rate risk of its foreign currency balances by regularly converting its foreign currency balances back into U.S. dollars on a weekly basis.

     The Fund also has non-trading market risk on the approximately 20% of its assets which are held in cash at MLPF&S. The value of this cash is not interest rate sensitive, but there is cash flow risk in that if interest rates decline so will the cash flow generated on these monies.

Cash Management

     Prior to June 2000, the Fund invested a portion of its assets in Government Securities. Effective June 2000, the Fund liquidated the Government Securities held and now may invest a portion of its assets in Commercial Paper. As of December 31, 2001, the Fund did not hold any Commercial Paper.



Qualitative Disclosures Regarding Primary Trading Risk Exposures

     The following qualitative disclosures regarding the Fund's market risk exposures -- except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Fund manages its primary market risk exposures -- constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Fund's primary market risk exposures as well as the strategies used and to be used by MLIM AS LLC and JWH for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Fund's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Fund. There can be no assurance that the Fund's current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term. Investors must be prepared to lose all or substantially all of the value of their investment in the Fund.


     The following were the primary trading risk exposures of the Fund as of December 31, 2001, by market sector.


     Interest Rates. Interest rate risk is the principal market exposure of the Fund. Interest rate movements directly affect the price of derivative sovereign bond positions held by the Fund and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Fund's profitability. The Fund's primary interest rate exposure is to interest rate fluctuations in the United States and the other G-7 countries. However, the Fund also takes positions in the government debt of smaller nations -- e.g., New Zealand and Australia. MLIM AS LLC anticipates that G-7 interest rates will remain the primary market exposure of the Fund for the foreseeable future.


     Currencies. The Fund trades in a large number of currencies. However, the Fund's major exposures have typically been in the U.S. dollar/Japanese yen, U.S. dollar/euro and U.S. dollar/British pound positions. MLIM AS LLC does not anticipate that the risk profile of the Fund's currency sector will change significantly in the future. The currency trading Value at Risk figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk of maintaining Value at Risk in a functional currency other than U.S. dollars.

     Stock Indices. The Fund's primary equity exposure is to G-7 equity index price movements. As of December 31, 2001, the Fund's primary exposures were in the S&P 500, Financial Times (England), Nikkei (Japan) and DAX (Germany) stock indices. MLIM AS LLC anticipates little, if any, trading in non-G-7 stock indices. The Fund is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Asian indices.

     Metals. The Fund's primary metals market exposure is to fluctuations in the price of gold . Although JWH trades base metals such as aluminum, copper and zinc, the principal market exposures of the Fund have consistently been in the precious metals, gold and silver. However, gold prices have remained volatile over this period, and JWH has from time to time taken substantial positions as it has perceived market opportunities to develop. MLIM AS LLC anticipates that gold will remain the primary metals market exposure for the Fund.

     Commodities. The Fund's primary commodities exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions. Corn and soy oil accounted for the substantial bulk of the Fund's commodities exposure as of December 31, 2001. In the past, the Fund has had material market exposure to coffee and live cattle, and may do so again in the future. However, MLIM AS LLC anticipates that JWH will maintain an emphasis on soybeans, grains, coffee and sugar, in which the Fund has historically taken its largest positions.


     Energy. The Fund's primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East. Although JWH trades natural gas to a limited extent, oil is by far the dominant energy market exposure of the Fund. Oil prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

Qualitative Disclosures Regarding Non-Trading Risk Exposure


     The following were the only non-trading risk exposures of the Fund as of December 31, 2001.

     Foreign Currency Balances. The Fund's primary foreign currency balances are in Japanese yen, euros and British pounds.

     Securities Positions. Since June 1, 2000, the Fund can invest in interest-bearing Commercial Paper, generally with 30, 60 and 90-day maturities, which it holds to maturity. As of December 31, 2001, the Fund did not hold any Commercial Paper.


Qualitative Disclosures Regarding Means of Managing Risk Exposure

Trading Risk

     MLIM AS LLC Risk Management. MLIM AS LLC has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Fund's market exposure, MLIM AS LLC may urge JWH to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically (which has not happened to date), MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of monitoring JWH with the market risk controls being applied by JWH itself.

     JWH Risk Management. JWH attempts to control risk in all aspects of the investment process -- from confirmation of a trend to determining the optimal exposure in a given market, and to money management issues such as the startup or upgrade of investor accounts. JWH double checks the accuracy of market data, and will not trade a market without multiple price sources for analytical input. In constructing a portfolio, JWH seeks to control overall risk as well as the risk of any one position, and JWH trades only markets that have been identified as having positive performance characteristics. Trading discipline requires plans for the exit of a market as well as for entry. JWH factors the point of exit into the decision to enter a market. The size of JWH's positions in a particular market is not a matter of how large a return can be generated but of how much risk it is willing to take relative to that expected return.

     To attempt to reduce the risk of volatility while maintaining the potential for excellent performance, proprietary research is conducted on an ongoing basis to refine the JWH investment strategies. Research may suggest substitution of alternative investment methodologies with respect to particular contracts; this may occur, for example, when the testing of a new methodology has indicated that its use might have resulted in different historical performance. In addition, risk management research and analysis may suggest modifications regarding the relative weighting among various contracts, the addition or deletion of particular contracts for a program, or a change in position size in relation to account equity. The weighting of capital committed to various markets in the investment programs is dynamic, and JWH may vary the weighting at its discretion as market conditions, liquidity, position limit considerations and other factors warrant.

     JWH may determine that risks arise when markets are illiquid or erratic, such as may occur cyclically during holiday seasons, or on the basis of irregularly occurring market events. In such cases, JWH at its sole discretion may override computer-generated signals and may at times use discretion in the application of its quantitative models, which may affect performance positively or negatively.

     Adjustments in position size in relation to account equity have been and continue to be an integral part of JWH's investment strategy. At its discretion, JWH may adjust the size of a position in relation to equity in certain markets or entire programs. Such adjustments may be made at certain times for some programs but not for others. Factors which may affect the decision to adjust the size of a position in relation to account equity include ongoing research, program volatility, assessments of current market volatility and risk exposure, subjective judgment, and evaluation of these and other general market conditions.

Non-Trading Risk


     The Fund controls the non-trading exchange rate risk by regularly converting foreign currency balances back into U.S. dollars (no less frequently than weekly, and more frequently if a particular foreign currency balance becomes unusually high).

     MLIM AS LLC controls the interest-rate risk of the Fund's non-trading instruments (Commercial Paper holdings invested for cash management purposes) by limiting the overall duration of such instruments to no more than nine months. These risk control policies have been successful in the Fund's operations to date, and MLIM AS LLC does not anticipate any change in these policies. However, if the interest rate environment changes materially, MLIM AS LLC might change the permissible duration of the Fund's Commercial Paper holdings.

     The Fund has cash flow interest rate risk on its cash on deposit with MLPF&S in that declining interest rates would cause the income from such cash to decline. However, a certain amount of cash or cash equivalents must be held by the Fund in order to facilitate margin payments and pay expenses and redemptions. MLIM AS LLC does not take any steps to limit the cash flow risk on the cash held on deposit at MLPF&S.


Interest Income Arrangements

Custody of Assets

     All of the Fund's assets -- other than the assets held in a custodial account as described below under "-- The Fund's U.S. Dollar Available Assets Included in the Commercial Paper Program" are currently held in customer accounts at Merrill Lynch.

Available Assets

     The Fund earns income, as described below, on its "Available Assets," which can be generally described as the cash actually held by the Fund or invested in Commercial Paper holdings. Available Assets are held primarily in U.S. dollars or in U.S. dollar denominated securities issued by major U.S. corporations and are comprised of the following: (a) the Fund's cash balances held in the offset accounts (as described below) -- which include "open trade equity" (unrealized gain and loss on open positions) on United States futures contracts, which is paid into or out of the Fund's account on a daily basis;
(b) short-term Commercial Paper purchased by the Fund; and (c) the Fund's cash balance in foreign currencies derived from its trading in non-U.S. dollar denominated futures and options contracts, which includes open trade equity on those exchanges which settle gains and losses on open positions in such contracts prior to closing out such positions. Available Assets do not include, and the Fund does not earn interest on, the Fund's gains or losses on its open forward, commodity option and certain foreign futures positions since such gains and losses are not collected or paid until such positions are closed out.

     The Fund's Available Assets may be greater than, less than or equal to the Fund's Net Asset Value (on which the redemption value of the Units is based) primarily because Net Asset Value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

The Fund's U.S. Dollar Available Assets Included in the Commercial Paper Program


     Prior to June 2000, approximately 80% of the Fund's U.S. dollar Available Assets were managed directly by MLIM, pursuant to guidelines established by MLIM AS LLC for which MLIM assumed no responsibility, in the Government Securities markets. As of June 2000, the Government Securities were liquidated and the management agreement with MLIM was terminated. Commercial Paper was then purchased. MLPF&S acts as custodian for the cash assets utilized in the Commercial Paper Program. As of December 31, 2001, the Fund did not hold any Commercial Paper. MLIM may in the future direct the Commercial Paper Program for the Fund.

Interest Earned on the Fund's U.S. Dollar Available Assets not Included in the Commercial Paper Program

     The Fund's U.S. dollar Available Assets not included in the Commercial Paper Program are held in cash in offset accounts and in short-term Treasury bills purchased from dealers unaffiliated with Merrill Lynch. Offset accounts are non-interest bearing demand deposit accounts maintained with banks unaffiliated with Merrill Lynch. An integral feature of the offset arrangements is that the participating banks specifically acknowledge that the offset accounts are MLPF&S customer accounts, not subject to any Merrill Lynch liability.

     MLPF&S credits the Fund, as of the end of each month, with interest at the effective daily 91-day Treasury bill rate on the average daily U.S. dollar Available Assets held in the offset accounts during such month. The Fund receives all interest paid on the short-term Treasury bills in which it invests.


     The use of the offset account arrangements for the Fund's U.S. dollar Available Assets may be discontinued by Merrill Lynch whether or not Merrill Lynch otherwise continues to maintain its offset arrangements. The offset arrangements are dependent on the banks' continued willingness to make overnight credits available to Merrill Lynch, which, in turn, is dependent on the credit standing of ML&Co. If Merrill Lynch were to determine that the offset arrangements had ceased to be practicable (either because ML&Co. credit lines at participating banks were exhausted or for any other reason), Merrill Lynch would thereafter attempt to invest all of the Fund's U.S. dollar Available Assets not included in the Commercial Paper Program to the maximum practicable extent in short-term Treasury bills. All interest earned on the U.S. dollar Available Assets so invested would be paid to the Fund, but MLIM AS LLC would expect the amount of such interest to be less than that available to the Fund under the offset account arrangements. The remaining U.S. dollar Available Assets of the Fund not included in the Commercial Paper Program would be kept in cash to meet variation margin payments and pay expenses, but would not earn interest for the Fund.

Offset Account Benefit to Merrill Lynch


     The banks at which the offset accounts are maintained make available to Merrill Lynch interest-free overnight credits, loans or overdrafts in the amount of the Fund's U.S. dollar Available Assets held in the offset accounts, charging Merrill Lynch a small fee for this service. The economic benefits derived by Merrill Lynch -- net of the interest credits paid to the Fund and the fee paid to the offset banks -- from the offset accounts have not exceeded 0.75% per annum of the Fund's average daily U.S. dollar Available Assets held in the offset accounts. These revenues to Merrill Lynch are in addition to the Brokerage Commissions and Administrative Fees paid by the Fund to MLPF&S and MLIM AS LLC, respectively.

Interest Paid by Merrill Lynch on the Fund's Non-U.S. Dollar Available Assets

     Under the single currency margining system implemented for the Fund, the Fund itself does not deposit foreign currencies to margin trading in non-U.S. dollar denominated futures contracts and options, if any. MLPF&S provides the necessary margin, permitting the Fund to retain the monies which would otherwise be required for such margin as part of the Fund's U.S. dollar Available Assets. The Fund does not earn interest on foreign margin deposits provided by MLPF&S. The Fund does, however, earn interest on its non-U.S. dollar Available Assets. Specifically, the Fund is credited by Merrill Lynch with interest at prevailing local short-term rates on realized and unrealized gains on non-U.S. dollar denominated positions for such gains actually held in cash by the Fund. Merrill Lynch charges the Fund Merrill Lynch's cost of financing realized and unrealized losses on such positions.


     The Fund holds foreign currency gains and finances foreign currency losses on an interim basis until converted into U.S. dollars and either paid into or out of the Fund's U.S. dollar Available Assets. Foreign currency gains or losses on open positions are not converted into U.S. dollars until the positions are closed. Assets of the Fund while held in foreign currencies are subject to exchange-rate risk.

Net Asset Value


     The Net Asset Value of the Fund equals its assets less its liabilities, as determined generally in accordance with Generally Accepted Accounting Principles as applied in the United States of America, including any unrealized profits and losses on its open positions. More specifically, the Net Asset Value of the Fund equals the sum of all cash, the liquidating value (or cost of liquidation, as the case may be) of all futures, forward and options on futures positions and the fair market value of all other assets of the Fund, less all liabilities of the Fund (including accrued liabilities, regardless of whether such liabilities -- for example, Profit Shares -- are ever paid), in each case as determined by MLIM AS LLC generally in accordance with Generally Accepted Accounting Principles as applied in the United States of America.



Analysis of Fees and Expenses Paid by the Fund
Fees and Expenses to Date


                                     1/1/2001 -       1/1/2000 -        1/1/1999 -         1/1/1998 -         1/1/1997 -
                                     -----------      -----------       -----------        -----------        -----------
                                     12/31/2001       12/31/2000        12/31/1999         12/31/1998         12/31/1997
                                     -----------      -----------       -----------        -----------        -----------

                                        Dollar           Dollar            Dollar             Dollar             Dollar
             Cost                       Amount           Amount            Amount             Amount             Amount
             ----                    -----------      -----------       -----------        -----------        -----------
Brokerage Commissions                $15,061,052      $21,916,843       $28,008,137        $19,086,026        $17,377,236

Administrative Fees                      654,829          750,433           903,488            615,678            560,556

Ongoing Offering Costs                        --          174,043           108,777             98,530*           298,039*
                                     -----------      -----------       -----------        -----------        -----------
Total                                $15,715,881      $22,841,319       $29,020,402        $19,800,234        $18,235,831
                                     ===========      ===========       ===========        ===========        ===========

*Amortization of Organizational and Initial Offering Costs. These costs do not appear in "Selected Financial Data" because, for purposes of GAAP, they are deductible from Net Asset Value at the outset, not amortized.

     In addition to the above charges, the Fund and JWH share in the profits of the joint venture. 20%, increased from 15% on October 1, 2000, of the joint venture's quarterly New Trading Profits are allocated to JWH. For the years ended December 31, 2001, 2000, 1999, 1998 and 1997 JWH received Profit Shares of $5,861,385, $2,586,818, $4,103,927, $5,383,828 and $2,601,187, and earned interest of $124,838, $7,986, $103,835, $52,523 and $39,007 on such amounts, respectively.

Fees and Expenses Paid by the Fund

     The dollar amounts indicated in parentheses represent the amount of the relevant flat-rate charge assuming an average Fund capitalization of $250 million.

Paid To                            Type                        Amount
-------                            ----                        ------
MLPF&S                  Brokerage Commissions        Monthly Brokerage
                                                     Commissions of 0.479 of 1%
                                                     of the Fund/JWH joint
                                                     venture's month-end assets
                                                     (a 5.75% annual rate;
                                                     $14,375,000). Prior to
                                                     October 1, 2000, the rate
                                                     was .646 of 1% per month (a
                                                     7.75% annual rate).
MLIM AS LLC             Administrative Fees          A monthly Administrative
                                                     Fee of .021 of 1% of the
                                                     Fund/JWH joint venture's
                                                     month-end assets (a 0.25%
                                                     annual rate; $625,000) is
                                                     paid to MLIM AS LLC,
                                                     which pays all routine
                                                     administrative expenses
                                                     of the joint venture,
                                                     other than the Fund's
                                                     ongoing offering costs.
Counterparties          Bid-ask spreads              Bid-ask spreads on forward
                                                     and related trades.
JWH                     Profit Share                 20%, increased
                                                     from 15% on October 1,
                                                     2000, of any New Trading
                                                     Profits (as the Fund owns
                                                     substantially all of the
                                                     Fund/JWH joint venture,
                                                     such special allocation
                                                     effectively is made out of
                                                     Trading Profits which the
                                                     Fund would otherwise have
                                                     received).
JWH                     Management Fees              MLPF&S pays
                                                     JWH annual Management Fees
                                                     of 2%, reduced from 4% on
                                                     October 1, 2000, of the
                                                     Fund's average month-end
                                                     assets, after reduction for
                                                     a portion of the Brokerage
                                                     Commissions.
MLPF&S, Others          Extraordinary Expenses       Actual costs incurred;
                                                     none paid to date.
MLIM AS LLC             Ongoing offering costs       Actual costs incurred.
                        reimbursement


Brokerage Commissions; Administrative Fees

     Month-end assets are not reduced for purposes of calculating Brokerage Commissions or Administrative Fees by any accrued but unpaid Profit Shares, or by the accrued Brokerage Commissions and Administrative Fees then being calculated.


     As of October 1, 2000, Brokerage Commissions were reduced from a 7.75% to a 5.75% annual rate in conjunction with the lowering of the Management Fees paid by MLPF&S to JWH from 4% to 2% annually and the raising of JWH's quarterly Profit Share from 15% to 20%.

     During 2001, 2000, and 1999, the Fund's percentage-of-assets Brokerage Commissions were the equivalent of about $98, $121 and $264, respectively, per round-turn trade. A round-turn trade includes the purchase and sale or sale and purchase of a single futures contract. However, these Brokerage Commissions are an all-inclusive "wrap fee" which, together with the Administrative Fee, cover all of the Fund's costs and expenses other than extraordinary expenses, bid-ask spreads and certain trading fees. The Fund could negotiate lower rates from firms other than MLPF&S.


     The Fund's Brokerage Commissions and Administrative Fees constitute a "wrap fee," which covers all of Merrill Lynch's costs and expenses, other than bid-ask spreads and certain trading fees, not just the cost of brokerage executions.

     The Brokerage Commissions and Administrative Fees may not be increased above the current 6% level without the unanimous consent of all limited partners.

Currency Trading Costs

     Many of the Fund's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers in the FX Markets, including Merrill Lynch International Bank ("MLIB"), take a "spread" between the prices at which they are prepared to buy and sell a particular currency, and such spreads are built into the pricing of the spot or forward contracts with the Fund. Some of the Fund's foreign currency trades are executed through MLIB, an affiliate of MLIM AS LLC. MLIB has discontinued operation of the foreign exchange service desk formerly available to the Fund, which included seeking multiple quotes from counterparties unrelated to MLIB.

     In its exchange for physical ("EFP") trading, the Fund acquires cash currency positions through banks and dealers, including Merrill Lynch. The Fund pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

Profit Shares Allocated to JWH

Method of Calculating

     The Fund allocates to JWH 20% of any New Trading Profit as of the end of each calendar quarter. New Trading Profit is any cumulative Trading Profit in excess of the highest level -- the "High Water Mark" -- of cumulative Trading Profit as of any previous calendar quarter-end.

     Trading Profit (i) includes realized and unrealized profits and losses,
(ii) excludes interest income and (iii) is reduced by a portion (1/12th of 3% of the Fund's assets per month) of the annual Brokerage Commissions and Administrative Fees, not the entire 6.00%, of month-end assets and by no other costs.

     Accrued Profit Shares on redeemed Units are allocated to JWH. Any shortfall between cumulative Trading Profit and the High Water Mark is proportionately reduced when Units are redeemed.

     Trading Profit is not reduced by redemption charges.


     For example, assume that as of January 1, 2002, the Fund is at a High Water Mark. If, at the end of the month, Trading Profit equaled $500,000, all of such Trading Profit would be New Trading Profit, resulting in an accrued $100,000 Profit Share. Assume also that by the end of the next month, losses and the 3.00% portion of the Brokerage Commissions and Administrative Fees have reduced the initial $500,000 Trading Profit to a loss of $(180,000). If the Fund then withdrew 50% of its assets, this $(180,000) loss carryforward would be reduced by 50% to ($90,000) for Profit Share calculation purposes. If during the following month Trading Profit equaled $200,000, New Trading Profit of $110,000 would be accrued as of the end of such quarter, and JWH would be entitled to a Profit Share of $22,000.


Paid Equally by All Units

     New Trading Profit may exist even though the Net Asset Value per Unit has declined below the purchase price of certain Units. Conversely, if new Units are purchased at a Net Asset Value reduced by an accrued Profit Share which is subsequently reversed, the reversal is allocated equally among all Units, although the accrual itself was attributable only to the previously outstanding Units.

Extraordinary Expenses

     The Fund will be required to pay any extraordinary expenses, such as taxes, incurred in its operation. The Fund has had no such expenses to date. Extraordinary expenses, if any, would not reduce Trading Profits for purposes of calculating the Profit Shares.

Ongoing Offering Costs


     The Fund's Agreement of Limited Partnership provides that the Fund will pay its ongoing offering costs; provided that (i) such installments will not in the aggregate exceed the ongoing offering costs actually incurred, and (ii) MLIM AS LLC will absorb all such costs to the extent that they exceed 0.25 of 1% of the Fund's average month-end assets during any fiscal year.

Miscellaneous Costs

     Although MLIM AS LLC, which receives the Administrative Fee, pays all administrative expenses incurred by the Fund, the Fund incurs certain miscellaneous costs in connection with its commercial paper investments and currency trading. These costs are not separately itemized (although they are reflected in the net figures) above, but are estimated at 0.25% annually in the "breakeven table" on page 8.


                           _______________________

Fees and Expenses Paid by Merrill Lynch

Selling Commissions; Ongoing Compensation


     MLIM AS LLC pays all selling commissions due to MLPF&S on initial Unit sales, as well as all ongoing compensation on Units outstanding for more than twelve months. See "Selling Commissions" at page 67.

JWH's Management Fees

     MLPF&S pays monthly Management Fees to JWH at a rate of 0.167% (a 2% annual rate; $5 million assuming a Fund average capital of $250 million, as adjusted) of the month-end assets of the Fund, after reduction by a portion of the Brokerage Commissions and Administrative Fees charged, but before reduction for any Profit Share or other costs. The Management Fees are not affected by JWH's adjustments to the Fund's trading position size in relation to account equity.

     During 2001, 2000 and 1999, MLPF&S paid Management Fees of $5,222,291, $10,627,037 and $9,820,068, respectively, to JWH. Prior to October 1, 2000, MLPF&S paid JWH Management Fees at a 4% rather than a 2% annual rate.

                           _______________________

Redemption Charges

     A redemption charge of 3% of the redemption date Net Asset Value per Unit is imposed on Units redeemed on or before the end of the first 12 months after sale. This redemption charge is deducted from investors' redemption proceeds and paid to MLIM AS LLC.

Managed Futures Funds in General

     The Fund is one of many varieties of managed futures funds. All of these investments offer, in varying degrees, the possibility of achieving substantial capital appreciation as well as diversifying a portion of a traditional portfolio. The purpose of this section is to give prospective investors a general overview of where in the spectrum of managed futures funds the Fund is positioned, and to indicate the general types of other managed futures funds available for investment.

Managed Futures Funds


     A futures fund is a professionally managed portfolio typically trading in a wide range of markets. These markets may include global currencies, interest rates, energy, metals and agriculture through futures, forwards and options contracts. Futures funds trade either or both the short or long side of the market, often on a 24-hour basis, and are generally higher risk and have more volatile performance than many other investments. Professional management can be an important advantage in this highly complex and specialized investment area and offers a unique return pattern when compared to traditional long-only equity or fixed income investments.


     Not all managed futures funds are the same. Like other investment products, futures funds are designed with a variety of risk/reward parameters. The variety of available funds matches a wide range of individual investment objectives.

The Different Types of Managed Futures Funds

     Risk/reward parameters of a managed futures fund may be modified by adjusting the number of trading advisors, trading strategies and/or markets traded. Increasing diversification in one or more of these categories is generally expected to produce lower but more consistent returns.

     Certain managed futures funds are more aggressive than others. For example, single advisor, single strategy funds are typically expected to have higher profit potential as well as risk because of their dependence upon just one advisor's performance and, in many cases, a limited number of markets traded. Their returns often fluctuate significantly from month to month.

     Volatility can be reduced by a multi-advisor approach. Multi-advisor funds typically have lower returns, but also lower risk and volatility than single-advisor managed futures funds (although more than many other investments). The Fund is a single-advisor, multi-strategy, not a multi-advisor, investment.

     Investors can also choose "principal protected" funds which guarantee at least the return of their initial investment at a future date. If the fund is profitable, investors receive the benefits. If there are losses, investors who remain in the Fund until the guarantee date are nevertheless assured of the return of at least their initial subscription, limiting losses to the time value of their capital. The Fund has no "principal protection" feature, and investors could lose all or substantially all of their investment.

Managed Futures and the Asset Allocation Process

     Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as managed futures. Because of its potential non-correlation with the performance of stocks and bonds, the non-traditional component can help to improve long-term returns and reduce portfolio volatility. (In its performance to date, during certain periods, the Fund has demonstrated a certain degree of positive correlation to the S&P 500 Stock Index.) Each investment responds differently to different economic cycles and market conditions. An investment's profit potential, risk and the relationship to the rest of the portfolio are the primary objectives of asset allocation.

     "Non-traditional" or "alternative" are terms commonly used to describe strategies whose profitability is not based exclusively on long positions in stocks and bonds, but rather on trading approaches whose success should be largely independent of overall debt and equity market movements.

The Potential Benefits of Incorporating Managed Futures into a Portfolio

     Managed futures investments have often performed differently from stocks and bonds. This historical non-correlated performance suggests that such investments can help diversify a portfolio. Diversification is one of the primary potential benefits of investing in managed futures.

                                    * * * *

     You should carefully evaluate managed futures, weighing its return and diversification potential against the risks, before you invest. These are speculative investments and are not appropriate for everyone. There can be no assurance that these investments will be profitable. However, if profitable, managed futures can provide valuable portfolio diversification and capital appreciation. Your Financial Advisor can help you decide whether the Fund has a place in your portfolio.

The Role of Managed
Futures in Your Portfolio

     This section outlines certain points to consider in deciding whether to diversify a limited portion of your holdings into managed futures. There is no assurance that an investment in the Fund will achieve any of its intended objectives.

The Fund in Your Portfolio

     The Fund is a speculative investment, and Limited Partners may lose all or substantially all of their investment in the Units. If the Fund is not successful, it cannot serve as a beneficial component of any asset allocation strategy. However, the Fund does have the potential to be (i) non-correlated with the debt and equity markets and (ii) profitable. If the Fund is both, and only if it is both, a suitably limited investment in the Units can be a beneficial component in an investor's overall portfolio.


     An investment in the Fund permits an investor to participate in the commodities and financial futures markets. By allocating a portion of the risk segment of a traditional portfolio of stocks and bonds to the Fund, an investor has the potential, if the Fund is successful, to enhance the prospects for superior performance of the overall portfolio as well as to reduce the volatility of the portfolio over time. The following graph demonstrates the potential effects of adding managed futures to a traditional stock and bond portfolio. The graph assumes a constant 60/40 ratio of stocks to bonds as futures (represented by an investment in the Fund) are gradually introduced in the portfolio. Adding futures has the potential to increase the portfolio's overall returns while decreasing the standard deviation of returns (one measure of risk). Once the managed futures portion exceeds approximately 28% of the investment portfolio, standard deviation increases without substantial increase in returns. The following chart is provided for illustrative purposes only. Prospective investors should note that for returns to continually increase, managed futures must out-perform stocks or bonds. This is not a recommendation that anyone invest more than 10% of his or her net worth in the Fund, which is the maximum allocation recommended. An investor may lose all of his or her investment in futures.

     The risk of an account such as the Fund incurring sudden, major losses is not reflected in the followng chart, which is based on statistical averages over time.

[Chart - Efficient Frontier]

ML/JWF SAF with 60% S&P 500/40% MLDMBI and 2% SAF Increments

     Std. D. stands for standard deviation which measures the variability of a probability distribution and is widely used as a measure of risk. Figures are annualized using the monthly rates of return on a compounded basis since July 1996.

     MaxDD stands for the maximum drawdown of a portfolio, which is defined as the % decline in a portfolio's month-end value as compared to the highest previous month-end value of the same portfolio.

     The NFA requires the following hypothetical disclaimer: HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS FREQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM. ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE PROGRAMS WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.


Asset Allocation Strategies

     World political and economic events often have a dramatic influence on the markets. Stable, consistent asset growth can be difficult to achieve in today's market environment. At the same time, the increasing globalization of the world's economy offers significant new profit and diversification opportunities.

     Successful portfolios must have the ability to adapt to changing market conditions resulting from a wide range of social, political and economic factors. By committing assets to investments which would not otherwise be represented in a portfolio, a well-diversified asset allocation strategy can enhance this ability and offer a flexible approach to building and protecting wealth.


         [Chart - Low Historical Correlation to Other Investments]

         Correlation to SAF (July 1996 through February 2002)

         S&P 500           (0.197)

         ML Bond Index     0.365

PAST PERFORMANCE, INCLUDING HYPOTHETICAL PERFORMANCE, IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. THE FOLLOWING EXPLANATION IS AN INTEGRAL PART OF THE ABOVE CHART.


     An asset allocation strategy diversifies a portfolio into a variety of different components, including non-traditional investments such as managed futures. Managed futures investments do not assure diversification; they may perform similarly to stocks and bonds during certain periods. However, managed futures has the potential to produce returns generally non-correlated to the stock and bond markets. Each investment responds differently to different economic cycles and shifts in the financial markets, and each makes different contributions to overall performance.

     A wide range of non-traditional, alternative investments are available -- venture capital, hedge funds, natural resources, real estate, private lending and managed futures are only a few of the options. Many of these investments are expected to produce results generally non-correlated to the debt and equity markets. However, managed futures investments, while significantly less liquid than most stocks and bonds, are generally more liquid than many alternative investments, and estimated net asset values are generally available on a daily basis.

     A successful managed futures investment may increase portfolio return while reducing risk. The Fund can be volatile, and there can be no assurance that an investment in the Units will either increase returns or reduce portfolio risk.

Global Markets

     In recent years, the futures markets have expanded to include a wide range of instruments representing major sectors of the world's economy. The expansion of trading on major exchanges in Chicago, Frankfurt, London, New York, Paris, Singapore, Sydney and Tokyo gives investors access to international markets and global diversification. Futures managers can move capital quickly across markets, in contrast to the traditional portfolio's dependence on a single nation's economy and currency.

     The internationalization of the markets has greatly expanded the opportunities for both profit and diversification. Rapid geographical expansion and the introduction of an array of innovative products have created new opportunities but also made trading much more complex. Managed futures funds provide an opportunity to participate in global markets under the direction of professional advisors.


             FUTURES VOLUME BY MARKET SECTOR
                          1980
         Agriculture                      64.20%
         Currencies                        4.60%
         Interest Rates                   13.50%
         Energy                            0.30%
         Metals                           16.30%
         Other                             1.10%
         Total Volume:          92 million contracts


                          2000
         Agriculture                       8.55%
         Currencies                        2.99%
         Interest Rates                   54.02%
         Stock Indices                    17.53%
         Energy                            9.62%
         Metals                            7.20%
         Other                             0.09%
         Total Volume:          1.4 billion contracts

           The futures volume figures and market sector distributions presented above include both speculative and hedging transactions, as well as options on futures. Source: Futures Industry Association. A significant portion of currency trading is done in the forward rather than in the futures markets, and, accordingly, is not reflected in the foregoing chart.

Substantial Investor Participation


           In 1980, client assets in the managed futures industry were estimated at approximately $300 million. As of the end of 2001, the estimate had grown to approximately $41.3 billion.

         GROWTH IN MANAGED FUTURES INDUSTRY

Source: Managed Account
Reports, Inc.                              $ Billions

1980                                           0.3
1981                                           0.3
1982                                           0.5
1983                                           0.5
1984                                           0.7
1985                                           1.0
1986                                           1.4
1987                                           2.6
1988                                           4.3
1989                                           5.2
1990                                           8.5
1991                                          11.4
1992                                          19.0
1993                                          22.6
1994                                          19.1
1995                                          22.8
1996                                          28.8
1997                                          34.9
1998                                          39.9
1999                                          43.9
2000                                          35.0
2001                                          41.3


                  The assets categorized above as invested in managed futures are invested in a wide range of different products, including single-advisor and multi-advisor funds, "funds of funds," "principal protection" pools (in which only a fraction of the assets invested are committed to trading) and individual managed accounts.

Non-Correlation ---- A Potentially Important Component of Risk Reduction

     Managed futures investments have often performed differently than stocks and bonds. In addition, different types of alternative investments are frequently non-correlated with each other. This creates the potential to assemble a combination of alternative investments able to profit in different economic cycles and international markets, while reducing the portfolio concentration of traditional long equity and debt holdings. (Non-correlation is not negative correlation; managed futures' performance is not expected to be generally opposite, but rather unrelated, to stocks and bonds.)


     The following chart compares the Fund's performance since January 1, 1997 with the S&P 500 Stock Index (assuming the reinvestment of all dividends), the ML Domestic Bond Index (including all interest paid), the MAR (Managed Account Reports, a managed futures industry trade publication) Public Funds Index and 91-day Treasury bills (including all interest paid). The chart begins with 1,000 as the arbitrary starting point for all five graphics and tracks the monthly rates of return for each. The periods during which the graph of the Fund's performance diverges from that of an index indicates, when compared to the periods during which their respective performance graphs are similar, the extent of the non-correlation between them. Past performance, including past non-correlation patterns, is not necessarily indicative of future results.

            Comparison of ML JWH Strategic Allocation Fund L.P. and
                  Certain General Securities Market Indices
                       July 1, 1996 - February 28, 2002

               COMPARISON OF ML JWH STRATEGIC ALLOCATION FUND L.P.
                      AND CERTAIN GENERAL MARKET INDICES
                         JULY 1996 --- APRIL 30, 2001

                                                                                                         ML JWH
                 ML Domestic Master   S&P 500 Stock Index                                              Strategic
                 Bond Index (Total         (Dividends                                   MAR            Allocation
                   Return Basis)          Reinvested)      U.S. Treasury Bills    Public Fund Index      L.P.
Jul-1-96             1000                  1000                1000                  1000                1000
Jul-96               1002.84                955.84             1004.54                984.7               989.8
Aug-96               1001.315683            976.0311642        1009.070475            981.84437           988.9
Sep-96               1018.418155           1030.917301         1013.813107           1017.779874         1043.2
Oct-96               1040.874275           1059.339691         1018.152227           1090.754691         1149.6
Nov-96               1059.027123           1139.342083         1022.499737           1152.491406         1225.8
Dec-96               1049.485288           1116.771717         1027.019186           1124.716364         1231.6
Jan-97               1052.444837           1186.502943         1031.712663           1165.206153         1268.7
Feb-97               1054.328713           1195.816991         1035.736343           1193.870224         1268.3
Mar-97               1043.679993           1146.776536         1040.10715            1186.229455         1269.2
Apr-97               1059.575239           1215.178316         1045.068461           1163.572472         1263.4
May-97               1069.026651           1289.11341          1050.429662           1145.07167          1224.1
Jun-97               1081.780139           1346.836042         1054.263731           1154.34675          1227.4
Jul-97               1111.063927           1453.970114         1059.007917           1228.686681         1314.7
Aug-97               1101.55322            1372.576867         1063.540471           1181.259375         1271.2
Sep-97               1117.955347           1447.70349          1068.411487           1194.48948          1262.8
Oct-97               1134.456368           1399.408101         1072.96292            1175.616546         1295.4
Nov-97               1139.130328           1464.134924         1077.147475           1187.020027         1308
Dec-97               1150.817805           1489.260944         1081.768438           1210.404321         1354
Jan-98               1166.066141           1505.715788         1086.831114           1212.82513          1333.5
Feb-98               1165.086646           1614.252299         1090.689364           1202.152269         1324.7
Mar-98               1169.479022           1696.850361         1095.848325           1203.955497         1334.8
Apr-98               1175.16269            1713.915585         1100.768684           1155.195299         1289.7
May-98               1186.808553           1684.487654         1105.347882           1194.240901         1341.8
Jun-98               1197.145655           1752.857639         1109.979289           1198.779016         1321.1
Jul-98               1199.719518           1734.242291         1114.896498           1186.191836         1305
Aug-98               1219.047              1483.817704         1119.980426           1278.59618          1431.3
Sep-98               1247.682414           1578.881453         1125.703526           1332.16936          1539.1
Oct-98               1242.279949           1707.19557          1130.12754            1323.90991          1551.9
Nov-98               1248.193202           1810.622599         1133.890865           1283.133485         1426.1
Dec-98               1252.861444           1914.892733         1138.369734           1306.229888         1543.4
Jan-99               1261.731703           1994.937164         1142.410947           1280.10529          1499.8
Feb-99               1237.531689           1932.954467         1145.689666           1302.251112         1538.2
Mar-99               1245.538519           2010.268779         1150.398451           1288.7077           1521.1
Apr-99               1250.022458           2088.118448         1154.574397           1343.091165         1586.6
May-99               1238.022242           2038.880615         1159.065691           1301.186721         1584.1
Jun-99               1234.035811           2151.942662         1163.910586           1333.716389         1642.6
Jul-99               1229.124348           2084.909648         1168.659341           1299.439877         1596.4
Aug-99               1228.460621           2074.524713         1173.357352           1307.756293         1597.5
Sep-99               1242.759903           2017.720077         1178.63746            1314.164299         1561.3
Oct-99               1246.525465           2145.350961         1183.281291           1247.930418         1436.6
Nov-99               1246.53793            2188.961655         1188.014417           1270.517958         1469.1
Dec-99               1240.878648           2317.803938         1193.336721           1287.797003         1464.0
Jan-00               1237.602728           2201.364422         1198.468069           1296.682802         1479.8
Feb-00               1252.627226           2159.734419         1203.741329           1267.377771         1496.1
Mar-00               1269.775692           2370.885174         1210.012821           1255.971371         1433.9
Apr-00               1265.471153           2299.583173         1215.651481           1238.764563         1411.0
May-00               1264.724525           2252.37503          1223.066955           1239.879451         1396.3
Jun-00               1290.385785           2307.911841         1228.338373           1213.841983         1341.1
Jul-00               1301.97               2271.79             1234.17               1177.13             1293.3
Aug-00               1320.59               2412.82             1240.57               1200.20             1340.6
Sep-00               1329.02               2285.47             1247.09               1150.87             1243.3
Oct-00               1337.87               2275.77             1253.58               1168.02             1313.7
Nov-00               1360.69               2096.48             1260.45               1240.20             1486.1
Dec-00               1386.41               2106.77             1267.39               1347.60             1736.9
Jan-01               1406.82               2181.47             1275.73               1344.23             1725.9
Feb-01               1419.79               1982.68             1280.59               1331.06             1713.8
Mar-01               1427.70               1857.15             1286.47               1419.44             1908.3
Apr-01               1420.16               2001.35             1292.12               1330.87             1722.9
May-01               1428.61               2014.78             1297.13               1319.69             1766.3
Jun-01               1433.57               1965.76             1399.92               1289.73             1681.2
Jul-01               1466.61               1946.40             1305.20               1274.13             1612.8
Aug-01               1481.89               1824.68             1309.44               1303.31             1709.7
Sep-01               1502.44               1678.21             1315.00               1356.87             1759.9
Oct-01               1533.03               1696.65             1320.26               1423.49             1833.9
Nov-01               1511.59               1826.77             1323.16               1286.84             1566.2
Dec-01               1501.82               1842.80             1325.22               1323.64             1699.7
Jan-02               1512.92               1815.92             1327.16               1311.07             1684.2
Feb-02               1527.66               1780.89             1328.93               1311.07             1626.4


          The graph reflects the percentage changes in Net Asset Value per Unit and in the indices. For comparative purposes, the performance of the indices have been presented from a "normalized" starting point of 1,000 as of July 1, 1996.

          Past results are not necessarily indicative of future performance. The comparison of the Fund, an actively managed investment, to passive indices of general securities returns has certain inherent material limitations.

          The S&P Stock Index is a capitalization-weighted index of the common stocks of publicly-traded United States issuers. The ML Domestic Master Bond Index is a total-return index comprised of 5126 investment-grade corporate bonds, Treasuries and mortgage issues; average maturity 7.07 years (calculated on a market-weighted basis as of February 28, 2002).


          The MAR Public Funds Index represents the composite performance of a large number of United States publicly-offered futures funds, weighting the returns recognized by each such fund on the basis of relative capitalization. The funds included in the MAR Public Funds Index represent a wide variety of materially different products, including single and multi-advisor funds, as well as funds with and without "principal protection" features. Combining the results of funds with materially different performance objectives and fee structures into a single index is subject to certain inherent and material limitations. There can be no assurance that the MAR Public Funds Index provides any meaningful indication of how managed futures investments, in general, have performed in the past or will perform in the future. Nevertheless, the MAR Public Funds Index is one of several widely-used benchmarks of general U.S. managed futures industry performance.

          Graphic comparisons of securities indices and the Fund may not adequately reflect the differences between the securities and futures market or between passive and managed investments.

                              _________________

     Prudence demands that you carefully evaluate managed futures, weighing its profit and diversification potential against its significant risks. A managed futures investment is not appropriate for all investors, and no one should invest more than a limited portion of the risk segment of his or her portfolio in managed futures. However, for the investor who finds the risks acceptable, managed futures has the potential to provide profits as well as portfolio diversification.

JWH Trading Programs

The Programs


     The following are brief summaries of the active JWH programs. Not all of them are currently used by JWH in trading for the Fund, but any of them may be.


     All of the programs have been designed using the same basic principles, and all rely on computerized, technical trading systems. However, they employ computerized statistical models to analyze price movements applying various different quantitative criteria in attempting to identify price trends and reversals. They also trade in different (but frequently overlapping) market sectors, as indicated in their respective descriptions.


     JWH programs are either two-phase, where long or short positions are held at all times; three-phase, which has long, short or neutral positions in markets traded; or five-phase, which has very long, long, neutral, short or very short positions.

     In general, JWH programs have historically had a low statistical correlation to the S&P 500 and other equity and fixed income markets.


     From the inception of trading of the JWH programs, the greatest cumulative percentage decline in daily net asset value experienced in any single program was nearly 60% on a composite basis, and certain individual accounts included in such program experienced even greater declines. Certain JWH accounts have lost 10% or more in a single trading day. Prospective investors should understand that similar or greater drawdowns are possible in the future. There can be no assurance that JWH will trade profitably for the Fund or avoid sudden and severe losses.


                                             Assets Managed
Financial and Metals Portfolio              February 28, 2002
------------------------------              -----------------

Program Composition:                             $222,661,556
     Global Interest Rates
     Global Stock Indices
     Foreign Exchange
     Precious and Base Metals

     The Financial and Metals Portfolio seeks to identify and capitalize on intermediate-term price movements in global financial and precious metals markets. If a trend is identified, the program attempts to take a position; in non-trending market environments, the program may remain neutral or liquidate open positions.

     Currency positions are traded primarily in the interbank market and occasionally on futures exchanges, and may be held both as outrights -- positions taken in foreign currencies versus the U.S. dollar -- and as cross rates -- foreign currencies against each other. The program began trading client capital in October 1984. Beginning in August, 1992, the position size in relation to account equity in this program was reduced approximately 50%. The quantitative model underlying the program was not changed.

                                             Assets Managed
Original Investment Program                 February 28, 2002
---------------------------                 -----------------

Program Composition:                           $78,776,562
     Global Interest Rates
     Global Stock Indices
     Foreign Exchange
     Fiber
     Energy
     Softs
     Grains
     Meats
     Precious and Base Metals

     The Original Investment Program seeks to capitalize on long-term trends in a broad spectrum of worldwide financial and non-financial futures markets. The program always maintains a position -- long or short -- in every market traded.


     In 1992, a broad research effort was initiated to enhance the risk-reward ratios of the Original Investment Program, without changing its fundamental trading approach. Global markets were added; sector allocations were shifted, with greater weighting given to financial markets; and some contracts which had become too illiquid to support sizeable assets were eliminated. The quantitative model underlying the program was not changed. The program began trading client capital in October 1982. Beginning in October 1995, the position size in relation to account equity was reduced approximately 25%.


                                              Assets Managed
Global Diversified Portfolio                 February 28, 2002
----------------------------                 -----------------
Program Composition:                            $19,161,660
     Global Interest Rates
     Global Stock Indices
     Foreign Exchange
     Fiber
     Energy
     Softs
     Grains
     Precious and Base Metals


     The Global Diversified Portfolio seeks to capitalize on long-term price movements in a broad spectrum of financial and non-financial markets. The program does not maintain continuous positions and may take a neutral stance if a long-term trend fails to develop or during periods of non-trending markets. The program began trading client capital in June 1988.

International Foreign                         Assets Managed
Exchange Program                             February 28, 2002
---------------------                        -----------------
Program Composition:                           $114,288,496
     Foreign Exchange

     The International Foreign Exchange Program seeks to identify and capitalize on intermediate term price movements in a broad range of both major and minor currencies on the interbank market. The International Foreign Exchange Program attempts to take a position if a trend is identified, and takes a neutral stance if long-term trends fail to continue or during periods of non-trending markets.




     Positions are taken as outrights against the U.S. dollar, or as cross rates, which eliminates dependence on the dollar. The program began trading client capital in August 1986.

                                              Assets Managed
Global Financial and Energy Portfolio        February 28, 2002
-------------------------------------        -----------------
Program Composition:                            $9,126,645
     Global Interest Rates
     Global Stock Indices
     Foreign Exchange
     Energy
     Precious and Base Metals

     The Global Financial and Energy Portfolio seeks to identify and capitalize on long-term price movements in a small group of energy, metals, and financial markets. The program always maintains a position -- long or short -- in every market traded. Beginning in April 1995, the position size in relation to account equity in this program was reduced approximately 50%. In 1997, the sector allocation for the program was expanded to include metals. The quantitative model underlying the program was not changed. The program began trading client capital in June 1994.

                                              Assets Managed
G-7 Currency Portfolio                       February 28, 2002
----------------------                       -----------------
Program Composition:                            $20,732,805
     Foreign Exchange

     The G-7 Currency Portfolio seeks to identify and capitalize on intermediate-term price movements in the highly liquid currencies of major industrialized nations. The program attempts to take a position if a trend is identified, and takes a neutral stance during periods of non-trending markets.

     With the advent of the European Union single currency of 11 countries, the currency exposures formerly traded for Germany, France and Italy are now executed in the euro. Beginning in May 1998, the position size in relation to account equity in this program was increased approximately 50%. The quantitative model underlying the program was not changed. The program began trading client capital in February 1991.

     Positions are held both as outrights - positions taken in foreign currencies versus the U.S. Dollar - and as cross rates - foreign currencies traded against each other.

                                              Assets Managed
The World Financial Perspective              February 28, 2002
-------------------------------              -----------------


Program Composition:                            $2,393,077
     Global Interest Rates
     Global Stock Indices
     Foreign Exchange
     Energy
     Precious Metals


     The World Financial Perspective seeks to capitalize on long-term price movements in financial, metals and energy markets and holds positions from multiple currency perspectives, including the British pound, Canadian dollar, the Euro, Japanese yen, Swiss franc and U.S. dollar. The program always maintains a position -- long or short -- in every market traded. New markets were added to the program in January 1993 to enhance overall diversification. The program began trading client capital in April 1987.

JWH GlobalAnalytics(R)(TM)                     Assets Managed
Family of Programs                           February 28, 2002
--------------------------                   -----------------

Program Composition:                            $33,694,874
     Global Interest Rates
     Global Stock Indices
     Foreign Exchange
     Energy
     Softs
     Grains
     Fiber
     Precious and Base Metals

     JWH GlobalAnalytics(R)(TM) Family of Programs seeks to identify and invest in a wide range of price trends -- from very short to exceptionally long term. The firm's most broadly diversified investment program, JWH GlobalAnalytics(R)(TM) remains neutral if no substantive trends are apparent, and builds or reduces positions over time as the system indicates.

     Introduced in June 1997, JWH GlobalAnalytics(R)(TM) is the result of extensive research and testing by the firm. Unlike other JWH programs, which invest in intermediate and long-term price movements, JWH GlobalAnalytics(R)(TM) integrates a wide variety of trend identification methodologies into a single, broadly diversified investment portfolio or family of programs. It invests in both financial and commodity markets, including energy, agricultural, currency, interest rate, metal and non-US stock index contracts. The program began trading client capital in June 1997.

                                              Assets Managed
Dollar Program                               February 28, 2002
--------------                               -----------------


Program Composition:                            $31,684,406
     Foreign Exchange


     The Dollar Program seeks to identify and capitalize on intermediate term price movements in the foreign exchange sector, trading major currencies against the U.S. dollar (outright trading). The program may employ a neutral stance during periods of non-trending markets.

     The program trades the Japanese yen, the Euro, Swiss franc and British pound. Because this program invests in a limited number of contracts, it may experience greater volatility than other JWH foreign exchange programs. The program began trading client capital in July 1996.

                                              Assets Managed
Worldwide Bond Program                       February 28, 2002
----------------------                       -----------------


Program Composition:                            $25,688,126
     Interest Rates

     The Worldwide Bond Program seeks to capitalize on intermediate term trends by investing in the long-term portion of global interest rate markets. The program may take a neutral stance during periods of non-trending markets.

     Although the Worldwide Bond Program concentrates in one sector, diversification is achieved by trading the interest-rate markets of major industrialized countries. Due to the limited number of markets traded, this program may be less diversified than other JWH programs. Beginning in March 2000, the position size in relation to account equity was increased by approximately 25%, and increased an additional 20% commencing in June 2000. The two changes represent an overall position size increase of 50% since March 2000. The quantitative model underlying the program was not changed. The program began trading client capital in July 1996.

Currency Strategic Allocation Program

     The Currency Strategic Allocation Program combines JWH's currency programs as well as the models for individual foreign exchange markets within JWH's non-currency programs to trade a broadly diversified portfolio of world currencies. Its objective is reducing the volatility and risk of loss typically associated with investment in one JWH currency-only investment program. Allocations among programs and the selection of models are made at the discretion of the Investment Policy Committee in a manner similar to that applied to the Strategic Allocation Program. However, the timing and methods used for allocations in this program may not correspond to allocation changes in the Strategic Allocation Program. Maximum exposure to any one currency market will be 30%; discretionary adjustments to position size in relation to account equity can range from 50% to 200% of standard trading levels set annually by the Investment Policy Committee.

Strategic Allocation Program

     Pursuant to its Strategic Allocation Program, JWH can make various discretionary trading adjustments for the accounts of those funds employing that program, including ongoing allocations and reallocations of fund assets among the investment programs and periodic position size in relation to account equity adjustments.

[Flow Chart - SAP Construction]

JWH Program Selection

     JWH's ten active programs are all available to the JWH Strategic Allocation Program (JWH also operates two multi-program composites). As of February 28, 2002, nine programs -- listed above at page 4 -- were being used for the Fund.


     The Strategic Allocation Program is not a systematic or even a formalized strategy for selecting combinations of JWH programs. On the contrary, program selections and the size of the allocations among them are made entirely by the subjective, collective judgment of certain JWH principals. From time to time, these principals consider a wide range of different factors in deciding which programs to use for the Fund. There is no way to predict which programs will be used or what allocation of the Fund's assets will be made among the various programs chosen at any given time or over time. It is also not possible to predict which factors the JWH principals may consider in selecting any individual program or program combination.

     There is no maximum allocation that may be made to any particular trading program, but JWH does not expect any allocation to exceed 25% of the Fund's total trading level (which may range from 50% to 150% of the Fund's Net Assets).

Position Size in Relation to Account Equity Considerations


     The larger the Fund's market commitment (generally equivalent to the face amount of the positions held) in relation to its assets, the higher the position size in relation to account equity at which the Fund is said to be trading. In general, the larger the Fund's market commitment, the greater the profit potential as well as risk of loss. JWH adjusts the Fund's market commitment to levels which JWH believes are consistent with the Fund's desired internal risk/reward profile. For example, in volatile markets, JWH might decide -- in order to reduce market exposure and, accordingly, the risk of loss, but with a corresponding decrease in profit potential -- that the positions ordinarily appropriate for a $50 million Fund allocation are all a $75 million allocation should acquire. On the other hand, market factors might cause JWH to decide -- in order to increase market exposure and, accordingly, profit potential as well as risk of loss -- that the positions ordinarily indicated for a $75 million allocation are appropriate for a Fund allocation of only $50 million.


     At certain times -- such as after substantial gains in several of the programs -- JWH may conclude that the Fund's portfolio offers more risk than reward. If so, JWH may reduce the Fund's market commitment, both taking profits and controlling risk. Conversely, JWH may commit more than the total assets of the Fund to the markets if the profit potential seems to justify the added risk.

John W. Henry & Company, Inc.

Background

     John W. Henry & Company began managing assets in 1981 as a sole proprietorship and was later incorporated in the State of California as John
W. Henry & Co., Inc. to conduct business as a commodity trading advisor. JWH reincorporated in Florida in 1997. JWH's offices are at 301 Yamato Road, Suite 2200, Boca Raton, Florida 33431-4931, (561) 241-0018. JWH's registration as a Commodity Trading Advisor ("CTA"; a person which directs the trading of futures accounts for clients, including commodity pools) became effective in November 1980. JWH is a member of the National Futures Association ("NFA") in this capacity.


     For a description of the principals of JWH, see "JWH Principals" beginning at 54.


Trading Strategy

     The following description of JWH's trading strategy relates to JWH generally and not to the Fund itself.

General


     JWH specializes in managing institutional and individual capital in the global futures, interest rate and foreign exchange markets. Since 1981, JWH has developed and implemented proprietary trend-following trading techniques that focus on long-term rather than short-term, day-to-day trends. JWH has approximately $1 billion of assets under management and has developed a sophisticated investment management infrastructure to support its business lines. As of the date of this Prospectus, JWH operates ten trading programs and two multi-program composites. Multiple programs can dampen volatility. The programs offer access to markets that might otherwise not be represented in a typical investment portfolio.

JWH Investment Philosophy

Since the firm's founding, John W. Henry & Company, Inc. has employed systematic and analytical methods based on the principle that market prices, which may at first seem random, are actually related through time in complex, nonlinear ways. They are also based on JWH's fundamental belief that market prices simply reflect participants' expectations and reactions to changing market dynamics. It is these market prices which determine JWH's entry and exit from markets.

The JWH View of Markets and Trends

Analyzing historical data, JWH models reveal that market adjustments sometimes form price trends. JWH believes there is an inherent return opportunity by participating in price movement trends, in the volatile and uncertain currency, financial and commodity markets. JWH does not try to predict trends. Instead JWH participates in dominant trends that its models have identified. While confirmation of a trend's existence is sought through a variety of statistical measures, no one can know a trend's beginning or end until it becomes a matter of historical record. A trend can be either rising or falling, JWH does not have a bias. Once JWH is in trend, no pre-set price target is established.

Prices -- The Foundation of JWH Analysis

At JWH the understanding of the nature of markets is based on the hypothesis that people's expectations adjust at different times and manifest themselves in long-term price trends. These trends can be analyzed and exploited in JWH's investment decision process.

A second hypothesis is that prices eventually will reflect all relevant information. That is, anything that could possibly affect the market price of a commodity or financial instrument - including fundamental, political, or psychological factors - will be reflected in the price of that commodity or instrument eventually. Initially, prices may over- or under-react to new information. In addition, price signals can be noisy and may have to be filtered to discover the underlying true information. Nevertheless, a study of market price, rather than market fundamentals, is the foundation for JWH's analysis.

Trends

JWH research is based on the belief that prices move in trends that are highly complex and difficult to identify. As a corollary to that premise, trends often last longer than most market participants foresee.

JWH models do not follow singular movements in price, characteristic of short-term volatility. Instead, the models seek to identify changes in systematic price behavior over a long period of time, which will characterize a directional opportunity. JWH trades with a money management perspective.

Preserving Capital

Given the noisy nature of price data, all market signals may not lead to profitable trades. Hence, significant emphasis is placed on risk management techniques to minimize the losses on any particular trade on the portfolio as a whole. Stop-losses are used and managed in a proprietary manner to balance the potential loss in any trade versus the opportunity for maximum profit. Depending on the model used, risk may be managed through variable position size or risk levels for any market. Additionally, modern portfolio techniques are used to construct the overall portfolio for a given program. These techniques will account for the volatility and correlation for markets as well as behavior during specific market extremes. Portfolio adjustments will be made to account for systematic changes in the relationships across markets. Portfolios are managed to meet longer-term risk and volatility tolerances. Risk management on a market basis accounts for volatility and the fact that markets may turn against the prevailing trend. While JWH is looking for longer-term trends, the preservation of capital is paramount. If a predetermined amount of capital is lost, positions will be closed regardless of fundamental market conditions. Unlike some managers, such as traditional equity or fixed income managers, JWH does not manage or seek to perform against a natural benchmark, such as an index of performance. JWH seeks to generate returns in all market conditions.

In markets with short-term volatility or where no trends exist - conditions which can result in flat or negative performance - JWH strives to preserve capital. Some of the JWH programs may take a neutral position (exit a market) rather than risk trading capital. While there can be no guarantee against losses, the JWH trading discipline is designed to preserve capital while waiting for opportunities where programs generate profits over longer periods of time.

Disciplined Investment Process

JWH believes that an investment strategy can only be as successful as the discipline of the manager to adhere to its requirements in the face of market adversity. Unlike discretionary traders, whose decisions may be subject to behavioral biases, JWH practices a disciplined investment process. By quantifying the circumstances under which key investment decisions are made, the JWH methodology offers investors a consistent approach to markets, unswayed by judgmental bias. The discretionary elements of the programs are described under "-- Implementing the Program" at page 51.

[Flow Chart - How JWH can make money]

Detecting Price Trends

JWH's well-researched investment process uses a consistent approach whose fundamental principles have not changed over the life of the firm. The JWH systems examine market data for relationships among movements in prices, detecting frequencies or repetitive behavior hidden within thousands of pieces of raw price data. JWH's trading models seek to identify signals by - separating short-term market noise from relevant information - and locating a directional opportunity that has favorable risk characteristics. Prices are an aggregate of market information. JWH considers the price paid to be the sum of the signal plus "noise", where the signal is the trend information and the "noise" is market volatility.

The JWH program portfolios consist of the market positions selected by the models to capitalize on market trends with the goal of generating solid returns.

In practice, this systematic process may dictate that JWH close positions with a loss in order to provide downside protection, but it also may ensure the discipline to stay in markets that are quiescent for long periods of time in order to achieve possible long-term gain for investors. In either case, JWH investment decisions reflect the JWH trading models' assessment of the market itself, not an emotional response to recent economic or political data.

Adapting to Changing Market Conditions

JWH maintains an absolute commitment to consistent portfolio construction and program integrity. JWH has never been persuaded to change the elements of the portfolios by short-term performance, although adjustments may be made over time. Nor, over the years, has JWH changed the basic methodologies that identify signals in the markets. JWH believes that its long-term track record has benefited substantially from its adherence to its models during and after periods of negative returns.

The JWH investment process is dynamic, involving periodic adaptation to changing market conditions and subjective discretionary decisions on such matters as portfolio weightings, position size, effective trade execution, capacity and entry into new markets - all of which depend on professional experience and market knowledge. This gives the potential to profit in rising or declining markets. These changes, which take place over time, are made in the context of JWH's underlying principles. Overall, the JWH approach is disciplined and non-predictive.

Research & Trading

Working in a collaborative effort with JWH's traders and the IPC, the work of the firm's Research Department includes examining profit opportunities in markets not currently traded by JWH programs, and new instruments as they become available. Research refines risk management techniques and monitors capacity.

JWH's experienced traders work on a 24-hour rotation schedule, executing trades worldwide in markets that are the most liquid for the specific trade that is being made. Trades are executed by teams, with each member of the team fully responsible for the trade's fulfillment, and are recorded and reviewed for strict adherence to procedures.

Once those trades are received, traders focus on the manner and speed with which the trade will be executed in an effort to minimize market disturbance at the best price.

Depending on market conditions, order size and other factors, traders will decide to execute a trade using a particular order type, which may include "market price," "market-at-discretion" or "market limit." Whether entering or exiting the markets, Trading follows specific procedures designed to help minimize the impact of any immediate adverse price developments.


Implementing the Program

     The first step in the JWH investment process is the identification of sustained price movements -- or trends -- in a given market. While there are many ways to identify trends, JWH uses mathematical models that attempt to distinguish real trends from interim volatility. It also presumes that trends often exceed in duration the expectation of the general marketplace.

     JWH's historical performance demonstrates that, because trends often last longer than most market participants expect, significant returns can be generated from positions held over a long period of time. The first step in the JWH investment process is the identification of a price trend. JWH focuses on attempting to implement a trading methodology which identifies a majority of the significant, as opposed to the more numerous small, price trends in a given market.


     JWH attempts to pare losing positions relatively quickly while allowing profitable positions to mature. Most losing positions are closed within a few days or weeks, while others -- those where a profitable trend continues -- are retained. Positions held for two to four months are not unusual, and positions have been held for more than one year. Historically, only 30% to 40% of all trades made pursuant to the investment methods have been profitable. Large profits on a few trades in positions that typically exist for several months have produced favorable results overall.


     The greatest cumulative percentage decline in daily net asset value which JWH has experienced in any single program was nearly 60% on a composite basis since its inception. Prospective investors in the Fund should understand that similar or greater drawdowns are possible in the future.

     To reduce exposure to volatility in any particular market, most JWH programs participate in several markets at one time. In total, JWH participates in up to 60 markets, encompassing interest rates, foreign exchange, and commodities such as agricultural products, energy and precious metals. Most investment programs maintain a consistent portfolio composition to allow opportunities in as many major market trends as possible.

     Throughout the investment process, risk controls designed to reduce the possibility of an extraordinary loss in any one market are maintained. Proprietary research is conducted on an ongoing basis to refine the JWH investment strategies and attempt to reduce volatility while maintaining the potential for excellent performance.

     JWH at its sole discretion may override computer-generated signals, and may at times use discretion in the application of its quantitative models which may affect performance positively or negatively. This could occur, for example, when JWH determines that markets are illiquid or erratic, such as may occur cyclically during holiday seasons or on the basis of irregularly occurring market events. Subjective aspects of JWH's quantitative models also include the determination of the size of the position in relation to account equity, when an account should commence trading, markets traded, contracts and contract month selection, and effective trade execution.

Program Modifications


     Proprietary research is conducted on an ongoing basis to refine the JWH investment strategies and attempt to reduce volatility. While the basic philosophy underlying the firm's investment methodology has remained intact throughout its history, the potential benefits of employing more than one investment methodology, or in varying combinations, is a subject of continual testing, review and evaluation. Extensive research may suggest substitution of alternative investment methodologies with respect to particular contracts in light of relative differences in historical performance achieved through testing different methodologies. In addition, risk management research and analysis may suggest modifications regarding the relative weighting among various contracts, the addition or deletion of particular contracts for a program or a change in the degree of position size in relation to account equity employed. However, most investment programs maintain a consistent portfolio composition to allow opportunities in as many major market trends as possible.


     All cash in a JWH investment program is available to be used to trade in a JWH program. The amounts committed to margin will vary from time to time. As capital in each JWH trading program increases, additional emphasis and weighting may be placed on certain markets which have historically demonstrated the greatest liquidity and profitability. Furthermore, the weighting of capital committed to various markets in the trading programs is dynamic, and JWH may vary the weighting at its discretion as market conditions, liquidity, position limit considerations and other factors warrant. MLIM AS LLC will generally not be informed of any such changes.

Adjusting the Size of the Positions Taken

     Adjustments to the size of positions taken in relation to account equity have been and continue to be an integral part of JWH's investment strategy. At its discretion, JWH may adjust position size in relation to account equity in certain markets or entire programs. Such adjustments may be made at certain times for some accounts but not for others. Factors which may affect the decision to adjust position size in relation to account equity include: ongoing research; program volatility; current market volatility; risk exposure; and subjective judgment and evaluation of these and other general market conditions. Such decisions to change the size of a position may positively or negatively affect performance, and will alter risk exposure for an account. Position size in relation to account equity adjustments may lead to greater profits or losses, more frequent and larger margin calls and greater brokerage expense. No assurance is given that such adjustments will be to the financial advantage of investors in the Fund. JWH reserves the right, at its sole discretion, to adjust its position size in relation to account equity policy without notification to MLIM AS LLC.

Addition, Redemption and Reallocation of Capital for Commodity Pool or Fund Accounts


     Investors purchase or redeem Units at Net Asset Value on the close of business on the last business day of the month. In order to provide market exposure commensurate with the Fund's equity on the date of these transactions, JWH's general practice is to adjust positions as near as possible to the close of business on the last trading date of the month. The intention is to provide for additions and redemptions at a Net Asset Value that will be the same for each of these transactions, and to eliminate possible variations in Net Asset Values that could occur as a result of inter-day price changes if, for example, additions were calculated on the first day of the subsequent month. Therefore, JWH may, at its sole discretion, adjust its investment of the assets associated with the addition or redemption as near as possible to the close of business on the last business day of the month to reflect the amount then available for trading. Based on JWH's determination of liquidity or other market conditions, JWH may decide to commence trading earlier in the day on, or before, the last business day of the month, or at its sole discretion, delay adjustments to trading for an account to a date or time after the close of business on the last day of the month. No assurance is given that JWH will be able to achieve the objectives described above in connection with Fund equity level changes. The use of discretion by JWH in the application of this procedure may affect performance positively or negatively.


Physical and Cash Commodities

     JWH may from time to time trade in physical or cash commodities for immediate or deferred delivery, including specifically gold bullion, as well as futures and forward contracts when JWH believes that cash markets offer comparable or superior market liquidity or the ability to execute transactions at a single price. The CFTC does not regulate cash transactions, which are subject to the risk of counterparty failure, inability or refusal to perform with respect to such contracts.

The Joint Venture Agreement

     The advisory arrangement between the Fund and JWH is a joint venture, a general partnership structure. The Joint Venture Agreement establishing the joint venture terminates December 31, 2002, subject to automatic one-year renewals, on the same terms, unless either the Fund or JWH elects not to renew.

     The Fund has agreed to indemnify JWH and related persons for any claims or proceedings involving the business or activities of the Fund, provided that the conduct of such persons does not constitute gross negligence, misconduct or breach of the Joint Venture Agreement or of any fiduciary obligation to the Fund and was done in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

     JWH and related persons will not be liable to the joint venture, the Fund or any of the partners in connection with JWH's management of the Fund's assets except (i) by reason of acts or omissions in breach of the Joint Venture Agreement, (ii) due to their misconduct or negligence, or (iii) by reason of not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Fund. Mr. John W. Henry will not be liable except for his fraud and willful misconduct.

     JWH has invested $100,000 in the joint venture.

JWH Principals

     The following are the principals of JWH:


     Mr. John W. Henry is chairman of the JWH Board of Directors and is trustee and sole beneficiary of the John W. Henry Trust dated July 27, 1990. He is also a member of the JWH Investment Policy Committee. In addition, he is a principal of Westport Capital Management Corporation, Global Capital Management Limited, and JWH Investment Management, Inc., all affiliates of JWH. Mr. Henry oversees trading program design and composition, reviews and approves research and system development proposals prior to implementation in trading, reviews and approves of decisions involving the strategic direction of the firm, and discusses trading activities with trading supervisors. JWH's corporate officers, rather than Mr. Henry, manage JWH's day-to-day operations. Mr. Henry is the exclusive owner of certain trading systems licensed to Elysian Licensing Corporation, a corporation wholly owned by Mr. Henry, and sublicensed by Elysian Licensing Corporation to JWH and used by JWH in managing client accounts. Mr. Henry conducts his business responsibilities for JWH from Boca Raton, Florida and Boston, Massachusetts.

     Mr. Henry has served on the Boards of Directors of the Futures Industry Association("FIA"), the National Association of Futures Trading Advisors ("NAFTA"), and the Managed Futures Trade Association, and has served on the Nominating Committee of the NFA. He has also served on a panel created by the Chicago Mercantile Exchange and the Chicago Board of Trade to study cooperative efforts related to electronic trading, common clearing, and issues regarding a potential merger. Since the beginning of 1987, he has devoted, and will continue to devote, a substantial amount to time to business other than JWH and its affiliates. From January 1999 until February 2002, Mr. Henry was chairman of the Florida Marlins Baseball Club LLC. Effective February 2002, Mr. Henry is Principal Owner of New England Sports Ventures, LLC (the "LLC"), which owns the Boston Red Sox baseball team, New England Sports Network, and certain real estate, including Fenway Park. He holds comparable positions with the individual business entities engaged in these activities. Mr. Henry expects to be regularly involved in the businesses of the LLC with professional management of the Red Sox (including its president and chief executive officer) and of the other LLC entities.


     Mr. Mark H. Mitchell is vice chairman, counsel to the firm and a member of the JWH Board of Directors. His duties include the coordination and allocation of responsibilities among JWH and its affiliates. He is also a principal of JWH Asset Management, Inc. and JWH Financial Products, Inc. Prior to joining JWH in January 1994, Mr. Mitchell was a partner at Chapman and Cutler, in Chicago, where he headed the law firm's futures law practice from August 1983 to December 1993. He also served as General Counsel of the Managed Funds Association ("MFA") and General Counsel of NAFTA. Mr. Mitchell is currently a member of the Commodity Pool Operator/Commodity Trading Advisor Advisory Committee. In addition, he has served as a member of the NFA Special Committee for the Review of Multi-tiered Regulatory Approach to NFA Rules, the Government Relations Committee of the MFA and the Executive Committee of the Law and Compliance Division of the FIA. In 1985, he received the Richard P. Donchian Award for Outstanding Contributions to the Field of Commodity Money Management. He received an A.B. with honors from Dartmouth College and a J.D. from the University of California at Los Angeles, where he was named to the Order of the Coif, the national legal honorary society.


     Dr. Mark S. Rzepczynski, Ph.D., is President and Chief Investment Officer of JWH and a member of JWH's Investment Policy Committee. He is responsible for the day-to-day management of the firm. Dr. Rzepczynski is also a principal of Westport Capital Management Corporation, Global Capital Management Limited, and JWH Investment Management, Inc. all affiliates of JWH. He was Senior Vice President, Research & Trading, at JWH from May 1998 through December 2001. Prior to joining JWH in May 1998, Dr. Rzepczynski was vice president and director of taxable credit and quantitative research in the fixed-income division of Fidelity Management and Research from May 1995 to April 1998, where he oversaw credit and quantitative research recommendations for all Fidelity taxable fixed-income funds. From April 1993 to April 1995, Dr. Rzepczynski was a portfolio manager and director of research for CSI Asset Management, Inc., a fixed-income money management subsidiary of Prudential Insurance. Dr. Rzepczynski is a board member of the FIA Dr. Rzepczynski has a B.A. cum laude in Economics from Loyola University of Chicago, and an A.M. and Ph.D. in Economics from Brown University.

     Mr. E. Lyndon Tefft is a senior vice president and the chief financial officer. He is also a principal of Westport Capital Management Corporation, Global Capital Management Limited and JWH Securities, Inc. Prior to joining JWH in October 1998, Mr. Tefft was the Director of MIS and a vice president at Harvard Management Company, Inc. where he was responsible for directing the design, development, and operation of global equity, bond, and derivative trading, accounting and settlement systems beginning in May 1994. Mr. Tefft received a B.S. in Industrial Management from Purdue University, and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

     Mr. David M. Kozak is a senior vice president, general counsel, and secretary to the corporation at JWH. He is also a principal of JWH Investment Management, Inc. and Westport Capital Management Corporation. Prior to joining JWH in September 1995, Mr. Kozak had been a partner at the law firm of Chapman and Cutler from 1989, where he concentrated in commodity futures law, with an emphasis in the area of commodity money management. Mr. Kozak is currently the secretary and a director of the MFA, and is a member of that organization's Executive Committee and chairman of its Government Relations Committee. He is also a member of the NFA's Membership Committee, Special Committee on CPO/CTA Disclosure Issues and the Special Committee for the Review of Multi-Tiered Regulatory Approach to NFA Rules, both of the NFA. He is also chairman of the subcommittee on CTA and CPO issues of the Futures Regulation Committee of the Association of the Bar of the City of New York. He received a B.A. from Lake Forest College, an M.A. from The University of Chicago, and a J.D. from Loyola University of Chicago.


     Mr. David I. Ginsberg is a member of the JWH Board of Directors and special advisor to the chairman. Mr. Ginsberg joined JWH in October 1999. He is also a principal of JWH Investment Management, Inc. Before joining JWH, Mr. Ginsberg served as the managing director of the Multi-Manager Group at Global Asset Management ("GAM") from its inception in September 1989 until July 1995. This GAM group was, and continues to be, one of the largest multi-advisor groups specializing in hedge funds. Since leaving GAM, Mr. Ginsberg has been a private investor and consultant. Mr. Ginsberg received a B.A. from Kenyon College and an M.B.A., with a concentration in Finance, from Boston University.


         Mr. Ginsberg is a member of the board of directors and of the investment committee of St. Lawrence Trading, a fund of funds with assets in excess of $1.0 billion that specializes in hedge funds, and a director of the Adelphi Europe Fund, a hedge fund specializing in European equities. From October 1999 until February 2002, he was vice chairman of the Florida Marlins Baseball Club LLC. He is currently vice chairman of New England Sports Ventures LLC.


     Mr. Kevin S. Koshi is senior vice president, proprietary trading and a member of the JWH Investment Policy Committee. He is responsible for the implementation and oversight of the firm's proprietary strategies and investments. Mr. Koshi joined JWH in August 1988 as a professional in the Finance Department, and since 1990 has held positions of increasing responsibility in the Trading Department. He received a B.S. in Finance from California State University at Long Beach.

     Mr. Matthew J. Driscoll is vice president, trading, chief trader, and a member of the JWH Investment Policy Committee. He is responsible for the supervision and administration of all aspects of order execution strategies and implementation of trading policies and procedures. Mr. Driscoll joined JWH in March 1991 as a member of its trading department. Since joining the firm he has held positions of increasing responsibility as they relate to the development and implementation of JWH's trading strategies and procedures. He has played a major role in the development of JWH's 24-hour trading operation. Mr. Driscoll attended Pace University.


     Mr. Edwin B. Twist is a director of JWH and has held that position since August 1993. Mr. Twist is also a director of JWH Investment Management, Inc. Mr. Twist joined JWH as internal projects manager in September 1991. Mr. Twist's responsibilities include assisting with internal projects of JWH.

     Mr. Jules Staniewicz is vice presidentof product development and senior strategist for John W. Henry & Company, Inc., and a member of the JWH Investment Policy Committee. Since joining JWH in March of 1992, Mr. Staniewicz has held positions of increasing responsibility at the firm. These include long-term strategic planning, areas of trading and investment strategies, and business development. Mr. Staniewicz received a B.A. in Economics from Cornell University.

     Mr. Robert B. Lendrim is a vice president, investor services, responsible for general business development, institutional sales, and both domestic and international FCM and broker-dealer support. He is also a principal of JWH Securities, Inc. Mr. Lendrim received a BA in Humanities from Hampden-Sydney College.

     Ms. Wendy B. Goodyear is a vice president, investor services, responsible for general business development and investor services support. Before her current position, she was director of the office of the chairman, responsible for managing and coordinating projects involving Mr. Henry. Ms. Goodyear joined JWH in October 1995 as director of marketing, responsible for the development and implementation of strategic marketing and communications programs. Ms. Goodyear received a BA in History from the University of Virginia and a MBA from New York University.

     The additional principals of JWH have the following titles: Paul D. Braica, vice president, finance; Andrew D. Willard, vice president, information technology; Ted A. Parkhill, vice president, marketing; and Kenneth S. Webster, vice president, investment support.

The Investment Policy Committee

     The Investment Policy Committee ("IPC") is a senior-level advisory group, broadly responsible for evaluating and overseeing the firm's trading policies. The IPC provides a forum for shared responsibility and meets periodically to discuss issues relating to implementation of the firm's investment process and its application to markets, including research on new investments and strategies in relation to the trading models JWH employs. Typical issues analyzed by the IPC include liquidity, position size, capacity, performance cycles, and new product and market strategies. The IPC also makes the discretionary decisions concerning investment program selection, asset allocation and position size in relation to account equity for the Strategic Allocation Program and the Currency Strategic Allocation Program. Composition of the IPC, and participation in its discussions and decisions by non-members, may vary over time. The chairman participates in all IPC meetings and decisions. The IPC does not make day-to-day trading decisions.

     Allocation or commitment changes made by the IPC can have an impact on performance. Since JWH does not manage to a natural or other specific benchmark, measuring this value added is harder than for managers who do have a natural benchmark (like the S&P 500 for large-cap stock managers). Since no standard or default program allocation exists, measuring the effect of each change was undertaken. In order to do so, at the point of the first change (and each subsequent change), a comparison of how the portfolio would have done without the changes was compared to a portfolio with the changes. To do that, daily performance of the JWH programs was compounded with the two allocations (previous IPC-recommended percentages and new IPC-recommended percentages) for the period until the next change was made. The results of the two portfolio's ending value was compared. This process was repeated for each of the nine changes (with the terminal point of the latest change being February 28, 2002). For that period, the total value added was 8.1% (a 1.39% annualized rate). Another way to measure the effect of the changes would be to run a portfolio assuming the IPC-recommended changes were never made, and compare that to the portfolio with the changes. In this case the IPC value added from inception (July 15, 1996) through February 28, 2002 was 19.1% (a 3.14% annualized rate).


MLIM Alternative Strategies LLC

Background and Principals

     MLIM Alternative Strategies LLC, the successor to Merrill Lynch Investment Partners Inc., is an indirect subsidiary of Merrill Lynch & Co. MLIM AS LLC and its affiliates create and manage a variety of alternative investments, including hedge funds, funds of funds, private equity, managed futures and exchange funds. Their capabilities in this field of investment date back as far as 1986 through their predecessor organizations that have been combined into the MLIM organization. MLIM has dedicated a group of professionals to the manufacturing and distribution of these fund products to institutional and individual high net worth clients worldwide. They are supported by a fully-integrated business organization possessing investment and risk management, sales, marketing, legal, operations, fund accounting and administration, technology interfaces and client reporting capabilities.


     MLIM AS LLC is general partner and investment manager for a number of hedge funds, funds of funds and managed futures investments. MLIM AS LLC is based in Princeton, New Jersey. MLIM AS LLC is dedicated to the investment process involved in construction and ongoing management of hedge funds, funds of funds and managed futures, which includes manager selection, due diligence, portfolio construction, ongoing monitoring and portfolio supervision.

     JWH has managed money for MLIM AS LLC and its predecessors since 1983, in 28 different funds.

     As of February 28, 2002, MLIM AS LLC had approximately $3.2 billion in alternative investments assets under management worldwide to which it serves as either manager or sponsor. Of this $3.2 billion, $341 million is managed by JWH.

         The following are the principal officers and the managers of the General Partner.

Fabio P. Savoldelli         Chairman, Chief Executive
                            Officer and Manager

Steven B. Olgin             Vice President, Chief
                            Administrative Officer and
                            Manager

Frank M. Macioce            Vice President and Manager

Michael L. Pungello         Vice President, Chief Financial
                            Officer and Treasurer

Robert M. Alderman          Manager


     Fabio P. Savoldelli was born in 1961. Mr. Savoldelli is Chairman, Chief Executive Officer and a Manager of the General Partner. He will oversee the Fund's investments. Most recently, Mr. Savoldelli was Chief Investment Officer for the Americas at the Chase Manhattan Private Bank, responsible for managers investing assets in international and domestic institutional, private client and ERISA funds. Previously, he was Deputy Chief Investment Officer and Head of Fixed Income and Foreign Exchange at Swiss Bank Corp. London Portfolio Management International. Mr. Savoldelli was educated at the University of Windsor, Canada, and the London School of Economics.


     Steven B. Olgin was born in 1960. Mr. Olgin is Vice President, Chief Administrative Officer and a Manager of the General Partner. He joined the General Partner in July 1994 and became a Vice President in July 1995. From 1986 until July 1994, Mr. Olgin was an associate of the law firm of Sidley & Austin. In 1982, Mr. Olgin graduated from The American University with a Bachelor of Science in Business Administration and a Bachelor of Arts in Economics. In 1986, he received his Juris Doctor from The John Marshall Law School. Mr. Olgin is a member of the Managed Funds Association's Government Relations Committee and has served as an arbitrator for the National Futures Association. Mr. Olgin is a member of the Illinois bar.

     Frank M. Macioce was born in 1945. Mr. Macioce is a Vice President and a Manager of MLIM and the senior legal counsel responsible for Alternative Investments. He joined MLIM in February 2000. From 1995 to 2000, Mr. Macioce was General Counsel of Operations, Services and Technology for Merrill Lynch, and from 1993 to 1995 served as Merrill Lynch Investment Banking General Counsel. From 1980 to 1993 he served as Assistant General Counsel of Merrill Lynch responsible for Corporate Law. During his 28 years with Merrill Lynch, he has served as a director and officer of a number of its affiliates. Mr. Macioce graduated from Purdue University with a Bachelor of Science in Economics and Psychology in 1967 and from Vanderbilt Law School with a Juris Doctor in 1972. Mr. Macioce is a member of the New York bar.

         Michael L. Pungello was born in 1957. Mr. Pungello is Vice President, Chief Financial Officer and Treasurer of the General Partner. He was First Vice President and Senior Director of Finance for Merrill Lynch's Operations, Services and Technology Group from January 1998 to March 1999. Prior to that, Mr. Pungello spent over 18 years with Deloitte & Touche LLP, and was a partner in their financial services practice from June 1990 to December 1997. He graduated from Fordham University in 1979 with a Bachelor of Science in Accounting and received his Master of Business Administration in Finance from New York University in 1987.

     Mr. Robert M. Alderman was born in 1960. Mr. Alderman is a Manager of the General Partner. Mr. Alderman is a Managing Director of MLIM and global head of Retail Sales and Business Management for Alternative Investments. Prior to re-joining Merrill Lynch and the International Private Client Group in 1999, he was a partner in the Nashville, Tennessee based firm of J.C. Bradford & Co. where he was the Director of Marketing, and a National Sales Manager for Prudential Investments. Mr. Alderman first joined Merrill Lynch in 1987 where he worked until 1997. During his tenure at Merrill Lynch, Mr. Alderman has held positions in Financial Planning, Asset Management and High Net Worth Services. He received his MBA from the Carroll School of Management Boston College and a BA from Clark University.

MLPF&S

     Effective November 2, 2001, Merrill Lynch Futures Inc. ("MLF") merged into its affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Fund. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Fund's transactions were executed.

     MLPF&S, the exclusive clearing futures broker for the Fund, is a clearing member of The Board of Trade of the City of Chicago, the Chicago Mercantile Exchange, the New York Mercantile Exchange and all other principal United States commodity exchanges. The principal office of MLPF&S is located at Four World Financial Center, 12th Floor, New York, New York 10080.

     The Customer Agreement between MLPF&S and the Fund provides that MLPF&S will not be liable except for actions constituting negligence or misconduct, nor for actions taken by it in compliance with instructions given by JWH.



Litigation

JWH Litigation

     There neither now exists nor has there previously ever been any material administrative, civil or criminal action against JWH or its principals.

Merrill Lynch Litigation


     There have been no administrative, civil or criminal actions, whether pending or concluded, against MLPF&S or any of its individual principals during the past five years which would be considered "material" as that term is defined in Section 4.24(1)(2) of the Regulations of the CFTC, except as described below.

     MLIM AS LLC itself has never been the subject of any material litigation.

     Applicable CFTC rules require that the following proceedings be disclosed, although MLIM AS LLC does not consider it to be material to an investor's decision to buy Units.


     On June 24, 1997, the CFTC accepted an Offer of Settlement from MLF and others, in a matter captioned "In the Matter of Mitsubishi Corporation and Merrill Lynch Futures Inc., et al.," CFTC Docket No. 97-10, pursuant to which MLF, without admitting or denying the allegations against it, consented to a finding by the CFTC that MLF had violated Section 4c(a)(A) of the Commodity Exchange Act, relating to wash sales, and CFTC Regulation 1.37(a), relating to recordkeeping requirements. MLF agreed to cease and desist from violating
Section 4c(a)(A) of the Act and Regulation 1.37(a), and to pay a civil monetary penalty of $175,000.


     On August 24 1998, MLPF&S consented to an Order Making Findings and Imposing Sanctions by the SEC, in a matter captioned "In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated," SEC Administrative Proceeding File No. 3-6983, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S willfully violated Sections 17(a)(2) and (3) of the Securities Act of 1933,
Section 15B(c)(1) of the Securities Exchange Act of 1934, and MSRB Rule G-17. MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, Section 15B(c)(1) of the Securities Exchange Act of 1934, and MSRB Rule G-17, and to pay a civil penalty in the amount of $2,000,000.

     On January 11, 1999, MLPF&S consented to an Order Making Findings and Imposing Sanctions by the SEC, in a matter captioned "In the Matter of Certain Market Making Activities on NASDAQ," SEC Administrative Proceeding File No. 3-9803, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S willfully violated Sections 15(c)(1) and (2) and 17(a) of the Securities Exchange Act of 1934, and Rules 15c1-2, 15c2-7, and 17a-3 thereunder, and failed reasonably to supervise its NASDAQ trading personnel within the meaning of Section 15(b)(4)(E) of the Securities Exchange Act of 1934. MLPF&S agreed to cease and desist from committing or causing any violation of, and committing or causing any future violation of these rules, and to pay a civil penalty in the amount of $472,500.


     On April 6, 2000, MLPF&S consented to an Order Instituting Administrative Proceedings, Making Findings of Fact, Issuing a cease-and-desist order, and Imposing Remedial Sanctions by the SEC, in a matter captioned, "In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated," SEC Administrative Proceeding File No. 3-10180, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933. MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, and to pay a total of $5.6 million in penalties and other payments.


Conflicts of Interest

General

     Neither MLIM AS LLC nor JWH has established any formal procedures to resolve the following conflicts of interest. Consequently, there is no independent control on how MLIM AS LLC or JWH resolves these conflicts which can be relied upon by investors as ensuring that the Fund is treated equitably with other MLIM AS LLC or JWH clients.

     Because no formal procedures are in place for resolving conflicts, they may be resolved by MLIM AS LLC and/or JWH in a manner which causes the Fund losses. The value of a limited partner's investment may be diminished by actions or omissions which independent third parties could have prevented or corrected.

     Although the following conflicts of interest are present in the operation of the Fund, MLIM AS LLC does not believe that they are likely to have a material adverse effect on its performance. This belief is based on a number of factors, including the following.

(i) JWH trades all similarly situated MLIM AS LLC accounts in parallel, placing block orders which are allocated among the MLIM AS LLC accounts pursuant to pre-established procedures. Consequently, JWH has little opportunity to prefer another MLIM AS LLC client over the Fund.


(ii) MLPF&S simply receives and executes JWH's block orders based on pre-established procedures. MLPF&S has no ability in allocating positions to favor one account over another.


(iii) JWH charges all similar accounts the same fees.

(iv) MLIM AS LLC, as a fiduciary, is prohibited from benefiting itself at the expense of the Fund.

     In MLIM AS LLC's view, the most important conflict of interest relating to the Fund is that the business terms applicable to Merrill Lynch's dealings with the Fund were not negotiated when they were initially established. These business terms are described in detail in this Prospectus in order to give prospective investors ample opportunity to accept or reject such terms. However, it may be difficult for investors to assess, for example, the extent of the adverse impact which the high level of the Fund's brokerage commissions has on its long-term prospects for profitability.

MLIM AS LLC

     MLIM AS LLC organized and controls the Fund. MLIM AS LLC and its affiliates are the primary service providers to the Fund and will remain so even if using other firms might be better for the Fund. Futures trading is highly competitive. To the extent that Merrill Lynch entities continue to be retained by the Fund despite providing non-competitive services, the Fund is likely to incur losses.

     MLIM AS LLC allocates its resources among a number of different funds. MLIM AS LLC has financial incentives to favor certain funds over the Fund.

     The business terms of the Fund -- other than the Management Fees and Profit Shares due to JWH which were negotiated, and were renegotiated effective October 1, 2000, between MLIM AS LLC and JWH -- were not negotiated. MLIM AS LLC unilaterally established these terms, balancing marketing and performance considerations and its interest in maximizing the revenues generated to MLIM AS LLC.

     MLIM AS LLC's interest in maximizing its revenues could cause it to take actions which are detrimental to the Fund in order to increase MLIM AS LLC's income from the Fund or decrease its costs in sponsoring the Fund. Also, because MLIM AS LLC does not have to compete with third parties to provide services to the Fund, there is no independent check on the quality of such services.


MLPF&S

General

     MLPF&S executes trades for different clients in the same markets at the same time. Consequently, other clients may receive better prices on the same trades than the Fund, causing the Fund to pay higher prices for its positions.

     Many MLPF&S clients pay lower brokerage rates than the Fund. Brokerage commissions are a major drag on the Fund's performance, and the cumulative effect of the higher rates paid by the Fund is material.

     MLPF&S must allocate its resources among many different clients. MLPF&S has financial incentives to favor certain accounts over the Fund. Because of the competitive nature of the markets in which the Fund trades, to the extent that MLPF&S prefers other clients over the Fund, the Fund is likely to incur losses.

     MLPF&S does not have to compete to provide services to the Fund; consequently, there is no independent check on the quality of its services.


JWH

General

     JWH manages many accounts other than the Fund. Consequently, JWH may devote fewer resources to the Fund's trading than JWH otherwise might, to the detriment of the Fund.


     Certain of JWH's principals devote a substantial portion of their business time to ventures other than managing the Fund, including ventures unrelated to futures trading. The Fund may be at a competitive disadvantage to other accounts which are managed by advisors who devote their entire attention to futures trading. Mr. Henry and Mr. Ginsberg devote a substantial portion of their business time to ventures unrelated to JWH and futures trading, and from time to time certain JWH staff members may provide support services for those other business ventures. Those principals and others who supervise and manage JWH staff supporting other business ventures have a conflict of interest in allocating their time, and the time of certain staff members, between their duties to JWH and duties or commitments involving such other business ventures.


     JWH may not be willing to make certain highly successful programs available to the Fund due to the Fund's expense level or other reasons.

     The less successful the programs chosen for the Fund by JWH, the less successful the Fund will be. If JWH does not make certain programs available to the Fund for reasons other than what JWH considers to be the Fund's best interests, the Fund will suffer.

Financial Incentives to Disfavor the Fund

     The Profit Shares received by JWH are based on the Fund's overall performance, not the performance of any individual program. JWH could increase the Profit Shares it could receive from some programs included in the Strategic Allocation Program by using them on a stand-alone basis for clients other than the Fund.

     If the Fund has losses, JWH may have an incentive to prefer other clients because JWH could begin to receive incentive compensation from such clients without having to earn back any losses.

     Any action which JWH takes to maximize its revenues by disfavoring the Fund, either in respect of the resources devoted to its trading or the programs selected for it, could adversely affect the Fund's performance, perhaps to a material extent.

     In selecting the programs for the Fund, JWH has an opportunity to promote new programs, even if such programs are not yet proven in managing client assets and may cause significant losses to the Fund.

Financial Advisors

     Financial Advisors are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients. Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions. Financial Advisors receive initial selling commissions and ongoing compensation on the Units they sell and have a financial incentive to encourage investors to purchase and not to redeem their Units.

Proprietary Trading

     MLIM AS LLC, its affiliates and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients. Such persons may take positions which are the same as or opposite to those held by the Fund.


     JWH and Mr. Henry may engage in discretionary trading for their own accounts, as long as such trading does not amount to a breach of fiduciary duty. Such trading will be for the purposes of testing new investment programs and concepts, as well as for proprietary profit. Proprietary trading may involve contract markets that are not traded for client accounts. The reasons for not trading a contract market for clients may include: the contract market does not trade reasonable volume and is not expected to grow such that JWH could trade significant size with appropriate liquidity; the contract markets are liquid but are highly correlated or redundant to existing markets or sectors traded for clients; or the contract markets have excessively high volatility associated with low liquidity and no historical trends. In the course of trading for their own accounts, JWH and Mr. Henry may take positions that are the same as or opposite to client positions, due to testing a new quantitative model or investment program, an allocation system, and/or trading pursuant to individual discretionary methods. In addition, Mr. Ginsberg may engage in discretionary trading for his own account pursuant to his own personal trading approach as long as such trading does not amount to a breach of fiduciary duty. Mr. Ginsberg's trades may be the same as or opposite to those taken by JWH for the Fund. Trades for the accounts of JWH, Mr. Henry and Mr. Ginsberg may on occasion receive better fills than client accounts. Records for these accounts will not be made available to limited partners.


     Employees and principals of JWH (other than Mr. Henry and Mr. Ginsberg) are not permitted to trade in futures, options on futures or forward contracts. However, such principals and employees may invest in investment vehicles that trade futures, options on futures or forward contracts when an independent trader manages trading in that vehicle, and in the JWH Employee Fund, L.P., for which JWH is the trading advisor. Records of these accounts will not be made available to limited partners.

     Records of proprietary trading will not be available for inspection by limited partners.

     Proprietary trading by MLIM AS LLC or its officers or employees or JWH, Mr. Henry or Mr. Ginsberg could, if substantial in size and conducted in the same markets traded by the Fund, cause losses for the Fund by increasing the cost at which it must acquire and liquidate positions. Over time, the losses resulting from such increased prices could make it difficult for the Fund to earn profits even if its trading were otherwise successful.


Transactions Between Merrill Lynch and the Fund

     All of the service providers to the Fund, other than JWH, are affiliates of Merrill Lynch. Merrill Lynch negotiated with JWH over the level of its advisory fees and Profit Shares. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.


     The Fund pays Merrill Lynch substantial Brokerage Commissions and Administrative Fees as well as bid-ask spreads on forward currency trades. The Fund also pays MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.


     Within the Merrill Lynch organization, MLIM AS LLC is the direct beneficiary of the revenues received by different Merrill Lynch entities from the Fund. MLIM AS LLC controls the management of the Fund and serves as its promoter. Although MLIM AS LLC has not sold any assets, directly or indirectly, to the Fund, MLIM AS LLC makes substantial profits from the Fund due to the foregoing revenues.

     No loans have been, are or will be outstanding between MLIM AS LLC or any of its principals and the Fund.

     MLIM AS LLC pays substantial selling commissions (3% of the subscription price of Units) and trailing commissions (2% per Unit annually of the average month-end Net Asset Value per Unit, beginning in the thirteenth month after a Unit is sold) to MLPF&S for distributing the Units. MLIM AS LLC is ultimately paid back for these expenditures from the revenues it receives from the Fund.

     Descriptions of the dealings between the Fund and Merrill Lynch are set forth under "Selected Financial Data," "Interest Income Arrangements" and "Analysis of Fees and Expenses Paid by the Fund."


Summary of the Limited Partnership Agreement

     The Fund's Limited Partnership Agreement effectively gives MLIM AS LLC, as general partner, full control over the management of the Fund. Limited partners have no voice in its operations. In addition, MLIM AS LLC in its operation of the Fund is specifically authorized to engage in the transactions described herein (including those involving affiliates of MLIM AS LLC), and is exculpated and indemnified by the Fund against claims sustained in connection with the Fund, provided that such claims were not the result of negligence or misconduct and that MLIM AS LLC determined that such conduct was in the best interests of the Fund.

     Although as limited partners, investors have no right to participate in the control or management of the Fund, they are entitled to: (i) vote on a variety of different matters; (ii) receive annual audited financial statements, unaudited monthly reports and timely tax information; (iii) inspect the Fund's books and records; (iv) redeem Units; and (v) not to have the business terms of the Fund changed in a manner which increases the compensation received by MLIM AS LLC or its affiliates without their unanimous consent.

     Limited partners' voting rights extend to any proposed change in the Limited Partnership Agreement which would adversely affect them, as well as to their right to terminate the Fund's contracts with affiliates of MLIM AS LLC. Limited partners also have the right to call meetings of the Fund in order to permit limited partners to vote on any matter on which they are entitled to vote, including the removal of MLIM AS LLC as general partner of the Fund.

     Limited partners or their duly authorized representatives may inspect the Fund's books and records, for any purpose reasonably related to their status as limited partners in the Fund, during normal business hours upon reasonable written notice to MLIM AS LLC. They may also obtain copies of such records upon payment of reasonable reproduction costs; provided, however, that such limited partners represent that the inspection and/or copies of such records will not be for commercial purposes unrelated to such limited partners' interest in the Fund.

     The Limited Partnership Agreement contains restrictions on MLIM AS LLC's ability to raise Brokerage Commissions, Administrative Fees and other revenues received by Merrill Lynch from the Fund, as well as certain other limitations on the various conflicts of interest to which MLIM AS LLC is subject in operating the Fund.

     The Limited Partnership Agreement provides for the economic and tax allocations of the Fund's profit and loss. Economic allocations are based on investors' capital accounts, and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to limited partners who redeem at a profit.

     A limited partner may transfer or assign his units in the Fund only upon prior written notice to MLIM AS LLC and subject to approval of the assignee. MLIM AS LLC will provide consent when it is satisfied that the transfer complies with applicable laws, and it has received an opinion of counsel that such transfer will not adversely affect the tax classification of the Fund as a partnership. An assignee not admitted to the Fund as a limited partner will have only limited rights to share the profits and capital of the Fund and a limited redemption right.

     The General Partner may amend the Limited Partnership Agreement in any manner not adverse to the limited partners without need of obtaining their consent. These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations or any other changes MLIM AS LLC deems advisable so long as they do not change the basic investment policy or structure.

     The Fund has agreed to indemnify MLIM AS LLC, as general partner, for actions taken on behalf of the Fund, provided that MLIM AS LLC's conduct was in the best interests of the Fund and the conduct was not the result of negligence or misconduct. Indemnification by the Fund for alleged violation of securities laws is only available if the following conditions are satisfied:

          1) a successful adjudication on the merits of each count alleged has been obtained, or

          2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

          3) a court of competent jurisdiction approves a settlement of the claims and finds indemnification of the settlement and related costs should be made; and

          4) in the case of 3), the court has been advised of the position of the SEC and the states in which the Units were offered and sold as to indemnification for the violations.


Tax Consequences

     In the opinion of Sidley Austin Brown & Wood, the following summary of the tax consequences to United States taxpayers who are individuals is materially correct. Sidley Austin Brown & Wood's opinion is filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

Partnership Tax Status of the Fund

     Both the Fund and the Fund/JWH joint venture are taxed as partnerships and do not pay federal income tax. Based on the income expected to be earned by the Fund and the Fund/JWH joint venture, neither will be taxed as a "publicly-traded partnership."

Taxation of Partners on Profits or Losses of the Fund

     Each Partner must pay tax on his share of the Fund's income and gains. Such share must be included each year in a Partner's taxable income whether or not such Partner has redeemed Units. In addition, a Partner may be subject to paying taxes on the Fund's interest income even though the Net Asset Value per Unit has decreased due to trading losses. See "-- Tax on Capital Gains and Losses; Interest Income," below.

     The Fund provides each Partner with an annual schedule of his share of tax items. The Fund generally allocates these items equally to each Unit. However, when a Partner redeems Units, the Fund allocates capital gains or losses so as to eliminate any difference between the redemption proceeds and the tax accounts of such Units.

Limited Deductibility of Fund Losses and Deductions

     A Partner may not deduct Fund losses or deductions in excess of his tax basis in his Units as of year-end. Generally, a Partner's tax basis in his Units is the amount paid for such Units reduced (but not below zero) by his share of any Fund distributions, losses and deductions and increased by his share of the Fund's income and gains.

Limited Deductibility for Certain Expenses

     Individual taxpayers are subject to material limitations on their ability to deduct investment advisory expenses and other expenses of producing income. Sidley Austin Brown & Wood has opined that the amount, if any, of the Fund's expenses which might be subject to this limitation should be de minimis. However, the IRS could take a different position. The Fund's Profit Share is structured as a priority allocation of the Fund's trading profits (if any) to JWH. The IRS could contend that the Profit Share should be characterized as an investment advisory expense. If the Profit Share were treated as an investment advisory expense, individual taxpayers would pay tax on $100 of net profits for every $80 increase in Net Asset Value of their Units, and the Profit Share would be subject to limited deductibility.

     Individuals cannot deduct investment advisory expenses in calculating their alternative minimum tax.

Year-End Mark-to-Market of Open Positions

     Section 1256 Contracts are futures, futures options traded on U.S. exchanges, certain foreign currency contracts and stock index options. Certain of the Fund's open positions are Section 1256 Contracts. Section 1256 Contracts which remain open at the end of each year are treated for tax purposes as if such positions had been sold and any gain or loss recognized. The gain or loss on Section 1256 Contracts is characterized as 40% short-term capital gain or loss and 60% long-term capital gain or loss regardless of how long any given position has been held. Non-U.S. exchange-traded futures and forwards are non-Section 1256 Contracts. Gain or loss on non-Section 1256 Contracts will be recognized when sold by the Fund and will be primarily short-term gain or loss.

Tax on Capital Gains and Losses; Interest Income


     As described under "-- Year-End Mark-to-Market of Open Positions," the Fund's trading, not including its cash management which generates primarily ordinary income, generates 60% long-term capital gains or losses and 40% short-term capital gains or losses from its Section 1256 Contracts and primarily short-term capital gain or loss from its non-Section 1256 Contracts. Individuals pay tax on long-term capital gains at a maximum rate of 20%. Short-term capital gains are subject to tax at the same rates as ordinary income, with a maximum rate of 38.6% (scheduled to decline to 35% by 2006) for individuals.


     Individual taxpayers may deduct capital losses only to the extent of their capital gains plus $3,000. Accordingly, the Fund could incur significant losses but a limited partner would still be required to pay taxes on his share of the Fund's interest income.

     If an individual taxpayer incurs a net capital loss for a year, he may elect to carryback (up to three years) the portion of such loss which consists of a net loss on Section 1256 Contracts. A taxpayer may deduct such losses only against net capital gain for a carryback year to the extent that such gain includes gains on Section 1256 Contracts. To the extent that a taxpayer could not use such losses to offset gains on Section 1256 Contracts in a carryback year, the taxpayer may carryforward such losses indefinitely as losses on Section 1256 Contracts.

Syndication Expenses


     The Fund will pay any costs associated with the Units under this Prospectus. Ongoing offering expenses incurred by the Fund would constitute non-deductible syndication expenses. The IRS could also contend that a portion of the Brokerage Commissions paid to MLPF&S and/or the Administrative Fees paid to MLIM AS LLC constitute non-deductible syndication expenses.


The 3% Employee Discount

     MLIM AS LLC contributes 3% of the purchase date Net Asset Value per Unit to the Fund for each Unit purchased by Merrill Lynch officers and employees, except for Units purchased for the individual retirement accounts of such officers and employees. These officers and employees report the MLIM AS LLC contribution as ordinary income in the year of purchase, and acquire a tax basis in their Units of 100% of the purchase date Net Asset Value of such Units.

Unrelated Business Taxable Income

     Tax-exempt limited partners will not be required to pay tax on their share of income or gains of the Fund, provided that such limited partners do not purchase Units with borrowed funds.

IRS Audits of the Fund and Its Partners

     The IRS is required to audit Fund-related items at the Fund rather than the partner level. MLIM AS LLC is the Fund's "tax matters partner" with general authority to determine the Fund's responses to a tax audit. If an audit of the Fund results in an adjustment, all partners may be required to pay additional taxes plus interest as well as penalties.

State and Other Taxes

     In addition to the federal income tax consequences described above, the Fund and the partners may be subject to various state and other taxes.

                              --------------------

              PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX
                   ADVISERS BEFORE DECIDING WHETHER TO INVEST.


Selling Commissions

     No selling commissions are paid from the proceeds of subscriptions. MLIM AS LLC provides production credits to the Selling Agent on Unit sales. Production credits are internal bookkeeping entries, a percentage of which is paid by MLIM AS LLC in cash to the Selling Agent.

     The Selling Agent receives initial production credits of 3% of the purchase price of all Units. However, no initial production credits are provided on sales of Units to officers and employees of Merrill Lynch at 97% of Net Asset Value.


     MLIM AS LLC also provides ongoing production credits on Units which remain outstanding for more than twelve months. Ongoing production credits paid on Units sold by Financial Advisors registered with the CFTC and who have passed either the Series 3 National Commodity Futures Examination or the Series 31 Managed Futures Funds Examination equal 2% per annum of the average month-end Net Asset Value per Unit, beginning in the thirteenth month after sale. In the case of Units sold by Financial Advisors who are not CFTC registered and Series 3 or 31 qualified, ongoing compensation will be paid but (when added to the 3% initial selling commissions paid on Units) is limited to 10% of the initial sale price of the Units.


     No sales to discretionary accounts of the Selling Agent will be made without the prior specific written approval of the customer.

     In the Selling Agreement, JWH and MLIM AS LLC have agreed to indemnify the Selling Agent against certain liabilities that the Selling Agent may incur as a result of their respective conduct in connection with the offering and sale of the Units, including liabilities under the Securities Act of 1933 and the Commodity Exchange Act.


Lawyers; Accountants

     Sidley Austin Brown & Wood has advised MLIM AS LLC, and MLPF&S on the offering of the Units. Sidley Austin Brown & Wood drafted "Tax Consequences."


     The balance sheet of MLIM AS LLC as of December 28, 2001 and the consolidated financial statements of the Fund for the years ended December 31, 2001, 2000, and 1999 included herein have been audited by Deloitte & Touche LLP.



Financial Statements

                                                                          Page

ML JWH Strategic Allocation Fund L.P.


    Independent Auditors' Report..........................................  70
    Consolidated Statements of Financial Condition........................  71
    Consolidated Statements of Operations.................................  72
    Consolidated Statements of Changes in Partners' Capital...............  73
    Consolidated Financial Data Highlights................................  74
    Notes to Consolidated Financial Statements............................  75


MLIM Alternative Strategies LLC

    Independent Auditors' Report..........................................  81
    Balance Sheet.........................................................  82
    Notes to Balance Sheet................................................  83




       Schedules are omitted for the reason that they are not required or are not applicable or that equivalent information has been included in the financial statements or notes thereto.
                                 ---------------

                          INDEPENDENT AUDITORS' REPORT


To the Partners of
ML JWH Strategic Allocation Fund L.P.:


We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and the ML JWH Strategic Joint Venture (the "Joint Venture") as of December 31, 2001 and 2000 and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2001, and the financial data highlights for the year ended December 31, 2001. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and consolidated financial data highlights present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the ML JWH Strategic Joint Venture as of December 31, 2001 and 2000, and the results of their operations and changes in their partners' capital and the financial data highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, New York
February 5, 2002


                     ML JWH STRATEGIC ALLOCATION FUND L. P.
               (A Delaware Limited Partnership) AND JOINT VENTURE

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     DECEMBER 31, 2001 AND DECEMBER 31, 2000

                                                                       2001                 2000
ASSETS

Equity in commodity futures trading accounts:
   Cash and options premiums                                       $248,619,755           $132,821,791
   Net unrealized profit on open contracts (Note 2)                  14,955,289             50,582,680
Commercial Paper (Cost:  $111,460,842)                                       --            111,460,842
Cash                                                                         --                    254
Accrued interest (Notes 1 and 4)                                        372,122              1,840,366
         TOTAL                                                     $263,947,166           $296,705,933
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
   Brokerage commissions payable (Note 4)                            $1,236,104             $1,421,678
   Profit Share payable (Note 3)                                      5,986,222              2,594,708
   Redemptions payable                                                2,523,375              9,285,988
   Administrative fees payable (Note 4)                                  53,744                 61,812
         Total liabilities                                            9,799,445             13,364,186
MINORITY INTEREST                                                       170,731                174,477
PARTNERS' CAPITAL:
   General Partner (15,044 Units and 18,536 Units)                    2,556,954              3,219,589
   Limited Partners (1,479,238 Units and 1,611,725 Units)           251,420,036            279,947,681
         Total partners' capital                                    253,976,990            283,167,270
                  TOTAL                                            $263,947,166           $296,705,933
NET ASSET VALUE PER UNIT
  (Based on 1,494,282 and 1,630,261 Units outstanding)                  $169.97                $173.69
                                                                        =======                =======


See notes to consolidated financial statements.




                     ML JWH STRATEGIC ALLOCATION FUND L. P.
               (A Delaware Limited Partnership) AND JOINT VENTURE

                  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                  2001                  2000                   1999
       REVENUES


       Trading profit (loss):
          Realized profit                      $43,747,023          $  9,945,923             $9,335,723
          Change in unrealized                 (35,627,391)           38,113,338            (14,570,342)

                Total trading results            8,119,632            48,059,261             (5,234,619)

       Interest income (Notes 1 and 4)           9,573,671            17,179,996             17,854,409

                Total revenues                  17,693,303            65,239,257             12,619,790
       EXPENSES
       Brokerage commissions (Note 4)           15,061,052            21,916,843             28,008,137
       Administrative fees (Note 4)                654,829               750,433                903,488
       Ongoing offering costs (Note 1)                  --               174,043                108,777

                Total expenses                  15,715,881            22,841,319             29,020,402
       INCOME (LOSS) BEFORE PROFIT
       SHARE ALLOCATION AND MINORITY
       INTEREST                                  1,977,422            42,397,938            (16,400,612)
       Profit Share Allocation (Note 3)         (5,986,223)           (2,594,804)            (4,207,762)
       Minority interest in (income)                 3,746               (27,502)                 7,926
       loss
       NET INCOME (LOSS)                       $(4,005,055)          $39,775,632           $(20,600,448)
       NET INCOME (LOSS) PER UNIT:
       Weighted average number of
       General Partner and Limited
       Partner Units outstanding (Note
       5)                                        1,506,078             2,109,178              2,325,460
       Net income (loss) per weighted
       average General Partner and
       Limited Partner Unit                        $(2.66)               $18.86                  $(8.86)



                   See notes to consolidated financial statements.





                     ML JWH STRATEGIC ALLOCATION FUND L. P.
               (A Delaware Limited Partnership) AND JOINT VENTURE

                 CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
          CAPITAL FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                        General          Limited
                                                      Units             Partner         Partners             Total


   PARTNERS' CAPITAL, DECEMBER 31,
   1998                                            2,037,826           $2,667,093      $311,845,818        $314,512,911
   Additions                                         713,679            1,788,180       108,788,920         110,577,100
   Net loss                                               --             (289,113)      (20,311,335)        (20,600,448)
   Redemptions                                      (290,942)             (78,597)      (44,191,107)        (44,269,704)


   PARTNERS' CAPITAL, DECEMBER 31,
   1999                                            2,460,563            4,087,563       356,132,296         360,219,859
   Additions                                         108,883               23,717        15,854,642          15,878,359
   Net income                                             --              502,274        39,273,358          39,775,632
   Redemptions                                      (939,185)          (1,393,965)     (131,312,615)       (132,706,580)

   PARTNERS' CAPITAL, DECEMBER 31,
   2000                                            1,630,261            3,219,589       279,947,681         283,167,270
   Additions                                         115,245                8,813        18,532,359          18,541,172
   Net Loss                                               --              (21,881)       (3,983,174)         (4,005,055)
   Redemptions                                      (251,224)            (649,567)      (43,076,830)        (43,726,397)

   PARTNERS' CAPITAL, DECEMBER 31,
   2001                                            1,494,282           $2,556,954      $251,420,036        $253,976,990


See notes to consolidated financial statements.

                     ML JWH STRATEGIC ALLOCATION FUND L. P.
               (A Delaware Limited Partnership) AND JOINT VENTURE


                    CONSOLIDATED FINANCIAL DATA HIGHLIGHTS
                     FOR THE YEAR ENDED DECEMBER 31, 2001



The following per unit data and ratios have been derived from information provided in the consolidated financial statements.


                                                                         2001
Increase (Decrease) in Net Asset Value

PER SHARE OPERATING PERFORMANCE:

Net asset value, beginning of year                                    $ 173.69
Realized trading profit                                                  27.81
Change in unrealized                                                    (23.56)
Interest income                                                           6.28
Expenses                                                                (14.25)

Net asset value, end of year                                          $ 169.97
Total investment return, compounded monthly                              (2.15)%

RATIOS TO AVERAGE NET ASSETS:
Expenses                                                                  8.39%
Net loss                                                                 (1.55)%

See notes to consolidated financial statements.





                     ML JWH STRATEGIC ALLOCATION FUND L. P.
               (A Delaware Limited Partnership) AND JOINT VENTURE

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization


     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. When available for investment, the Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc. ("MLIP"), an indirect wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. ("MLIM"), which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated. ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Partnership's commodity broker. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interest in it.

     Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Partnership's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Partnership. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Partnership's transactions were executed.

     The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH(R). JWH(R) selects, allocates and reallocates the Partnership's assets among different combinations of JWH(R)'s programs--an approach which JWH refers to as the "JWH Strategic Allocation Program."


     The consolidated financial statements include the accounts of the Joint Venture to which the Partnership contributed substantially all of its capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Management


     Prior to June 2000, the Partnership invested a portion of its assets in obligations of the U.S. Treasury and certain U.S. government agencies ("Government Securities") under the direction of MLIM, within the parameters established by MLIM AS LLC, for which MLIM accepted no responsibility. These investments were carried at fair value. Effective June 2000, the Partnership liquidated the Government Securities held and now can invest a portion of its assets in Commercial Paper. These holdings generally have maturities of 30, 60 or 90 days and are held to maturity. The investments in Commercial Paper holdings are directed by MLIM AS LLC. The Partnership did not hold Commercial Paper as of December 31, 2001.


Revenue Recognition

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit
(loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Consolidated Statements of Operations.

Foreign Currency Transactions

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.


Ongoing Offering Costs, Operating Expenses and Selling Commissions

     MLIM AS LLC is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership's average month-end assets in any fiscal year. MLIM AS LLC suspended the reimbursement on August 31, 2000; however, the reimbursement can be reinstated if the Partnership is opened to a new offering.

     MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (see Note 3). MLIM AS LLC receives an administrative fee, as well as a portion of the brokerage commissions paid to MLPF&S by the Joint Venture (see Note 4).

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLIM AS LLC.


Income Taxes

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

Distributions


     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2001 or 2000.


Redemptions

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquired Units at more than one time, Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIM AS LLC.


Dissolution of the Partnership

     The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS


     In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments which constitute more than 5% of net assets, taking long and short positions into account separately.

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Consolidated Statement of Financial Condition, as of December 31, 2001, are as follows.





                                           LONG POSITIONS                 SHORT POSITIONS
                                                                                                     NET UNREALIZED
                                     UNREALIZED      PERCENT OF       UNREALIZED     PERCENT OF     PROFIT (LOSS) ON     PERCENT OF
COMMODITY INDUSTRY SECTOR           PROFIT (LOSS)    NET ASSETS      PROFIT (LOSS)   NET ASSETS     OPEN POSITIONS       NET ASSETS
-------------------------           -------------    ---------      --------------   ----------     ----------------     ----------
Agriculture                          $ (10,988)         0.00%       $   760,155       0.30%           $   749,167            0.29%
Currencies                             511,386          0.20%        14,680,710         5.78%          15,192,096            5.98%
Energy                                    --            0.00%          (530,666)       (0.21)%           (530,666)          (0.21)%
Interest rates                        (409,594)        (0.16)%         2,348,107         0.92%           1,938,513            0.76%
Metals                                (752,911)        (0.30)%       (1,930,634)       (0.76)%         (2,683,545)          (1.06)%
Stock indices                          289,724          0.11%             --            0.00%             289,724            0.11%
                                    -------------    ---------      --------------   ----------     ----------------     ----------
Total                                $(372,383)        (0.15)%      $ 15,327,672        6.04%         $14,955,289            5.89%
                                    =============    =========      ==============   ==========     ================     ----------

3.   JOINT VENTURE AGREEMENT

     The Partnership and JWH(R) entered into a Joint Venture Agreement as of the commencement of operations whereby JWH(R) contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. As of October 30, 1998, the Joint Venture Agreement was amended to allow the Joint Venture Agreement to continue in effect until December 31, 2000, subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH(R) elects not to renew. The Joint Venture Agreement has been renewed for the year ended December 31, 2002. MLIM AS LLC is the manager of the Joint Venture, while JWH(R) has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH(R) and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20%, increased from 15% on October 1, 2000, of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH(R). Losses are allocated to JWH(R) and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH(R)'s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 2001, 2000 and 1999, JWH(R) received a profit share allocation of $5,861,385, $2,586,818 and $4,103,927 and earned interest of $124,838, $7,986 and $103,835 on such amounts, respectively.

4.   RELATED PARTY TRANSACTIONS

     Prior to June 2000, approximately 80% of the Joint Venture's U.S. dollar assets were managed by MLIM, pursuant to the guidelines established by MLIM AS LLC for which MLIM assumed no responsibility, in the Government Securities market. MLPF&S paid MLIM annual management fees of .20 of 1% on the first $25 million of certain assets of MLIM AS LLC-sponsored funds ("Capital"), including the Joint Venture's assets managed by MLIM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees were paid quarterly in arrears and were calculated on the basis of the average daily Capital managed by MLIM. As of June 2000, the Government Securities were liquidated and the management agreement with MLIM was terminated. Commercial Paper was then purchased. MLPF&S acts as custodian for the cash assets utilized in the Commercial Paper Program. As of December 31, 2001, no Commercial Paper was held by the Partnership.

     A portion of the Joint Venture's U.S. dollar assets is maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture at prevailing local rates for financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture's month-end assets. Prior to October 1, 2000, the brokerage commission rate was ..646 of 1% per month (a 7.75% annual rate). The Joint Venture also pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLIM AS LLC estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 2001, 2000, and 1999 was approximately $98, $121 and $264 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays JWH(R) annual Management Fees of 2%, reduced from 4% on October 1, 2000, of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2001, 2000 and 1999 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks which cannot be presented on the financial statements. The following summarizes some of those risks.

Market Risk

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R) calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge JWH(R) to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH(R) , has begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH(R) itself.

Credit Risk

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity future trading accounts.

                          INDEPENDENT AUDITORS' REPORT

MLIM Alternative Strategies LLC:

We have audited the accompanying balance sheet of MLIM Alternative Strategies LLC (the "Company") as of December 28, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at December 28, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, New York
March 11, 2002

                         MLIM ALTERNATIVE STRATEGIES LLC
                         -------------------------------

                                  BALANCE SHEET

                                December 28, 2001


ASSETS

Cash                                                        $         954,194
Investments in Affiliated Partnerships                              6,753,600
Due from Parent and Affiliates                                     46,226,212
Receivables from Affiliated Partnerships                            4,887,573
Deferred Charges                                                    1,375,630
Advances and Other Receivables from Offshore Funds                  7,714,022
Other Assets                                                           99,000
                                                            -----------------

     TOTAL ASSETS                                           $      68,010,231
                                                            =================


LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:
     Accounts payable and accrued expenses                  $      11,064,287
     Due to affiliates                                              3,214,856
                                                            -----------------
         Total liabilities                                         14,279,143
                                                            -----------------


MEMBERS' CAPITAL:
     Members' Capital                                              53,731,088
                                                            -----------------

Total Members' Capital                                             53,731,088
                                                            -----------------

TOTAL LIABILITIES AND MEMBERS' CAPITAL                      $      68,010,231
                                                            =================


See notes to balance sheet


                            PURCHASERS OF UNITS WILL
                       ACQUIRE NO INTEREST IN THIS COMPANY

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization
------------

     Merrill Lynch Investment Partners, Inc. ("MLIP") converted to a limited liability company and changed its name to MLIM Alternative Strategies, LLC., (the "Company") effective May 31, 2001. All of the officers of MLIP at the time continued with their former roles with the Company. The Company is a wholly-owned subsidiary of Merrill Lynch Group, Inc., ("MLG Inc.") which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."). Effective August 14, 2001, MLG Inc. contributed all of the issued and outstanding shares of the Company to its affiliate Merrill Lynch Investment Managers, LP in a tax-free reorganization. The Company is registered as a commodity pool operator and a commodity trading advisor, and is registered as an investment adviser under the Investment Advisers Act of 1940. The Company serves as the sole general partner of The Futures Expansion Fund Limited Partnership, ML Futures Investments II L.P., ML Futures Investments L.P., John
W. Henry & Co./Millburn L.P. (Series A, B, and C), The S.E.C.T.O.R. Strategy Fund L.P., The SECTOR Strategy Fund II L.P., The JWH Global Asset Fund L.P., The SECTOR Strategy Fund V L.P., ML Global Horizons L.P., ML/AIS L.P., ML Select Hedge I L.P., ML Select Hedge D L.P., The SECTOR Strategy Fund VI L.P., ML S Managed Futures Fund L.P., ML Principal Protection L.P., ML Select Futures I L.P. (formerly ML Chesapeake L.P.), ML Zweig-DiMenna LP and ML JWH Strategic Allocation Fund L.P. (collectively, the "Affiliated Partnerships"). The Company is also an investor in a joint venture (ML/AIG Asset Management L.L.C.) which is the general partner of ML/AIG Multi-Strategy Fund L.P. Additionally, the Company has sponsored or initiated the formation of various offshore entities ("Offshore Funds") engaged in the speculative trading of futures, options on futures, forwards and options on forward contracts.

     The Company became a member of Merrill Lynch Investment Managers ("MLIM")
- Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. The Company is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

Estimates
---------

     The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments in Affiliated Partnerships

     The Company's investments in its Affiliated Partnerships are accounted for under the equity method of accounting, which approximates fair value.

Deferred Charges

     Deferred charges represent compensation to ML&Co. affiliates for the sale of fund units to their customers. These costs are amortized over 12-month periods.

Cash, Due from Parent and Affiliates, Advances and Other Receivables, Accounts Payable and Accrued Expenses, and Due to Affiliates

     The carrying amounts of these items approximate their fair value as of December 28, 2001 because of the nature of the accounts being either liquid or requiring settlement in the short term.
2.   RELATED PARTIES

     The Company's officers and directors are also officers of other subsidiaries of ML&Co. An affiliate bears all of the Company's facilities and employee costs, for which it is reimbursed by the Company. Another affiliate, Merrill Lynch Futures Inc., which merged into its affiliate, Merrill Lynch, Pierce, Fenner & Smith ("MLPF&S") effective November 2, 2001, executes and clears the Affiliated Partnerships' trades as well as those of various Offshore Funds sponsored or managed by the Company, MLPF&S receives a fee for this service, generally based on the net assets of the Affiliated Partnerships and Offshore Funds.


     ML&Co. is the holder of the Company's excess cash, which is available on demand to meet current liabilities. ML&Co. credits the Company with interest, at a floating rate approximating ML&Co.'s average borrowing rate, based on the Company's average daily balance receivable. At December 28, 2001, approximately $56,980,000 was subject to this agreement.


     At December 28, 2001, the Company had receivables from Afiliated Partnerships and Offshore Funds for certain administrative, management and redemption fees. Additionally, the Company had receivables from certain Affiliated Partnerships and Offshore Funds for organizational and initial offering costs paid on behalf of such funds which are being reimbursed to the Company over various time periods (not exceeding two years).

     The Company has determined that there may have been a miscalculation in the interest credited by an affiliate of the Company, to certain Affiliated Partnerships and Offshore Funds for a period prior to November 1996. Accordingly, ML&Co. is crediting current and former investors in affected funds with additional amounts totaling approximately $28,500,000, which includes compound interest. Approximately $26,353,287 was paid to investors as of December 2001 with the remaining balance of $2,146,713 recorded as a liability on the balance sheet. The Company has determined that interest has been calculated appropriately since November 1996.

3.   INVESTMENTS IN AFFILIATED PARTNERSHIPS

     The limited partnership agreements of certain Affiliated Partnerships require the Company to maintain minimum capital contributions.

     At December 28, 2001, the Company's investments in its Affiliated Partnerships were as follows:

The Futures Expansion Fund Limited Partnership             $   56,009
The S.E.C.T.O.R. Strategy Fund L.P                            103,028
The SECTOR Strategy Fund II L.P                                67,883
The SECTOR Strategy Fund III L.P.                             124,009
The SECTOR Strategy Fund V L.P.                                65,700
The SECTOR Strategy Fund VI L.P.                              120,712
ML Futures Investments L.P.                                   136,651
ML Futures Investments II L.P.                                 85,082
ML S Managed Futures Fund L.P.                                104,608
ML Principal Protection L.P.                                  234,017
John W. Henry & Co./Millburn L.P. (Series A)                   76,060
John W. Henry & Co./Millburn L.P. (Series B)                  133,395
John W. Henry & Co./Millburn L.P. (Series C)                   76,320
ML/AIS L.P.                                                    78,004
The JWH Global Asset Fund L.P.                                179,429
ML Select Futures I L.P                                       404,811
ML Global Horizons L.P.                                       562,408
ML Select Hedge I L.P.                                        730,650
ML/AIG Asset Management L.P.                                  857,494
ML JWH Strategic Allocation Fund L.P.                       2,557,330
                                                           ----------
Total                                                      $6,753,600
                                                           ==========

     The following represents condensed combined financial information of the Affiliated Partnerships as of December 28, 2001 (in thousands):

Assets                                                     $  599,024
                                                           ==========

Liabilities                                                    32,924
Partners' capital                                             566,100
                                                           ----------
Total Liabilities and
   Partners' Capital                                      $   599,024
                                                           ==========

     The Company's Affiliated Partnerships trade various futures, options on futures, forwards and options on forward contracts or hold positions in underlying funds which trade such instruments. Risk to such partnerships arises from the possible adverse changes in the market value of such contracts and the potential inability of counterparties to perform under the terms of the contracts. The risk to the Company is represented by the portion of its investments in Affiliated Partnerships derived from the unrealized gains contained in such Partnerships' net asset values.

4.  INCOME TAXES

     Prior to May 31, 2001, the results of operations of the Company were included in the consolidated federal and combined state and local income tax returns of ML&Co. As a result of the Company's conversion to a limited liability company, the Shareholder of the Company will be subject to federal and state taxation based on its distributive share of items of income, gain, loss and expense of the Company.

5.   NET WORTH AGREEMENTS

     Pursuant to the limited partnership agreements of the Affiliated Partnerships, the Company is required to meet certain net worth requirements. The Company's net worth, as defined, approximated $42,089,915 at December 28, 2001, which in the opinion of Company's counsel met all such requirements.

6.       COMMITMENTS

     The Company is obligated to pay certain affiliates from its own funds without reimbursement by its Affiliated Partnerships, ongoing compensation (0-3% annual rate) based upon the average month-end net assets in such Affiliated Partnerships, accrued monthly and paid quarterly, for units in such partnerships outstanding for more than twelve months.









                                    PART TWO
                       STATEMENT OF ADDITIONAL INFORMATION




                      ML JWH STRATEGIC ALLOCATION FUND L.P.
                                   ----------
                            Limited Partnership Units








   -------------------------------------------------------------------------


     This is a speculative, leveraged investment which involves the risk of loss. Past performance is not necessarily indicative of future results.


            See "The Risks You Face" beginning at page 9 in Part One.



                 THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE
                     DOCUMENT AND A STATEMENT OF ADDITIONAL
                       INFORMATION. THESE PARTS ARE BOUND
                           TOGETHER, AND BOTH CONTAIN
                             IMPORTANT INFORMATION.




    Merrill Lynch, Pierce, Fenner                    MLIM Alternative
        & Smith Incorporated                           Strategies LLC
            Selling Agent                             General Partner


                                ---------------

                                    PART TWO

                       STATEMENT OF ADDITIONAL INFORMATION

                                TABLE OF CONTENTS


                                                                       Page

Futures Markets and Trading Methods................................     1

Supplemental Performance of the Fund                                    3

Exhibit A:  Sixth Amended and Restated
Limited Partnership Agreement................................     LPA-(i)



Exhibit B:  Subscription Requirements.........................       SR-1

Exhibit C:  Subscription Instructions.........................       SA-i




Futures Markets and Trading Methods

The Futures and Forward Markets

Futures and Forward Contracts

     Futures contracts in the United States can only be traded on approved exchanges and call for the future delivery of various commodities. These contractual obligations may be satisfied either by taking or making physical delivery or by making an offsetting sale or purchase of a futures contract on the same exchange.

     Forward currency contracts are traded off-exchange through banks or dealers. In such instances, the bank or dealer generally acts as principal in the transaction and charges "bid-ask" spreads.

     Futures and forward trading is a "zero-sum," risk transfer economic activity. For every gain there is an equal and offsetting loss.

Hedgers and Speculators

     The two broad classifications of persons who trade futures are "hedgers" and "speculators." Hedging is designed to minimize the losses that may occur because of price changes, for example, between the time a merchandiser contracts to sell a commodity and the time of delivery. The futures and forward markets enable the hedger to shift the risk of price changes to the speculator. The speculator risks capital with the hope of making profits from such changes. Speculators, such as the Fund, rarely take delivery of the physical commodity but rather close out their futures positions through offsetting futures contracts.

Exchanges; Position and Daily Limits; Margins

     Each of the commodity exchanges in the United States has an associated "clearinghouse." Once trades made between members of an exchange have been cleared, each clearing broker looks only to the clearinghouse for all payments in respect of such broker's open positions. The clearinghouse "guarantee" of performance on open positions does not run to customers. If a member firm goes bankrupt, customers could lose money.

     JWH trades for the Fund on a number of foreign commodity exchanges. Foreign commodity exchanges differ in certain respects from their United States counterparts and are not regulated by any United States agency.

     The CFTC and the United States exchanges have established "speculative position limits" on the maximum positions that futures traders, such as JWH, may hold or control in futures contracts on certain commodities.

     Most United States exchanges limit the maximum change in futures prices during any single trading day. Once the "daily limit" has been reached, it becomes very difficult to execute trades. Because these limits apply on a day-to-day basis, they do not limit ultimate losses, but may reduce or eliminate liquidity.

     When a position is established, "initial margin" is deposited. On most exchanges, at the close of each trading day "variation margin," representing the unrealized gain or loss on the open positions, is either credited to or debited from a trader's account. If "variation margin" payments cause a trader's "initial margin" to fall below "maintenance margin" levels, a "margin call" is made, requiring the trader to deposit additional margin or have his position closed out.

Trading Methods


     Managed futures strategies are generally classified as (i) systematic or discretionary; and (ii) technical or fundamental.



Systematic and Discretionary Trading Approaches

     A systematic trader relies on trading programs or models to generate trading signals. Discretionary traders make trading decisions on the basis of their own judgment.

     Each approach involves inherent risks. For example, systematic traders may incur substantial losses when fundamental or unexpected forces dominate the markets, while discretionary traders may overlook price trends which would have been signaled by a system.

Technical and Fundamental Analysis

     Technical analysis operates on the theory that market prices, momentum and patterns at any given point in time reflect all known factors affecting the supply and demand for a particular commodity. Consequently, technical analysis focuses on market data as the most effective means of attempting to predict future prices.

     Fundamental analysis, in contrast, focuses on the study of factors external to the markets, for example: weather, the economy of a particular country, government policies, domestic and foreign political and economic events, and changing trade prospects. Fundamental analysis assumes that markets are imperfect and that market mispricings can be identified.


Trend-Following

     Trend-following advisors try to take advantage of major price movements, in contrast with traders who focus on making many small profits on short-term trades or through relative value positions. Trend-following traders assume that most of their trades will be unprofitable. They look for a few large profits from big trends. During periods with no major price movements, a trend-following trading advisor is likely to have big losses.

Risk Control Techniques

     Trading advisors often adopt risk management principles. Such principles typically restrict the size of positions taken as well as establish stop-loss points at which losing positions must be liquidated. However, no risk control technique can assure that big losses will be avoided.

The JWH programs are systematic, technical and trend-following.




Supplemental Performance of the Fund

     The following are the monthly rates of return and the month-end Net Asset Value per Unit from the inception of the Fund on July 15, 1996 through February 28, 2002. Performance information dated prior to the last five full calendar years is considered supplemental in nature, and is provided in Part II of the Prospectus in accordance with CFTC rules. There can be no assurance that the Fund will continue to perform in the future the way it has in the past. ML JWH STRATEGIC ALLOCATION FUND L.P. July 15, 1996--February 28, 2002 Aggregate Subscriptions: $466,839,237 Current Capitalization: $241,350,951 Worst Monthly Decline (Month/Year): (14.60)% (11/01) Worst Peak-to-Valley Decline (Month/Year): (23.84)% (7/99-9/00) Net Asset Value per Unit, February 28, 2002: $162.64 Number of Limited Partners, February 28, 2002: 6117



                      Month                Monthly Rates of Return    Month-End NAV per Unit

    1996
    July (1/2mo.)                                     (1.02)%                  $98.98
    August                                            (0.09)                    98.89
    September                                          5.49                    104.32
    October                                           10.20                    114.86
    November                                           6.62                    122.68
    December                                           0.47                    123.16
    Compound Rate of Return (5 1/2mos.)               23.15%
    1997
    January                                            3.01%                  $126.87
    February                                          (0.03)                   126.83
    March                                              0.07                    126.92
    April                                             (0.46)                   126.34
    May                                               (3.11)                   122.41
    June                                               0.27                    122.74
    July                                               7.11                    131.47
    August                                            (3.31)                   127.12
    September                                         (0.66)                   126.28
    October                                            2.58                    129.54
    November                                           0.97                    130.80
    December                                           3.52                    135.40
    Compound Annual Rate of Return                     9.93%

    1998
    January                                           (1.51)%                 $133.35
    February                                          (0.66)                   132.47
    March                                              0.77                    133.48
    April                                             (3.38)                   128.97
    May                                                4.04                    134.18
    June                                              (1.54)                   132.11
    July                                              (1.22)                   130.50
    August                                             9.68                    143.13
    September                                          7.53                    153.91
    October                                            0.83                    155.19
    November                                          (8.11)                   142.61
    December                                           8.23                    154.34
    Compound Annual Rate of Return                    14.00%

    1999
    January                                           (2.82)%                 $149.98
    February                                           2.56                    153.82
    March                                             (1.11)                   152.11
    April                                              4.30                    158.66
    May                                               (0.15)                   158.41
    June                                               3.69                    164.26
    July                                              (2.81)                   159.64
    August                                             0.07                    159.75
    September                                         (2.26)                   156.13
    October                                           (7.99)                   143.66
    November                                           2.26                    146.91
    December                                          (0.35)                   146.40
    Compound Annual Rate of Return                    (5.15)%

    2000
    January                                            1.08%                  $147.98
    February                                           1.10                    149.61
    March                                             (4.16)                   143.39
    April                                             (1.59)                   141.10
    May                                               (1.04)                   139.63
    June                                              (3.95)                   134.11
    July                                              (3.56)                   129.33
    August                                             3.65                    134.06
    September                                         (7.26)                   124.33
    October                                            5.66                    131.37
    November                                          13.10                    148.57
    December                                          16.91                    173.69
    Compound Rate of Return                           18.65%

    2001
    January                                           (0.63)%                 $172.60
    February                                          (0.70)                   171.38
    March                                             11.35                    190.83
    April                                             (9.71)                   172.29
    May                                                2.51                    176.63
    June                                              (4.81)                   168.12
    July                                              (4.07)                   161.28
    August                                             6.00                    170.97
    September                                          2.94                    175.99
    October                                            4.20                    183.39
    November                                         (14.60)                   156.62
    December                                           8.52                    169.97
    Compound Rate of Return                           (2.15)%

    2002
    January                                           (0.91)%                 $168.42
    February                                          (3.43)                   162.64
    Compound Rate of Return (2 mos.)                  (4.31)%







  See Notes to Performance of the Fund on page 17 of Part I of the Prospectus.


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



                                                              EXHIBIT A


                      ML JWH STRATEGIC ALLOCATION FUND L.P.


                           SIXTH AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT




                                   Dated as of
                                 April 30, 2002



                         MLIM ALTERNATIVE STRATEGIES LLC
                                 GENERAL PARTNER




                      ML JWH STRATEGIC ALLOCATION FUND L.P.


                           SIXTH AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT


                                TABLE OF CONTENTS
                                                                         Page
1.  Formation and Name..................................................LPA-1
2.  Principal Office....................................................LPA-1
3.  Business............................................................LPA-1
    (a)      Business...................................................LPA-1
    (b)      Objective..................................................LPA-1
    (c)      Joint Venture..............................................LPA-1
4.  Term, Fiscal Year and Net Assets....................................LPA-1
    (a)      Term.......................................................LPA-1
    (b)      Fiscal Year................................................LPA-2
    (c)      Net Assets.................................................LPA-2
5.  Net Worth of General Partner........................................LPA-2
6.  Capital Contributions...............................................LPA-2
7.  Allocation of Profits and Losses....................................LPA-2
    (a)      Capital Accounts and Financial Allocations.................LPA-2
    (b)      Tax Allocations............................................LPA-2
    (c)      Expenses...................................................LPA-4
    (d)      Limited Liability of Limited Partners......................LPA-4
8.  Management of the Partnership.......................................LPA-4
    (a)      General....................................................LPA-4
    (b)      Fiduciary Duties...........................................LPA-5
    (c)      Loans; Investments.........................................LPA-5
    (d)      Certain Conflicts of Interest Prohibited...................LPA-6
    (e)      Certain Agreements.........................................LPA-6
    (f)      No "Pyramiding."...........................................LPA-6
    (g)      Other Activities...........................................LPA-6
    (h)      Status of Joint Venture....................................LPA-6
9.  Audits and Reports..................................................LPA-6
10. Assigning Units.....................................................LPA-7
11. Redeeming Units.....................................................LPA-7
12. Offering of Units...................................................LPA-8
13. Power of Attorney...................................................LPA-9
14. Withdrawal of a Partner.............................................LPA-9
15. Standard of Liability; Indemnification..............................LPA-9
    (a)      Standard of Liability for the General Partner..............LPA-9
    (b)      Indemnification of the General Partner by the
             Partnership................................................LPA-9
16. Amendments; Meetings...............................................LPA-11
    (a)      Amendments with Consent of the General Partner............LPA-11
    (b)      Amendments and Actions without Consent of the General
             Partner...................................................LPA-11
    (c)      Meetings; Other Voting Matters............................LPA-12
17. Benefit Plan Investors.............................................LPA-12
18. GOVERNING LAW......................................................LPA-13
19. Miscellaneous......................................................LPA-13
    (a)      Notices...................................................LPA-13
    (b)      Binding Effect............................................LPA-13
    (c)      Captions..................................................LPA-13
    (d)      Close of Business.........................................LPA-13

                        --------------------------------
                         MLIM ALTERNATIVE STRATEGIES LLC
                                 General Partner

                      ML JWH STRATEGIC ALLOCATION FUND L.P.


                           SIXTH AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

     This Sixth Amended and Restated Limited Partnership Agreement (this "Agreement") is made as of April 30, 2002, by and among MLIM Alternative Strategies LLC, a Delaware limited liability company, as general partner (the "General Partner"), and each Limited Partner.


                                   WITNESSETH:

1.   Formation and Name.

     The parties hereby form and continue ML JWH Strategic Allocation Fund L.P. (the "Partnership") under the Delaware Revised Uniform Limited Partnership Act (the "Act").

2.   Principal Office.

     The principal office of the Partnership is c/o the General Partner, Princeton Corporate Campus, Section 2G, 800 Scudders Mill Road, Plainsboro, New Jersey 08536; telephone: (800) 765-0995. The registered office and agent for service of process in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.   Business.

(a) Business. The Partnership's business is to trade futures and forward contracts on all manner of commodities, financial instruments and currencies; physical commodities; securities; and any rights, interests or options relating to the foregoing. The Partnership may engage in all activities necessary, convenient or incidental to the foregoing businesses.

(b) Objective. The objective of the Partnership's business is substantial capital appreciation of its assets through speculative trading.

(c) Joint Venture. The Partnership currently trades through a joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH"). As the Partnership owns substantially all of the Joint Venture, the term
"Partnership" refers to the Partnership, the Joint Venture or both as the context may require.

4.   Term, Fiscal Year and Net Assets.

(a) Term. The Partnership began on December 11, 1995 and will dissolve on the earlier of: (1) December 31, 2026; (2) receipt by the General Partner of 90 days' notice to dissolve from Limited Partners owning more than 50% of the outstanding Units; (3) withdrawal, insolvency or dissolution of the General Partner, or any other event that causes the General Partner to cease to be a general partner of the Partnership unless (i) at the time of such event there is at least one remaining general partner of the Partnership who carries on the business of the Partnership, or (ii) within 90 days after such event all Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more general partners of the Partnership; (4) a decline in the aggregate Net Assets of the Partnership to less than $250,000; (5) a decline in the Net Asset Value per Unit to $25 or less; (6) dissolution of the Partnership as otherwise provided in this Agreement; or (7) any other event requiring dissolution.

     Upon dissolution of the Partnership, the General Partner, or another person approved by a majority of the Units, shall act as liquidator trustee.

(b) Fiscal Year. January 1 through December 31.

     (c) Net Assets. Net Assets are determined in accordance with generally accepted accounting principles.

     A futures or futures option traded on a United States commodity exchange is valued at its settlement price. If such a contract cannot be liquidated, the settlement price on the first day on which it can be liquidated is used or such other value as the General Partner deems fair and reasonable. The liquidating value of a forward or of a futures or futures option not traded on a United States commodity exchange is its liquidating value as determined by the General Partner on a basis consistently applied for each different type of contract.

     The Partnership's liability for reimbursing its organizational and initial as well as ongoing offering costs to the General Partner reduced or reduces Net Assets only as paid out or amortized.

     Reserves may be created and charged against Net Assets in the discretion of the General Partner.

5.   Net Worth of General Partner.

     The General Partner agrees that it will maintain a net worth of at least 5% of the total contributions to the Partnership and all other partnerships of which the General Partner is general partner. This agreement may be modified if counsel opines that such change will not adversely affect the partnership taxation of the Partnership, and if such change meets applicable state securities laws or guidelines.

     The General Partner will not permit its net worth to decline below $10 million without the consent of holders of a majority of the Units.

6.   Capital Contributions.

     The Partners' respective capital contributions shall be as shown on the books and records of the Partnership.

7.   Allocation of Profits and Losses.

(a) Capital Accounts and Financial Allocations. Each Unit has a capital account, whose initial balance is the amount paid for such Unit.

     As of the close of business (as determined by the General Partner) on the last business day of each month, any increase or decrease in the Partnership's Net Assets during such month shall be credited or charged equally to all outstanding Units.

(b) Tax Allocations. As of each December 31, income and expense and capital gain or loss shall be allocated among the Partners for tax purposes. Capital gain and capital loss shall be allocated separately and not netted.


(1) First, items of ordinary income and expense, including all items of gain and loss attributable to MLIM's cash management activities, shall be allocated equally among the Units outstanding as of the end of each month in which such items accrued.


(2)  Second, Capital Gain or Loss shall be allocated as follows:


(A) Each Unit has a tax account with an initial balance equal to the amount paid for such Unit. As of the end of each month, the balance of such tax account shall be reduced by the Unit's allocable share of any amount paid or amortized by the Partnership in respect of such month for the costs of the ongoing offering of the Units. These adjustments shall be made prior to the following allocations of Capital Gain or Loss.



     As of the end of each fiscal year:

(i) Each tax account shall be increased by the amount of income or Capital Gain allocated to each Unit pursuant to Sections 7(b)(1) and 7(b)(2)(C).

(ii) Each tax account shall be decreased by the amount of expense or Capital Loss allocated to each Unit pursuant to Sections 7(b)(1) and 7(b)(2)(E) and by the amount of any distributions paid to each Unit other than upon redemption.

(iii) When a Unit is redeemed, its tax account is eliminated.

(B) Each Partner who redeems a Unit during or as of the end of a fiscal year shall be allocated Capital Gain up to the amount of the excess of the amount received on redemption (before taking into account any early redemption charges) over the tax account allocable to such Unit (any such excess being referred to as an "Excess"). In the event that the aggregate amount of Capital Gain available to be allocated pursuant to this Section is less than the aggregate amount of Capital Gain required to be so allocated, the aggregate amount of available Capital Gain shall be allocated among all such Partners in the ratio which each such Partner's aggregate Excess bears to the aggregate Excess of all such Partners.

(C) Capital Gain remaining after the allocation described in Section 7(b)(2)(B) shall be allocated among all Partners with outstanding Units whose capital accounts are in excess of their tax accounts based on the ratio of each such Partner's Excess to the aggregate Excess of all such Partners. Any remaining Capital Gain shall then be allocated equally to all Units.

(D) Each Partner who redeems a Unit during or as of the end of a fiscal year shall be allocated Capital Loss up to the amount of the sum of the excess of the tax account allocable to such Unit over the amount received on redemption (before taking into account any early redemption charges; and such excess being referred to as a "Negative Excess"). In the event the aggregate amount of Capital Loss available to be allocated pursuant to this Section is less than the aggregate amount required to be so allocated, the aggregate amount of available Capital Loss shall be allocated among all such Partners in the ratio that each such Partner's Negative Excess bears to the aggregate Negative Excess of all such Partners.

(E) Capital Loss remaining after the allocation described in Section 7(b)(2)(D) shall be allocated among all Partners with outstanding Units whose tax accounts are in excess of their capital accounts based on the ratio of each such Partner's Negative Excess to the aggregate Negative Excess of all such Partners. Any remaining Capital Loss shall then be allocated equally to all Units.


(F) For purposes of this Section 7(b)(2), "Capital Gain" or "Capital Loss" shall mean gain or loss characterized as gain or loss from the sale or exchange of a capital asset by the Internal Revenue Code of 1986, as amended (the "Code"), provided, however, that Capital Gain and Loss shall not include gain or loss relating to MLIM's cash management activities which shall be allocated pursuant to Section 7(b)(1).



(3) The Partnership's intent is to allocate taxable profit and loss the same way as financial profit and loss, trying to eliminate any difference between a Partner's capital account and his or her tax account, consistent with principles set forth in Section 704 of the Code, including without limitation a "Qualified Income Offset."

(4) The allocations of profit and loss shall not exceed the allocations permitted under Subchapter K of the Code, as determined by the General Partner.

(5) The General Partner's interest in the Partnership is treated on a Unit-equivalent basis for allocation purposes.

The General Partner may adjust the allocations set forth in this Section 7(b), in its discretion, if the General Partner believes that doing so will achieve more equitable allocations or ones more consistent with the Code.

(c) Expenses. The General Partner was reimbursed by the Partnership for organizational and initial offering costs in 24 monthly installments ending June 30, 1998.

     The General Partner pays all of the Partnership's routine legal, accounting and administrative expenses (other than as provided in the following paragraph), and none of the General Partner's "overhead" expenses (including, but not limited to, salaries, rent and travel expenses) are charged to the Partnership. The General Partner receives a monthly Administrative Fee of 0.02083 of 1% (0.25% annually) of the month-end assets of the Partnership.

     The Partnership pays the costs of the continuous offering of the Units (other than selling commissions and ongoing compensation); provided, that the General Partner absorbs all such costs in excess of 0.25% of the Partnership's average month-end Net Assets in any fiscal year.

     Any goods and services provided to the Partnership by the General Partner shall be provided at rates and terms at least as favorable as those which may be obtained from third parties in arm's-length negotiations. All of the expenses which are for the Partnership's account shall be billed directly to the Partnership.

     The General Partner pays the selling commissions and ongoing compensation due on the Units.

     The Partnership will pay any taxes applicable to it and any charges incidental to its trading.

(d) Limited Liability of Limited Partners. Each Unit, when purchased in accordance with this Agreement, shall be fully-paid and nonassessable, except as otherwise provided by law.

8.   Management of the Partnership.

(a) General. The General Partner shall manage the business of the Partnership.

     The General Partner shall determine what distributions, if any, shall be made to the Partners.

     The General Partner may take such actions relating to the business of the Partnership as the General Partner deems necessary or advisable and which are consistent with the terms of this Agreement.


     All Limited Partners consent to the General Partner's selection of: (i) John W. Henry & Company, Inc. as trading manager; (ii) MLIM as provider of cash management services; (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Partnership's commodity broker; (iv) Merrill Lynch International Bank as a currency dealer for the Partnership; and (v) Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Partnership's custodians.



     The General Partner is specifically authorized by each Limited Partner to enter into the cash management arrangements described under "Interest Income Arrangements" in the prospectus for the Units current at the time such Limited Partner last purchased Units (the "Prospectus").

     The General Partner is hereby specifically authorized to enter into, deliver and perform on behalf of the Partnership, the business arrangements referred to in the Prospectus.

     The General Partner may engage such persons as the General Partner in its sole judgment shall deem advisable for operating the business of the Partnership; provided, that no such arrangement shall allow brokerage commissions and Administrative Fees above those described in the Prospectus or permitted under applicable North American Securities Administrators Association, Inc. Guidelines for the Registration of Commodity Pool Programs (the "NASAA Guidelines") in effect as of the date of the Prospectus, whichever is higher.

     The General Partner will reimburse the Partnership, on an annual basis, to the extent that the Partnership's brokerage commissions plus the annual Administrative Fee have exceeded 14% of the Partnership's average month-end Net Assets during the preceding year.


     The Partnership's brokerage commissions and Administrative Fees, taken together, may not be increased above an annual level equal to 8% of the Partnership's average month-end assets without the unanimous consent of all Limited Partners.



     The General Partner shall reimburse the Partnership for any fees paid by the Partnership to any trading advisor during any fiscal year, to the extent that such fees exceed the 6% annual management fees and the 15% of new trading profits quarterly profit shares contemplated by the NASAA Guidelines during such year, as such fees may be adjusted in compliance with the NASAA Guidelines. Any such reimbursement shall be made on a present value basis, fully compensating the Partnership for having made payments at any time during the year which would not otherwise have been due from it. The General Partner shall disclose any such reimbursement in the Annual Report delivered to Limited Partners.

     No compensation paid by the Partnership to any party may be increased without prior written notice to Limited Partners within sufficient time for them to redeem prior to such increase becoming effective. Such notification shall contain a description of Limited Partners' voting and redemption rights as well as a description of any material effect of such increase.

     Any material change in the Partnership's basic investment policies or structure requires the approval of a majority of the Units.

     The General Partner is the "tax matters partner" of the Partnership, and the Partnership of the Joint Venture.

     The General Partner has authority to cause the Partnership to take such actions as manager of the Joint Venture as the General Partner may deem appropriate, subject to the fiduciary obligations and other restrictions applicable to the General Partner as general partner of the Partnership.

(b) Fiduciary Duties. The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership. The Limited Partners will under no circumstances be deemed to have contracted away the fiduciary obligations owed to them by the General Partner under the common law.

     The General Partner's fiduciary duty includes, among other things, the safekeeping of all Partnership funds and assets and the use thereof for the benefit of the Partnership. The funds of the Partnership will not be commingled with the funds of any other person or entity (deposit of funds with a commodity or securities broker, clearinghouse or forward dealer or entering into joint ventures or partnerships shall not be deemed to constitute "commingling" for these purposes).

     The General Partner shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the conduct of the business of the Partnership and in resolving conflicts of interest. The Partnership's brokerage arrangements shall be non-exclusive, and the brokerage commissions paid by the Partnership shall be competitive. The Partnership shall seek the best price and services available for its commodity transactions.

(c) Loans; Investments. The Partnership shall not make loans. The General Partner shall make no loans to the Partnership unless approved by the Limited Partners in accordance with Section 16(a). If the General Partner makes a loan to the Partnership, the General Partner shall not receive interest in excess of its interest costs, nor may the General Partner receive interest in excess of the amounts which would be charged to the Partnership (without reference to the General Partner's financial resources or guarantees) by unrelated banks on comparable loans for the same purpose. The General Partner shall not receive "points" or other financing charges or fees regardless of the amount.

     The Partnership shall not invest in any debt instruments other than Government Securities and other CFTC-authorized investments, or invest in any equity security without prior notice to Limited Partners.

(d) Certain Conflicts of Interest Prohibited. No person or entity may receive, directly or indirectly, any advisory fees or profit shares from entities in which the Partnership participates, for investment advice or management who shares or participates in any commodity brokerage commissions paid by the Partnership; and no broker may pay, directly or indirectly, rebates or give-ups to any trading advisor, the General Partner or any of their respective affiliates. Such prohibitions may not be circumvented by any reciprocal business arrangements; provided, however, that the foregoing shall not prohibit the payment, from the commodity brokerage commissions paid by the Partnership, of fees for cash management services to the Partnership. No trading advisor for the Partnership shall be affiliated with the Partnership's commodity broker, the General Partner or any of their affiliates.

(e) Certain Agreements. Any agreements between the Partnership and the General Partner or any affiliate of the General Partner shall be terminable by the Partnership on no more than 60 days' written notice.

     All trading advisors used by the Partnership must satisfy the experience requirements of the NASAA Guidelines.

     The maximum period covered by any contract entered into by the Partnership, except for the various provisions of the Selling Agreement which survive the final closing of the sale of the Units, shall not exceed one year.

(f) No "Pyramiding." The Partnership is prohibited from "pyramiding."

(g) Other Activities. The General Partner engages in other business activities and shall not be required to refrain from any such activities, whether or not in competition with the Partnership. Neither the Partnership nor any of the Partners shall have any rights in such activities. Limited Partners may similarly engage in any such other business activities.

     The General Partner shall devote to the Partnership such time as the General Partner deems advisable to conduct the Partnership's business.

(h) Status of Joint Venture. The General Partner is prohibited from using the Joint Venture to provide a means to do indirectly what the General Partner could not do directly in managing the Partnership.

9.   Audits and Reports.


     The Partnership's books shall be audited annually by an independent certified public accountant. The Partnership will use its best efforts to cause each Limited Partner to receive (i) within 90 days, but in no event later than 120 days, after the close of each fiscal year certified financial statements of the Partnership for the fiscal year then ended, (ii) no later than March 15 all tax information relating to the prior fiscal year necessary to complete his federal income tax return and (iii) such other information as the CFTC may by regulation require.



     The General Partner shall include in the Annual Reports sent to Limited Partners an estimate of the round-turn equivalent brokerage commission rate paid by the Partnership during the preceding year.

     The General Partner will, with the assistance of the Partnership's commodity broker, make an annual review of the Partnership's commodity brokerage arrangements. In connection with such review, the General Partner will determine, to the extent practicable, the commodity brokerage rates charged to other major commodity pools whose trading and operations are, in the opinion of the General Partner, comparable to those of the Partnership, in order to assess whether the rates charged to the Partnership are competitive in light of the services it receives. If, as a result of such review, the General Partner determines that such rates are not so competitive, the General Partner will notify the Limited Partners, describing the rates charged to the Partnership and several funds which are, in the General Partner's opinion, comparable to the Partnership.

     In addition to the undertakings in the preceding paragraph, the Partnership will seek the best price and services available on its commodity brokerage transactions. All brokerage transactions will be effected at competitive rates. The General Partner will annually review the brokerage rates paid by the Partnership to guarantee that the criteria set forth in this paragraph are followed. The General Partner may not rely solely on the rates charged by other major commodity pools in complying with this paragraph.

     Limited Partners or their duly authorized representatives may inspect the Partnership's books and records, for any purpose reasonably related to their status as Limited Partners in the Partnership, during normal business hours upon reasonable written notice to the General Partner. They may also obtain copies of such records upon payment of reasonable reproduction costs; provided, however, that such Limited Partners shall represent that the inspection and/or copies of such records will not be for commercial purposes unrelated to such Limited Partners' interest in the Partnership.

     The General Partner shall calculate the approximate Net Asset Value per Unit on a daily basis and furnish such information upon request to any Limited Partner.


     The General Partner will send written notice to each Limited Partner within 7 days of any decline in the Partnership's Net Asset Value or in the Net Asset Value per Unit to 50% or less of such Net Asset Value as of the previous month-end. Any such notice shall contain a description of Limited Partners' voting rights.



     The General Partner shall maintain and preserve all Partnership records for a period of not less than 6 years.

10.  Assigning Units.

     Each Limited Partner agrees that he will not assign, transfer or otherwise dispose of any interest in his Units in violation of any applicable federal or state securities laws or without giving written notice to the General Partner. No assignment, transfer or disposition of Units shall be effective against the Partnership or the General Partner until the first day of the month following the month in which the General Partner receives such notice. The General Partner may, in its sole discretion, waive any such notice.

     No assignee, except with the consent of the General Partner, may become a substituted Limited Partner. The General Partner intends to so consent, provided that the General Partner and the Partnership receive an opinion of counsel to the General Partner that such admission will not adversely affect the tax classification of the Partnership as a partnership. If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner, and shall not have any of the rights of a Limited Partner, except that the assignee shall be entitled to receive that share of capital and profits and shall have that right of redemption to which his assignor would otherwise have been entitled.

     Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the consent of any Limited Partner.

11.  Redeeming Units.

     Units may be redeemed as of the close of business on the last day of any month, provided that all liabilities, contingent or otherwise, of the Partnership have been paid or there remains property of the Partnership sufficient to pay them.

     Any number of whole Units may be redeemed.

     Units redeemed on or before the end of the twelfth full calendar month after issuance are subject to early redemption charges of 3% of the Net Asset Value at which they are redeemed. Such charges will be paid to the General Partner. Units are issued, for purposes of determining whether an early redemption charge is due, on the first day of the month after the related subscription is received. No redemption charges will be applicable to Limited Partners who redeem because the Partnership's expenses have been increased.

     If a Limited Partner acquires Units at more than one time, such Units will be treated on a "first-in, first-out" basis for purposes of applying the early redemption charges and the tax allocations in Section 7(b).

     Requests for redemption must be received by the General Partner at least 10 calendar days before the requested redemption date. Such requests need not be in writing so long as the redeeming Limited Partner has a Merrill Lynch customer securities account.


     If, as of the close of business on any day, the Net Asset Value per Unit has decreased (i) to $50 or less, after adding back all distributions or (ii) to below 50% of the prior month's Net Asset Value per Unit, the Partnership will liquidate all open positions as expeditiously as possible and suspend trading. Within 10 business days after the suspension of trading, the General Partner will declare a Special Redemption Date, which will be a business day within 30 business days from the suspension of trading. The General Partner shall mail notice of such date to each Limited Partner by first-class mail, postage prepaid, not later than 10 business days prior to such Special Redemption Date, together with instructions as to the procedure such Limited Partner must follow to have his Units redeemed on such Date (in general, Limited Partners will be required to redeem all of their Units on a Special Redemption Date if any are redeemed). A Partner who redeems will receive the Net Asset Value of his Units, determined as of the close of business on such Special Redemption Date. No redemption charges will apply on any such date. If, after a Special Redemption Date, the Net Assets of the Partnership are at least $250,000 and the Net Asset Value per Unit is in excess of $25, the Partnership may, in the discretion of the General Partner, resume trading.



     The General Partner, in its discretion, may declare a Special Redemption Date. If the General Partner does so, the General Partner need not again call a Special Redemption Date.

     The General Partner may, in its discretion, declare additional regular redemption dates for Units, permit certain Limited Partners to redeem at other than month-end and waive the 10-day notice period otherwise required to effect redemptions.

     Redemption payments will be made within 10 business days after the month-end of redemption, except that under special circumstances, including, but not limited to, inability to liquidate commodity positions as of a redemption date or default or delay in payments due the Partnership, the Partnership may correspondingly delay redemption payments.

     The General Partner may require a Limited Partner to redeem all or part of such Limited Partner's Units if the General Partner considers doing so to be desirable for the protection of the Partnership, and will use best efforts to do so to the extent necessary to prevent the Partnership from being deemed to hold "plan assets" under the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or the Code.

12.  Offering of Units.

     The General Partner may, in its discretion, continue or terminate the offering of the Units on a public or private basis.

     All sales of Units in the United States will be conducted by registered brokers.

13.  Power of Attorney.

     Each Limited Partner hereby irrevocably appoints the General Partner and each officer of the General Partner, with full power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, deliver and file, record in public offices and publish:
(i) this Agreement, including any amendments; (ii) certificates of limited partnership or assumed name, including amendments, with respect to the Partnership; (iii) all conveyances and other instruments which the General Partner deems appropriate to qualify or continue the Partnership in the State of Delaware and any other jurisdictions in which the Partnership may conduct business, or which may be required to be filed by the Partnership or the Partners under the laws of any jurisdiction; and (iv) to file, prosecute, defend, settle or compromise litigation, claims or arbitrations on behalf of the Partnership. The Power of Attorney granted herein shall be deemed to be coupled with an interest, shall survive and shall not be affected by the subsequent incapacity, disability or death of a Limited Partner.

14.  Withdrawal of a Partner.

     The Partnership shall be dissolved upon the withdrawal, dissolution, insolvency or removal of the General Partner, or any other event that causes the General Partner to cease to be a general partner under the Act, unless the Partnership is continued pursuant to the terms of Section 4(a)(3). In addition, the General Partner may withdraw from the Partnership, without any breach of this Agreement, at any time upon 120 days' written notice by first class mail, postage prepaid, to each Limited Partner. If the General Partner withdraws as general partner, and the Partnership's business is continued pursuant to the terms of Section 4(a)(3)(ii), the withdrawing General Partner shall pay all expenses incurred by the Partnership as a result of its withdrawal.

     The General Partner may not assign its general partner interest or its obligation to direct the trading of the Partnership's assets without the consent of each Limited Partner. The General Partner will notify all Limited Partners of any change in the principals of the General Partner.

     A Limited Partner ceasing to be a limited partner will not terminate or dissolve the Partnership. No Limited Partner, including such Limited Partner's estate, custodian or personal representative, shall have any right to redeem or value such Limited Partner's interest in the Partnership except as provided in Section 11. Each Limited Partner agrees that in the event of his death, he waives on behalf of himself and of his estate, and directs the legal representatives of his estate and any person interested therein to waive, any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership. Nothing in this Section 14 shall, however, waive any right for a Limited Partner to be informed of the Net Asset Value of his Units, to receive periodic reports, audited financial statements and other pertinent information from the General Partner or the Partnership or to redeem or transfer Units.

15.  Standard of Liability; Indemnification.

     (a) Standard of Liability for the General Partner. The General Partner and its Affiliates, as defined below, shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner, in good faith, determined that such course of conduct was in the best interests of the Partnership, and such course of conduct did not constitute negligence or misconduct on behalf of the General Partner or its Affiliates.

(b) Indemnification of the General Partner by the Partnership. To the fullest extent permitted by law, subject to this Section 15, the General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership; provided, that such claims were not the result of negligence or misconduct on the part of the General Partner or its Affiliates, and the General Partner, in good faith, determined that such conduct was in the best interests of the Partnership; and provided further, that Affiliates of the General Partner shall be entitled to indemnification only for losses incurred by such Affiliates in performing the duties of the General Partner and acting wholly within the scope of the authority of the General Partner.

     Notwithstanding anything to the contrary contained in the preceding paragraph, none of the General Partner, its Affiliates or any persons acting as selling agent for the Units shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of the litigation costs, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

     In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the California Department of Corporations, the Massachusetts Securities Division, the Pennsylvania Securities Commission, the Tennessee Securities Division, the Texas Securities Board and any other state or applicable regulatory authority with respect to the issue of indemnification for securities law violations.

     The Partnership shall not bear the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

     For the purposes of this Section 15, the term, "Affiliates," shall mean any person acting on behalf of or performing services on behalf of the Partnership or Joint Venture who: (1) directly or indirectly controls, is controlled by, or is under common control with the General Partner; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer or director of the General Partner; or
(4) if the General Partner is an officer, director, partner or trustee, is any entity for which the General Partner acts in any such capacity.

     Advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the General Partner by a Limited Partner are prohibited.

     Advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied: (1) the legal action relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Partnership (or Joint Venture); (2) the legal action is initiated by a third party who is not a Limited Partner; and
(3) the General Partner or its Affiliates undertake to repay the advanced funds, with interest from the initial date of such advance, to the Partnership in cases in which they would not be entitled to indemnification under the standard of liability set forth in Section 15(a).

     In no event shall any indemnity or exculpation provided for herein be more favorable to the General Partner or any Affiliate than that contemplated by the NASAA Guidelines as in effect on the date of this Agreement.

     In no event shall any indemnification permitted by this Section 15(b) be made by the Partnership unless all provisions of this Section for the payment of indemnification have been complied with in all respects. Furthermore, it shall be a precondition of any such indemnification that the Partnership receive a determination of qualified independent legal counsel in a written opinion that the party which seeks to be indemnified hereunder has met the applicable standard of conduct set forth herein. Receipt of any such opinion shall not, however, in itself, entitle any such party to indemnification unless indemnification is otherwise proper hereunder. Any indemnification payable by the Partnership hereunder shall be made only as provided in the specific case.

     In no event shall any indemnification obligations of the Partnership under this Section 15(b) subject a Limited Partner to any liability in excess of that contemplated by Section 7(d).

     (c) Indemnification of the Partnership by the Partners. In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's activities, obligations or liabilities unrelated to the Partnership's business, such Partner shall indemnify and reimburse the Partnership for all such loss and expense incurred, including reasonable attorneys' fees.


     The General Partner shall indemnify and hold the Partnership harmless from all loss or expense which the Partnership may incur (including, without limitation, any indemnity payments) as a result of (i) the differences between MLIM's standard of liability and indemnity under the previously existing Investment Advisory Contract, (ii) the differences between Merrill Lynch, Pierce, Fenner & Smith Incorporated's standard of liability and indemnity under the previously existing Custody Agreement or (iii) the differences between John W. Henry & Company, Inc.'s standard of liability and indemnity under the Joint Venture Agreement (in the case of actions by third parties other than Limited Partners) and, in each case, the General Partner's standard of liability as set forth herein.



     The General Partner shall also indemnify and hold the Partnership harmless from all loss and expense which the Partnership may incur (including, without limitation, indemnity payments) as a result of the commercial relationship between the Partnership and John W. Henry & Company, Inc., or any other advisor selected for the Partnership, being structured as a joint venture rather than through an advisory agreement.

16.  Amendments; Meetings.

(a) Amendments with Consent of the General Partner. The General Partner may amend this Agreement with the approval of the majority of the Units. No meeting procedure or specified notice period is required in the case of amendments made with the consent of the General Partner, mere receipt of an adequate number of unrevoked written consents being sufficient. The General Partner may also amend this Agreement without the consent of the Limited Partners in order: (i) to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Agreement and the Prospectus); (ii) to effect the intent of the allocations proposed herein to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations; (iii) to attempt to ensure that the Partnership is taxed as a partnership; (iv) to qualify or maintain the qualification of the Partnership as a limited partnership in any jurisdiction; (v) to change this Agreement as required by the Staff of the Securities and Exchange Commission, any other federal agency or any state "Blue Sky" official or in order to opt to be governed by any amendment or successor statute to the Act; (vi) to make any amendment to this Agreement which the General Partner deems advisable, provided that such amendment is not adverse to the Limited Partners; and (vii) to make any amendment to this Agreement required by law.

(b) Amendments and Actions without Consent of the General Partner. In any vote called by the General Partner or pursuant to Section 16(c), upon the affirmative vote of holders of a majority of the Units, the following actions may be taken, irrespective of whether the General Partner concurs: (i) this Agreement may be amended, provided, however, that the approval of all Limited Partners shall be required in the case of amendments changing or altering this
Section 16, extending the term of the Partnership or increasing the brokerage commissions or Administrative Fees payable by the Partnership; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and replaced; (iv) a new general partner may be elected if the General Partner withdraws from the Partnership; (v) the sale of all or substantially all of the assets of the Partnership may be approved; and (vi) any contract with the General Partner or any of its affiliates may be disapproved of and terminated upon 60 days' notice.


     No reduction of any Limited Partner's capital account or modification of the percentage of profits, losses or distributions to which a Limited Partner is entitled shall be made without such Limited Partner's written consent.



(c) Meetings; Other Voting Matters. Any Limited Partner may obtain from the General Partner, provided that reasonable copying and mailing costs are paid in advance, a list of the names, addresses and number of Units held by each Limited Partner. Such list will be mailed by the General Partner within 10 days of the receipt of the request; provided, that the General Partner may require any Limited Partner requesting such information to submit written confirmation that such information will not be used for commercial purposes unrelated to such Limited Partner's interest as a Limited Partner.


     Upon receipt of a written proposal, signed by Limited Partners owning at least 10% of the Units, that a meeting of the Partnership be called to vote on any matter on which the Limited Partners are entitled to vote, the General Partner will, by written notice to each Limited Partner of record sent by certified mail within 15 days after such receipt, call the meeting. Such meeting shall be held at least 30 days but not more than 60 days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time for such meeting, as well as its purpose.



     In determining whether a majority of the Units has approved an action or amendment, only Units owned by Limited Partners shall be counted. Any Units acquired by the General Partner or any of its Affiliates will be non-voting, and will not be considered outstanding for purposes of determining whether the majority approval of the outstanding Units has been obtained.

     The General Partner may not restrict the voting rights of Limited Partners as set forth herein.

     In the event that this Agreement is to be amended in any material respect, the amendment will not become effective prior to all Limited Partners having an opportunity to redeem their Units.

17.  Benefit Plan Investors.

     Each Limited Partner that is an "employee benefit plan" as defined in and subject to ERISA, or a "plan" as defined in Section 4975 of the Code (collectively, a "Plan"), and each fiduciary who has caused a Plan to become a Limited Partner (a "Plan Fiduciary"), represents and warrants that: (a) the Plan Fiduciary has considered an investment in the Partnership in light of the risks relating thereto; (b) the Plan Fiduciary has determined that the investment in the Partnership is consistent with the Plan Fiduciary's responsibilities under ERISA; (c) the investment in the Partnership does not violate the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan's investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General Partner, John W. Henry & Company, Inc., any of their respective affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan
Fiduciary: (i) is authorized to make, and is responsible for, the decision of the Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, John W. Henry & Company, Inc. and any of their respective affiliates; and (iii) is qualified to make such investment decision.

18.  GOVERNING LAW.

     THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW; PROVIDED, THAT THE FOREGOING CHOICE OF LAW SHALL NOT RESTRICT THE APPLICATION OF ANY STATE'S SECURITIES LAWS TO THE SALE OF UNITS TO ITS RESIDENTS OR WITHIN SUCH STATE.

19.  Miscellaneous.

(a) Notices. All notices under this Agreement must be in writing and will be effective upon personal delivery, or if sent by first class mail, postage prepaid, upon the deposit of such notice in the United States mail.

(b) Binding Effect. This Agreement shall inure to and be binding upon all of the parties hereto and all parties indemnified under Section 15, as well as their respective successors and assigns, custodians, estates, heirs and personal representatives.

     For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees, and all Partners and assignees agree that their rights shall be determined and they shall be bound thereby.

(c) Captions. Captions are not part of this Agreement.

(d) Close of Business. The General Partner will decide when the close of business occurs.

                                    * * * * *



     The parties hereby execute this Sixth Amended and Restated Limited Partnership Agreement as of the day and year first above written.




GENERAL PARTNER:                         LIMITED PARTNERS:

MLIM ALTERNATIVE STRATEGIES LLC          MLIM ALTERNATIVE STRATEGIES LLC
                                             Attorney-in-Fact

By   /s/ FABIO P. SAVOLDELLI             By    /s/ STEVEN B. OLGIN
    ---------------------------         -------------------------------------
        Fabio P. Savoldelli                     Steven B. Olgin
        Chairman, Chief Executive               Vice President and Manager
        Officer and Manager




                                                                       EXHIBIT B

                      ML JWH STRATEGIC ALLOCATION FUND L.P.

   -------------------------------------------------------------------------

                            SUBSCRIPTION REQUIREMENTS

General

     By submitting a Subscription Agreement Signature Page, you (i) subscribe to purchase Units, (ii) authorize the Selling Agent to debit your subscription from your Merrill Lynch customer securities account and (iii) agree to the terms of the Limited Partnership Agreement.

Representations and Warranties

     You represent and warrant to the Fund, MLIM AS LLC and their respective affiliates as follows:

(a) You are of legal age and legally competent to execute the Subscription Agreement Signature Page.

(b) All information on your Subscription Agreement Signature Page is correct and complete. You will immediately contact MLIM AS LLC if there is any change in such information.

(c)  Your subscription is made with your own funds and for your own account.

(d) Your subscription, if made as custodian for a minor, is a gift you have made to such minor or, if not a gift, the following representations as to net worth and annual income apply to such minor personally.

(e) If you are subscribing in a representative capacity, you have full power and authority to purchase the Units on behalf of the entity for which you are acting, and such entity has full power and authority to purchase such Units.

(f) You either are, or are not required to be, registered with the CFTC or a member of the NFA.

(g) If you are acting on behalf of an "employee benefit plan," you confirm the representations set forth in Section 17 of the Limited Partnership Agreement.

Investor Suitability

     You should not invest more than 10% of your readily marketable assets in the Fund.

     Eligible investors must have (i) a net worth of at least $150,000 (exclusive of home, furnishings and automobiles) or (ii) an annual gross income of at least $45,000 and a net worth of at least $45,000 (exclusive of home, furnishings and automobiles).

     The following requirements apply to residents of various states (net worth for such purposes in all cases is exclusive of home, furnishings and automobiles).

1. Alaska, Arizona, Massachusetts, Mississippi, North Carolina, Oklahoma, Oregon, Tennessee and Texas -- Net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000.

2. California-- Net worth of at least $100,000 and an annual income of at least $65,000 or, in the alternative, a net worth of at least $250,000.

3. Iowa -- Net worth of at least $225,000 or a net worth of at least $60,000 and an annual taxable income of at least $60,000. Notwithstanding any other provisions of the Prospectus, the minimum investment for individual retirement accounts in Iowa is 25 Units or $2,500, if less, rather than 20 Units or $2,000, if less.

4. Maine -- Net worth of at least $200,000 or a net worth of at least $50,000 and an annual income of at least $50,000. All Maine residents, including existing investors in the Fund subscribing for additional Units, must execute a Subscription Agreement Signature Page. Maine residents must sign a Subscription Agreement Signature Page specifically prepared for Maine residents.


5. Michigan -- Net worth of at least $225,000 or a net worth of at least $60,000 and taxable income in 2001 of at least $60,000. All Michigan residents, including existing investors in the Fund subscribing for additional Units, must execute a Subscription Agreement Signature Page.



6. Minnesota -- Net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Minnesota residents are deemed not to represent that their receipt of the Prospectus was accompanied by summary Fund financial information current within 60 calendar days.

7. Missouri -- Net worth of at least $225,000 or a net worth of at least $100,000 and an annual income of at least $100,000. Missouri residents are deemed not to represent that their receipt of the Prospectus was accompanied by summary Fund financial information current within 60 calendar days.

8. New Hampshire-- Net worth of at least $250,000 or a net worth of at least $125,000 and an annual income of at least $50,000.

9. Pennsylvania -- Net worth of a least $175,000 or a net worth of at least $100,000 and an annual taxable income of at least $50,000. Pennsylvania residents are deemed not to represent that their receipt of the Prospectus was accompanied by summary Fund financial information current within 60 calendar days.


10. South Carolina -- Net worth of at least $100,000 or a net income in 2001 some portion of which was subject to maximum federal and state income tax.



11. South Dakota -- Net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. South Dakota residents are deemed not to represent that their receipt of the Prospectus was accompanied by summary Fund financial information current within 60 calendar days.



               You may revoke your subscription at any time within
                         5 business days of submission.



                                                                       EXHIBIT C
                      ML JWH STRATEGIC ALLOCATION FUND L.P.

                       ----------------------------------

                            SUBSCRIPTION INSTRUCTIONS



     You should carefully read and review both Parts of the Prospectus and the accompanying summary Fund financial information.

     Existing investors subscribing for additional Units (except Maine and Michigan residents) need not complete an additional Subscription Agreement Signature Page. Such investors' Merrill Lynch Financial Advisors will reconfirm their suitability.

     FILL IN ALL OF THE BOXES ON PAGES SA-4 AND SA-5. TYPE OR PRINT USING BLACK INK ONLY AND ONE LETTER OR NUMBER PER BOX, AS FOLLOWS:

Item 1 -- Financial Advisors must complete the information required.

Item 2 -- Enter the dollar amount to be purchased or check the appropriate dollar amount of subscription. Only whole Units will be sold. The largest number of whole Units possible at the purchase date Net Asset Value per Unit will be purchased. Fractional Units will not be sold.

Item 3--  Enter customer's Merrill Lynch Account Number.

Item 4-- Enter the Social Security Number or Taxpayer ID Number. In case of joint ownership, either Social Security Number may be used.

     The Signature Page is generally self-explanatory; however, we have provided specific instructions for the following:

     Trust -- Enter the Trust name on line 7 and the trustee's name on line 8, followed by "Trustee." If applicable, use line 9 for the custodian's name, followed by "Custodian." Be sure to furnish the Taxpayer ID Number of the Trust.

     Custodian Under Uniform Gifts to Minors Act -- Complete line 5 with the name of minor followed by "UGMA." On line 8 enter the custodian's name, followed by "Custodian." Be sure to furnish the minor's Social Security Number.

     Partnership or Corporation -- The Partnership or Corporation name is required on line 7. Enter an officer's or partner's name on line 8. Be sure to furnish the Taxpayer ID Number of the Partnership or Corporation.

Items--   Enter the exact name in which the Units are to be held.
5,6,7

Item 9--  Complete information as required.

Item 10-- The investor(s) (except current investors in the Fund other than residents of Maine or Michigan) must execute the Subscription Agreement Signature Page (Item 10, Page SA-5) and review the representation relating to backup withholding tax underneath the signature and telephone number lines in Item 10.

Item 11 --Financial Advisors must complete the information required.

     The Specimen Copy of the Subscription Agreement Signature Page (Pages SA-2 and SA-3) should not be executed.


Instructions to Financial Advisors:

                       The executed Subscription Agreement
                         Signature Page must be retained
                              in the Branch Office.

     Suitability reconfirmations (i.e., Subscription Agreement Signature Pages executed by Financial Advisors or another form of written reconfirmation approved by the Branch Office) must also be retained in the Branch Office.



                      ML JWH STRATEGIC ALLOCATION FUND L.P.
                            LIMITED PARTNERSHIP UNITS

                                   ---------
            BY EXECUTING THIS SUBSCRIPTION AGREEMENT SUBSCRIBERS ARE
                 NOT WAIVING ANY RIGHTS UNDER THE SECURITIES ACT
                 OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934
                                   ---------
                             SUBSCRIPTION AGREEMENT

ML JWH STRATEGIC ALLOCATION FUND L.P.
c/o MLIM Alternative Strategies LLC ("MLIM AS LLC")
General Partner
Princeton Corporate Campus
Section 2G
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Dear Sirs:

          1. I subscribe for the dollar amount indicated on the Subscription Agreement Signature Page.

          The purchase price is the Net Asset Value per Unit -- 97% of the Net Asset Value per Unit if I am a Merrill Lynch officer or employee (retirement accounts do not qualify for discounts).

          The purchase date for my Units is the first day of the calendar month immediately following this subscription being accepted. My Financial Advisor will tell me the settlement date for my purchase, which will be not more than 5 business days after the purchase date. I will have the subscription funds in my Merrill Lynch customer securities account on such settlement date.


          2. I have received both Parts of the Prospectus together with the accompanying summary Fund financial information. I understand that by submitting this Subscription Agreement I am making the representations and warranties set forth in Exhibit B -- Subscription Requirements in the Prospectus.

          3. I irrevocably appoint MLIM AS LLC and each officer thereof as my true and lawful Attorney-in-Fact, with full power of substitution, to execute, deliver and record any documents or instruments which MLIM AS LLC considers appropriate to carry out the provisions of the Limited Partnership Agreement.



          4. THIS SUBSCRIPTION AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                NO ONE SHOULD INVEST MORE THAN 10% OF HIS OR HER
                     READILY MARKETABLE ASSETS IN THE FUND.

                                     PART II

                     Information Not Required in Prospectus

Item 13.      Other Expenses of Issuance and Distribution.

     The following is an estimate of the costs of preparing, filing and distributing this Registration Statement and the Prospectus which it includes, which costs will be paid by John W. Henry & Company, Inc.



                                                           Approximate
                                                              Amount
Printing Expenses....................................         50,000
Fees of Certified Public Accountants ................         30,000
Blue Sky Expenses (Excluding Legal Fees) ............         30,000
Fees of Counsel .....................................        100,000
Advertising and Sales Literature ....................         25,000
Miscellaneous Offering Costs ........................         15,000
                                                     ----------------
Total ...............................................       $250,000
                                                     ================


-------------
* Fees marked with an asterisk are exact rather than estimated and approximate.
                              --------------------

Item 14.  Indemnification of Managers and Officers.

     Section 15 of the Sixth Amended and Restated Limited Partnership Agreement (attached as Exhibit A to the Prospectus which forms a part of this Registration Statement) provides for the indemnification of the General Partner and certain of its affiliates by the Registrant. "Affiliates" shall mean any person acting on behalf of or performing services on behalf of the Fund (including through the Fund's joint venture with John W. Henry & Company, Inc. ("JWH")) who: (1) directly or indirectly controls, is controlled by, or is under common control with the General Partner; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer or director of the General Partner; or (4) if the General Partner is an officer, director, partner or trustee, is any entity for which the General Partner acts in any such capacity. Indemnification is to be provided for any loss suffered by the Registrant which arises out of any action or inaction, if the party, in good faith, determined that such course of conduct was in the best interest of the Registrant and such conduct did not constitute negligence or misconduct. The General Partner and its Affiliates will only be entitled to indemnification for losses incurred by such Affiliates in performing the duties of the General Partner and acting wholly within the scope of the authority of the General Partner.

     In the Selling Agreement, JWH has agreed to indemnify each person who controls the General Partner within the meaning of Section 15 of the Securities Act of 1933 and each person who signed this Registration Statement or is a director of the General Partner against losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or omission or alleged untrue statement or omission relating or with respect to JWH or any principal of JWH or their operations, trading systems, methods or performance, which was made in any preliminary prospectus, this Registration Statement as declared effective, the Prospectus included in this Registration Statement when declared effective, or in any amendment or supplement thereto and furnished by or approved by JWH for inclusion therein. JWH has also agreed to contribute to the amounts paid by such controlling persons, signatories or directors in respect of any such losses, claims, damages, liabilities or expenses in the event that the foregoing indemnity is unavailable or insufficient.

Item 15.  Recent Sales of Unregistered Securities.

          None.

Item 16.  Exhibits and Financial Statement Schedules.

     The following documents (unless otherwise indicated) are filed herewith and made a part of this Registration Statement:

          (a)  Exhibits.

      Exhibit
      Number              Description of Document

       3.02               Sixth Amended and Restated Limited Partnership
    (amended)             Agreement of the Registrant (included
                          as Exhibit A to the Prospectus).

      10.05               Form of Subscription Agreement  (included as
    (amended)             Exhibit C to the Prospectus).

      23.11               Consent of Sidley Austin Brown & Wood LLP.

      23.12               Consent of Deloitte & Touche LLP.

                                 --------------

     The following exhibits are incorporated by reference herein from the exhibits of the same description and number filed with Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-80509) which became effective April 25, 1996 or filed with the Registrant's Registration Statement on Form S-1 on April 13, 2001.

     Exhibit
      Number              Description of Document

       1.01 Form of Selling Agreement among the Registrant, MLIP, Merrill Lynch Futures Inc. ("Merrill Lynch Futures"), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Selling Agent") and JWH.

     3.01(i)              Certificate of Limited Partnership of the Registrant.

      10.01               Amendment to Joint Venture Agreement among the
    (amended)             Registrant, MLIP, Merrill Lynch Futures and JWH.

      10.01 Form of Joint Venture Agreement among the Registrant, MLIP, Merrill Lynch Futures and JWH.

      10.02 Form of Customer Agreement between the Registrant's joint venture with JWH and Merrill Lynch Futures.

      10.06 Form of Investment Advisory Contract among the Registrant's joint venture with JWH, MLIP, Merrill Lynch Futures and Merrill Lynch Asset Management, L.P.

      10.11 Third Amendatory Agreement of Selling Agreement, Joint Venture Agreement and Customer Agreement.

      99.01 Securities and Exchange Commission Release No. 33-6815 --Interpretation and Request for Public Comment --Statement of the Commission Regarding Disclosure by Issuers of Interests in Publicly Offered Commodity Pools (54 Fed. Reg. 5600; February 6, 1989).

      99.02 Commodity Futures Trading Commission--Interpretative Statement and Request for Comments--Statement of the Commodity Futures Trading Commission Regarding Disclosure by Commodity Pool Operators of Past Performance Records and Pool Expenses and Requests for Comments (54 Fed. Reg. 5597; February 6, 1989).

      99.03 North American Security Administrators Association Guidelines for Registration of Commodity Pool Programs.

Item 17.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to officers, directors or controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by an officer, director, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the General Partner of the Registrant has duly caused this Registration Statement or Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainsboro in the State of New Jersey on the 18th day of April, 2002.



ML JWH Strategic Allocation Fund L.P.

By:  MLIM ALTERNATIVE STRATEGIES LLC
      General Partner

By:  /s/ FABIO P. SAVOLDELLI
     Fabio P. Savoldelli
     Chairman, Chief Executive Officer and Manager
     (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Registration Statement Amendment has been signed below by the following persons on behalf of the General Partner of the Registrant, in the capacities and on the date indicated.



      Signature                 Title with Registrant                 Date
/s/ FABIO P. SAVOLDELLI     Chairman, Chief Executive            April 17, 2002
Fabio P. Savoldelli           Officer and Manager (Principal
                              Executive Officer)

/s/ MICHAEL L. PUNGELLO     Vice President, Chief Financial      April 17, 2002
Michael L. Pungello           Officer and Treasurer
                              (Principal Financial and
                              Accounting Officer)

/s/ FRANK M. MACIOCE        Vice President and Manager           April 17, 2002
Frank M. Macioce

/s/ STEVEN B. OLGIN         Vice President, Chief                April 17, 2002
Steven B. Olgin               Administrative Officer and
                              Manager

/s/ ROBERT M. ALDERMAN      Manager                              April 17, 2002
Robert M. Alderman


     (Being the principal executive officer, the principal financial and accounting officer and a majority of the managers of MLIM Alternative Strategies LLC)

MLIM Alternative Strategies LLC



By  /s/ FABIO P. SAVOLDELLI  General Partner of Registrant       April 17, 2002
  Fabio P. Savoldelli
  Principal Executive Officer

    As Filed with the Securities and Exchange Commission on April 18, 2002
                                                    Registration No. 333-58882

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                   EXHBITS
                                      TO
                                POST-EFFECTIVE
                              AMENDMENT NUMBER 1
                                      To
                       FORM S-1 REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933



                          --------------------------

                    ML JWH STRATEGIC ALLOCATION FUND L.P.
           (Exact name of registration as specified in its charter)
            --------------------------------------------------------

Exhibit
Number          Description of Document                         Page Number
------          -----------------------                         -----------

23.11           Consent of Sidley Austin Brown & Wood LLP       E2
23.12           Consent of Deloitte & Touche LLP                E3

                        SIDLEY AUSTIN BROWN & WOOD LLP

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  LOS ANGELES                   www.sidley.com                  LONDON
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 SAN FRANCISCO                   FOUNDED 1866                  SHANGHAI
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    SEATTLE                                                    SINGAPORE
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WASHINGTON, D.C.                                                 TOKYO



                  CONSENT OF SIDLEY AUSTIN BROWN & WOOD LLP

          Sidley Austin Brown & Wood LLP hereby consents to all references made to it in the Post-Effective Amendment Number 1 to the Registration Statement on Form S-1 of ML JWH Strategic Allocation Fund L.P., as filed with the Securities and Exchange Commission on April 18, 2002.


Date:  April 18, 2002


                                       Very truly yours,

                                       /s/ Sidley Austin Brown & Wood LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form S-1 of our report dated February 5, 2002, relating to the financial statements of ML JWH Strategic Allocation Fund L.P., and of our report dated March 11, 2002, relating to the balance sheet of MLIM Alternative Strategies, LLC, appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us as experts under the caption "Selected Financial Data" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
April 12, 2002